UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Dominion Resources, Inc.

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2016 PROXY STATEMENT CONTENTS

3	Highlights
7	Item 1 – Election of Directors
13	Corporate Governance and Board Matters
Our Board Leadership and Role in Risk Oversight
Executive Sessions of Directors
Director Attendance
Independence of Directors
Communications With Directors
Board of Directors Committees
17	Compensation of Non-Employee Directors
19	Securities Ownership
21	Audit Committee Report
22	Auditor Fees and Pre-Approval Policy
23	Item 2 – Ratification of Appointment of Auditors
24	Compensation, Governance and Nominating Committee Report
24	Compensation Discussion and Analysis
Executive Summary
1. Our Performance
2. Our Philosophy
3. Our Compensation Elements
4. Our Process
5. Our Governance
40	Executive Compensation
Summary Compensation Table – An Overview
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
Potential Payments Upon Termination or Change in Control
Equity Compensation Plans
51	Item 3 – Advisory Vote on Approval of Executive Compensation (Say on Pay)
52	Shareholder Proposals (Items 4-9)
64	Questions and Answers About the Annual Meeting and Voting
68	Other Information
Compensation Committee Interlocks and Insider Participation
Section 16(a) Beneficial Ownership Reporting Compliance
Related Party Transactions
Shareholder Proposals and Director Nominations
71	Appendix A

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

DATE	Wednesday, May 11, 2016
TIME	9:30 a.m., ET
PLACE	Hilton Columbia Center, 924 Senate Street, Columbia, SC 29201

ITEMS OF BUSINESS

Matters to be voted on at this meeting are as follows:

•	Election of the 10 director nominees named in this Proxy Statement;

•	Ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2016;

•	Advisory vote on approval of executive compensation (Say on Pay);

•	6 shareholder proposals, if presented; and

•	Consideration of other business properly presented at the meeting.

RECORD DATE

Shareholders of record at the close of business on March 4, 2016 are entitled to attend and vote at the meeting. If you wish to attend the 2016 Annual Meeting, an Admission Ticket and government-issued photo identification are required. To request an Admission Ticket, please refer to Questions and Answers about the Annual Meeting and Voting starting on page 64.

MATERIALS TO REVIEW

We are pleased to electronically deliver proxy materials again this year. Utilizing Internet delivery allows us to distribute our proxy materials in an environmentally responsible manner.

This Proxy Statement, our 2015 Summary Annual Report and Dominion’s Annual Report on Form 10-K for the year ended December 31, 2015, will be made available to shareholders electronically on or around March 22, 2016, or mailed on or around the same date to those shareholders who have previously requested printed materials.

PROXY VOTING

Please vote your proxy as soon as possible. Your vote is very important to us, and we want your shares to be represented at the meeting.

Dated: March 22, 2016

By Order of the Board of Directors,

Carter M. Reid

Senior Vice President, Chief Administrative &

Compliance Officer and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for Dominion’s 2016 Annual Meeting of Shareholders to be Held on May 11, 2016

Dominion’s Notice of Annual Meeting, 2016 Proxy Statement, 2015 Summary Annual Report and 2015 Annual Report on Form 10-K are available on our website at www.dom.com/proxy.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Questions and Answers about the Annual Meeting and Voting can be found beginning on page 64.

MEETING INFORMATION

DATE AND TIME:	May 11, 2016, 9:30 a.m., ET

PLACE:	Hilton Columbia Center 924 Senate Street Columbia, South Carolina 29201

RECORD DATE:	March 4, 2016

VOTING:	Shareholders as of the record date are entitled to vote. Each share of Dominion Resources, Inc. (Dominion) common stock is entitled to one vote on each matter properly brought before Dominion’s Annual Meeting of Shareholders to be held on May 11, 2016 (the 2016 Annual Meeting).

ADMISSION:	You must request an Admission Ticket in advance to attend the 2016 Annual Meeting by either emailing us at shareholder.services@dom.com or contacting Dominion Shareholder Services at (800) 552-4034. Refer to Questions and Answers about the Annual Meeting and Voting starting on page 64 for admission requirements. Admission Tickets are not transferrable.

HOW TO VOTE

For registered holders and Savings Plan Participants: (Shares are registered in your name with Dominion’s transfer agent or held in the Dominion Savings Plan)	For beneficial owners: (Shares are held in a stock brokerage account or by a bank or other holder of record)

Electronically via the Internet* www.cesvote.com	Electronically via the Internet* www.proxyvote.com

By telephone within the U.S.* (888) 693-8683	By telephone within the U.S.* (800) 454-8683

By mail using the proxy card/voting instruction form	By mail using the proxy card

*You will need your control number that appears on the Notice or proxy card/voting instruction form.

If you received a Notice of Internet Availability, follow the instructions included on how to vote online. If you attend the 2016 Annual Meeting, you may vote your shares in person. For admission requirements, please see How do I attend the 2016 Annual Meeting in person? on page 66.

Dominion Resources 2016 Proxy Statement	1

SHAREHOLDER VOTING MATTERS

Voting Matter	Board Vote Recommendation	Page Reference
Item 1 – Election of Directors	FOR each director nominee	7
Item 2 – Ratification of Appointment of Auditors	FOR	23
Item 3 – Advisory Vote on Approval of Executive Compensation	FOR	51
Items 4-9 – All Shareholder Proposals	AGAINST	52

OUR DIRECTOR NOMINEES

You are being asked to vote on the election of the following 10 director nominees. All directors are elected annually by a majority of votes cast unless there is a contested election, in which case the election is by plurality vote. If an incumbent nominee does not receive a majority of votes cast for his or her election, he or she will continue to serve on the Board as a “holdover director” and will be required to submit a letter of resignation promptly to the Board. Within 90 days following the certification of election results, the Board shall act on the offered resignation. With advice from the Compensation, Governance and Nominating (CGN) Committee, the Board will determine whether or not to accept such resignation. Detailed information about each director’s background, skills and areas of expertise can be found beginning on page 7.

Nominee	Age	Director Since	Principal Occupation	Independent	Committees
William P. Barr	65	2009	Retired Executive Vice President and General Counsel of Verizon Communications Inc.; Former Attorney General of the United States	Yes	A; C
Helen E. Dragas	54	2010	President and CEO of The Dragas Companies	Yes	F
James O. Ellis, Jr.	68	2013	Former President and CEO of the Institute of Nuclear Power Operations	Yes	A
Thomas F. Farrell II	61	2005	Chairman, President & CEO of Dominion	No
John W. Harris	68	1999	Chairman and CEO of Lincoln Harris LLC	Yes	C; L
Mark J. Kington	56	2005	Managing Director of Kington Management, LLC	Yes	C; F^
Pamela J. Royal, M.D.	53	2013	Dermatologist and President of Royal Dermatology and Aesthetic Skin Care, Inc. and community leader	Yes	A
Robert H. Spilman, Jr.	59	2009	President and CEO of Bassett Furniture Industries, Incorporated	Yes	A^; C
Michael E. Szymanczyk	67	2012	Former Chairman and CEO of Altria Group, Inc.	Yes	F
David A. Wollard	78	1999	Founding Chairman, Emeritus, Exempla Healthcare	Yes	C^

A=Audit; C=Compensation, Governance and Nominating; F=Finance and Risk Oversight; ^ Denotes Chairman of Committee; L=Lead Director

BUSINESS HIGHLIGHTS

Dominion continued to innovate and deliver in 2015:

•	We announced new large-scale solar projects, proposed construction of Virginia’s largest natural gas-fired power station and re-filed our application with the Virginia State Corporation Commission to bury the most outage-prone overhead power lines as part of the initial phase of our strategic undergrounding program.

•	We contributed newly-acquired natural gas infrastructure assets to Dominion Midstream Partners, LP (Dominion Midstream), increasing the value of our interest in that master limited partnership.

•	We made progress on the Atlantic Coast Pipeline and Cove Point natural gas liquefaction projects, which are expected to produce substantial economic benefits at the local, regional and national levels.

•	We achieved an Occupational Safety and Health Administration (OSHA) recordable rate of 0.74, tying the all-time best rate we set last year. By maintaining our focus on safety, we have also reduced our lost-time/restricted duty rate by more than 20 percent since 2010.

Despite challenging market conditions in 2015, we continued to execute our growth strategy through regulated and long-term contracted businesses, maximizing our unique combination of assets, experience and geography to take advantage of strategic opportunities.

3-YEAR TOTAL SHAREHOLDER RETURN*	5-YEAR TOTAL SHAREHOLDER RETURN*

We performed in line with the Compensation Peer Group median, outperformed the Philadelphia Stock Exchange Utility Index and lagged behind the S&P 500 over the three-year period ending December 31, 2015.

We outperformed the Compensation Peer Group median, the Philadelphia Stock Exchange Utility Index and the S&P 500 over the five-year period ending December 31, 2015.

*For Dominion and the Compensation Peer Group median, Total Shareholder Return (TSR) represents the change in value (including reinvested dividends) of an investment in common stock over the specified period; the members of our Compensation Peer Group are identified on page 36 of the Compensation Discussion and Analysis. TSR results for the Philadelphia Stock Exchange Utility Index and the S&P 500 are as reported by Bloomberg.

MORE THAN 90% TOTAL SHAREHOLDER RETURN OVER FIVE YEARS

Dominion Resources 2016 Proxy Statement	3

7.9% INCREASE IN DIVIDEND RATE IN 2015

$39.6 BILLION MARKET CAPITALIZATION

as of December 31, 2015

ranking 4th in our Compensation Peer Group

2015 CONSOLIDATED OPERATING EARNINGS OF $3.44* PER SHARE

2015 consolidated operating earnings were below our guidance range of $3.50 to $3.85 per share. Consolidated earnings reported under Generally Accepted Accounting Principals (GAAP) were $3.20 per share in 2015, up from $2.24 per share in 2014.

  *See Reconciliation of Consolidated Operating Earnings (non-GAAP) to Reported Earnings (GAAP) in Appendix A.

CORPORATE GOVERNANCE HIGHLIGHTS

Dominion is committed to maintaining the highest standards of corporate governance. Strong corporate governance practices help us achieve our performance goals and maintain the trust and confidence of our shareholders, employees, customers, regulatory agencies and other stakeholders. Our corporate governance practices are described in more detail on pages 13-15 and in our Corporate Governance Guidelines which can be found at https://www.dom.com/corporate/investors/governance.

Director Independence	• 9 of our 10 director nominees are independent. • Our Chief Executive Officer (CEO) is the only management director. • All of our board committees are composed exclusively of independent directors.
Board Leadership	• We have an independent Lead Director. • The Lead Director serves as a liaison on board-wide issues between the Chairman of the Board and the independent directors.
Executive Sessions	• The independent directors regularly meet in executive sessions without management present, at which the Lead Director presides.
Board Oversight of Risk Management

•   Our Board receives regular updates related to various risks for both our company and our industry.

•   The Board’s Audit Committee meets periodically with members of management to receive and discuss reports on the company’s internal control systems and compliance.

•   The Board’s Audit Committee discusses policies with respect to risk assesment and risk management, including reviewing periodic reports from the Board’s Finance and Risk Oversight Committee concerning their risk assesment and oversight responsibilities.

•   The Board’s Finance and Risk Oversight Committee meets periodically with members of management to receive and discuss reports relating to the company’s financing activities, and oversee the implementation of risk assessment and risk management policies and procedures.

Share Ownership Requirements

•   Our non-employee directors are expected to hold the lesser of 12,000 shares of Dominion common stock or an amount of shares equal in value to five times the annual cash and stock retainer combined within four years of their election to the Board.

•   Our CEO is expected to hold the lesser of 145,000 shares or shares with a value of eight times his salary.

•   Executive vice presidents are expected to hold the lesser of 35,000 shares or shares with a value of five times their salary.

•   We do not allow our executives or directors to pledge shares as collateral or hedge the economic risk of owning shares.

Board Practices

•   Our Board annually reviews its effectiveness as a group and its committees.

•   We have no poison pill.

•   Shareholders may call a special meeting.

•   We recently amended our Bylaws to allow for proxy access nominees.

•   All directors stand for election annually.

•   In uncontested elections, directors must be elected by a majority of votes cast.

Dominion Resources 2016 Proxy Statement	5

COMPENSATION HIGHLIGHTS

Dominion has outperformed its peers, with CEO pay paralleling the stock’s trend, over the past five years.

*As reported in Summary Compensation Table

For Dominion and the Compensation Peer Group median, TSR represents the change in value (including reinvested dividends) of an investment in common stock over the specified period.

Other 2015 highlights:

•   Consistent with pay-for-performance principles, 2015 CEO compensation was significantly lower than target despite excellent operations, due to lower than expected 2015 earnings and lagging two-year TSR.

•   3% base salary increases for the CEO and most other named executive officers (NEOs) in 2015; the CFO received a 10% increase.

•   Annual Incentive Plan (AIP) funded at 20%.

•   2014 Performance Grant paid at 76.3% of target, based on TSR and return on invested capital (ROIC) over a two-year period.

•   Sound governance practices, including strong share ownership guidelines, clawback policies, anti-hedging rules, and substantial at-risk pay.

Advisory Vote on Approval of Executive Compensation (Say on Pay)

We are asking shareholders to approve, on a non-binding, advisory basis, the compensation of our NEOs. In evaluating the Say on Pay proposal, we recommend you review our Compensation Discussion and Analysis, which discusses the compensation objectives and principles that underlie Dominion’s executive compensation program and describes how performance is measured, evaluated and rewarded, as well as the tables, notes and narrative that follow.

ITEM 1 - ELECTION OF DIRECTORS

The Board of Directors has nominated 10 directors for election at the 2016 Annual Meeting. Each nominee is currently serving as one of our directors. If you re-elect them, they will hold office until the next annual meeting or until their successors have been elected and qualified.

The CGN Committee, which is composed entirely of independent directors, is responsible for reviewing the qualifications of and selecting director candidates for nomination to the Board. In identifying potential nominees, the CGN Committee considers candidates recommended by shareholders, current members of the Board, members of management or any others that come to its attention. In accordance with its charter, the CGN Committee considers all nominee recommendations, including those from shareholders, in the same manner when determining candidates for the Board. A shareholder who wishes to recommend a prospective nominee for the Board must provide notice in writing to the Corporate Secretary and follow the shareholder nomination procedures described in Shareholder Proposals and Director Nominations on page 69.

In addition, Dominion recently amended its Bylaws to include a proxy access provision. Under our amended and restated Bylaws, a shareholder, or a group of up to 20 shareholders, owning 3% or more of the company’s outstanding stock continuously for at least three years, may nominate and include in the company’s proxy materials director nominees constituting up to 20% of the Board (rounding down) or two nominees, whichever is greater, provided that such shareholder(s) and nominee(s) satisfy the requirements set forth in the Bylaws.

The CGN Committee recognizes that a Board with a diverse set of skills, experiences and perspectives creates a governing body best suited to provide oversight of the company while representing the interests of our shareholders, customers, employees and other constituents. The CGN Committee considers many attributes that it deems relevant for serving as a director, including, but not limited to, experience and skills in the following areas: CEO, utility and gas industry, financial or accounting (including oversight), legislative or regulatory and public company boards outside Dominion.

In addition, the CGN Committee considers other attributes including a candidate’s character, judgment, diversity of experience, business acumen and ability to act on behalf of shareholders. The CGN Committee also believes that the members of the Board should have experiences and backgrounds that complement those of each other.

Dominion does not have a formal policy with respect to director diversity, but under the company’s Corporate Governance Guidelines, the CGN Committee is charged with selecting candidates who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions as well as those of its three committees. The CGN Committee may also consider the Board’s diversity, in its broadest sense, reflecting, but not limited to, ethnicity, gender and geography. The CGN Committee also considers whether a director candidate is independent in accordance with the independence standards of Dominion and the New York Stock Exchange (NYSE).

Information about each director nominee is presented below and includes specific experience, qualifications, attributes and skills that led the CGN Committee and our Board to the conclusion that he or she should serve as a director. These nominees are collegial, thoughtful, responsible and intelligent people and are diverse in terms of geographic location throughout the areas of our operations, age, gender, ethnicity and professional experience. Overall, these nominees represent a diverse mix of qualifications deemed beneficial to the formation of a cohesive and effective Board.

Dominion Resources 2016 Proxy Statement	7

William P. Barr

Director Since: 2009 Board Committees: Audit and CGN Other Current Public Boards: Time Warner Inc., Selected Funds and Clipper Fund

DIRECTOR BIOGRAPHY

Mr. Barr served as Executive Vice President and General Counsel of Verizon Communications Inc. from 2000 to 2008. He previously served as the 77th Attorney General of the United States from 1991 to 1993 before joining GTE Corporation as Executive Vice President and General Counsel from 1994 to 2000. Mr. Barr is a director of Time Warner Inc., Selected Funds and Clipper Fund. He previously served as a director of Holcim US and Aggregate Industries Management, Inc. from 2008 to 2013. Mr. Barr received A.B. and M.A. degrees from Columbia University and a J.D. degree from George Washington University. Mr. Barr serves on the Audit Committee and CGN Committee.

DIRECTOR QUALIFICATIONS

Mr. Barr’s qualifications to serve as a director include his extensive legal experience with service as a general counsel with a public company and an attorney with private law firms. He has experience with and knowledge of public company requirements from an internal perspective with his service as an executive of Verizon Communications Inc., as well as an external perspective as a director of public companies. Mr. Barr has legal, governmental and regulatory expertise through his service as a U.S. Attorney General, and through his prior executive positions, he has mergers, acquisitions and divestitures experience.

Helen E. Dragas

Director Since: 2010 Board Committee: Finance and Risk Oversight

DIRECTOR BIOGRAPHY

Ms. Dragas has served as president and chief executive officer of The Dragas Companies, a diversified real estate concern, since 1996. She is former rector of the University of Virginia Board of Visitors and currently serves as a board member. Ms. Dragas previously served on the State Council for Higher Education in Virginia, the Commonwealth Transportation Board and the Governor’s Economic Development and Jobs Creation Commission. Ms. Dragas has served on the University of Virginia Board of Visitors’ audit committee and has chaired the finance committee. She received both her undergraduate degree and MBA from the University of Virginia. Ms. Dragas serves on the Finance and Risk Oversight Committee.

DIRECTOR QUALIFICATIONS

Ms. Dragas’s qualifications to serve as a director include more than 19 years of experience as the leader of a development planning and construction firm, which is beneficial as Dominion continues to make significant investments in its infrastructure. She possesses leadership, management and analytical skills from her experience as a chief executive officer and as demonstrated through her varied community service and gubernatorial appointments.

Adm. James O. Ellis, Jr. (USN, Ret.)

Director Since: 2013 Board Committee: Audit Other Current Public Boards: Lockheed Martin Corporation and Level 3 Communications, Inc.

DIRECTOR BIOGRAPHY

Admiral Ellis has served as an Annenberg Distinguished Fellow at the Hoover Institution at Stanford University, Stanford, California since 2014. He served as president and chief executive officer of the Institute of Nuclear Power Operations from May 2005 to May 2012. Prior to retiring from active duty in July 2004 as a U.S. Navy Admiral, he served as Commander, United States Strategic Command, Offutt Air Force Base, Nebraska. Admiral Ellis has also served as Commander in Chief of U.S. Naval Forces in Europe and as Commander in Chief of Allied Forces in Southern Europe. He is a graduate of the U.S. Naval Academy, Navy nuclear power training, the U.S. Naval Test Pilot School and the Navy Fighter Weapons School (Top Gun). Admiral Ellis holds master’s degrees in aerospace engineering and aeronautical systems from the Georgia Institute of Technology and the University of West Florida, respectively. He also serves on the boards of Lockheed Martin Corporation and Level 3 Communications, Inc., where he is the non-executive chairman of the board. Admiral Ellis previously served on the Board of Inmarsat plc from 2005 to March 2014. In 2013, he was elected to the National Academy of Engineering. Admiral Ellis serves on the Audit Committee.

DIRECTOR QUALIFICATIONS

Admiral Ellis’s qualifications to serve as director include his knowledge and expertise of the nuclear industry and emerging energy issues from his service as president and chief executive officer of the Institute of Nuclear Power Operations, a nonprofit corporation established to promote the highest levels of safety and reliability in the operation of commercial nuclear power plants. With his 39 years of service with the U.S. Navy and related significant leadership positions, Admiral Ellis also provides operations and risk-management experience involving significant and complex organizations.

Thomas F. Farrell II

Director Since: 2005 Other Current Public Boards: Dominion Midstream GP, LLC and Altria Group, Inc.

DIRECTOR BIOGRAPHY

Mr. Farrell has been chairman, president and chief executive officer of Dominion since April 2007. He also serves as chairman, president and chief executive officer of Dominion Midstream GP, LLC, the general partner of Dominion Midstream. Mr. Farrell is a director of Altria Group, Inc. He is also chairman of the board and chief executive officer of Virginia Electric and Power Company (Virginia Power) and Dominion Gas Holdings, LLC, wholly-owned subsidiaries of Dominion that have publicly traded debt. He received his undergraduate and law degrees from the University of Virginia.

DIRECTOR QUALIFICATIONS

Mr. Farrell’s qualifications to serve as a director include his significant industry experience as well as his legal expertise, having served as general counsel for Dominion and Virginia Power and as a practicing attorney with a private firm. He is chairman of the Institute of Nuclear Power Operations and a member of the board of directors of the Edison Electric Institute through which he actively represents the interests of Dominion, Virginia Power and the energy sector. Mr. Farrell also has extensive community and public interest involvement and serves or has served on many non-profit and university boards.

Dominion Resources 2016 Proxy Statement	9

John W. Harris

Director Since: 1999 Board Committee: CGN

DIRECTOR BIOGRAPHY

Mr. Harris has been chairman and chief executive officer of Lincoln Harris LLC (formerly The Harris Group), a real estate consulting firm, which he co-founded in 1999 and is a former president of The Bissell Companies, Inc., a commercial real estate and investment management company. He served as a director of Piedmont Natural Gas Company, Inc. from 1997 until March 2014. Mr. Harris also previously served as a director of the Presbyterian Hospital Foundation. He received his undergraduate degree from the University of North Carolina at Chapel Hill. Mr. Harris is the Lead Director and serves on the CGN Committee.

DIRECTOR QUALIFICATIONS

Mr. Harris’s qualifications to serve as a director include his extensive public company board experience, with prior directorships with several Fortune 500 companies. As a former director of Piedmont Natural Gas Company, Inc., he has knowledge of and familiarity with Dominion’s industry, markets and regulatory concerns. Through his current and past service as chief executive officer and equivalent positions, Mr. Harris has extensive business leadership and management skills, as well as financial and capital markets experience.

Mark J. Kington

Director Since: 2005 Board Committees: CGN and Finance and Risk Oversight

DIRECTOR BIOGRAPHY

Mr. Kington has been managing director of Kington Management, LLC, a private investment firm, since 2012. He was managing director of X-10 Capital Management, LLC from 2004 through 2012. He is and has been the principal officer and investor in several communications firms and was a founding member of Columbia Capital, LLC, a venture capital firm specializing in the communications and information technology industries. Mr. Kington also serves on the board of the Colonial Williamsburg Foundation. Mr. Kington received his undergraduate degree from the University of Tennessee and his MBA from the University of Virginia. Mr. Kington serves on the Finance and Risk Oversight Committee and CGN Committee.

DIRECTOR QUALIFICATIONS

Mr. Kington’s qualifications to serve as a director include information technology, capital markets, banking and investment management experience. He also has experience working in a highly regulated industry with his experience in the telecommunications industry. As with our other directors who have served as chief executive officer or in equivalent positions, Mr. Kington also brings leadership and management skills to Dominion’s Board.

Pamela J. Royal, M.D.

Director Since: 2013 Board Committee: Audit

DIRECTOR BIOGRAPHY

Dr. Royal is a board-certified dermatologist and has been the owner and president of Royal Dermatology and Aesthetic Skin Care, Inc. since 1990. She received her medical degree from Eastern Virginia Medical School of the Medical College of Hampton Roads and served her residency at Howard University Hospital in dermatology. Dr. Royal serves or has served on a number of boards, including those of the Valentine Richmond History Center (immediate past chair), the United Way of Greater Richmond and Petersburg (former chair), The Community Foundation, CenterStage Foundation, the Greater Richmond Chamber of Commerce, J. Sargeant Reynolds Community College Foundation, Bon Secours Richmond Health System, Venture Richmond, and the Virginia Early Childhood Foundation. Dr. Royal serves on the Audit Committee.

DIRECTOR QUALIFICATIONS

Dr. Royal’s qualifications to serve as a director include her active community leadership and service to numerous non-profit organizations, both as a member and in various leadership positions. Her community involvement was recognized with the Richmond, Virginia YWCA Outstanding Women’s Award for Volunteerism in 2010. She demonstrates civic and public interest involvement and brings alternative and diverse perspectives on the many matters that the Board addresses.

Robert H. Spilman, Jr.

Director Since: 2009 Board Committees: Audit and CGN Other Current Public Board: Bassett Furniture Industries, Incorporated

DIRECTOR BIOGRAPHY

Mr. Spilman has been president and chief executive officer of Bassett Furniture Industries, Incorporated, a furniture manufacturer and distributor, since 2000. He is also a director of Bassett Furniture Industries, Incorporated. He previously served as a director of Harris Teeter Supermarkets, Inc. from 2002 to 2014. Mr. Spilman serves on the Virginia Foundation for Independent Colleges and previously was chairman of the board of directors of New College Institute. He received his undergraduate degree from Vanderbilt University. Mr. Spilman serves on the Audit Committee and CGN Committee.

DIRECTOR QUALIFICATIONS

Mr. Spilman’s qualifications to serve as a director include his experience as a current chief executive officer and director of a public company and the business leadership and management skills needed for those positions. As former lead director of Harris Teeter Supermarkets, Inc., Mr. Spilman brings additional public company board experience and leadership to Dominion’s Board.

Dominion Resources 2016 Proxy Statement	11

Michael E. Szymanczyk

Director Since: 2012 Board Committee: Finance and Risk Oversight Other Current Public Board: Duke Realty Corporation

DIRECTOR BIOGRAPHY

Mr. Szymanczyk served as chairman and chief executive officer of Altria Group, Inc. from March 2008 to May 2012. From August 2002 through July 2008, he also served as chairman, president and chief executive officer of Philip Morris USA Inc. Mr. Szymanczyk previously served on the boards of the Virginia Commonwealth University School of Engineering Foundation, the United Negro College Fund and the Richmond Performing Arts Center. He also served on the Board of Trustees of the University of Richmond and the Dean’s Advisory Council for the Indiana University Kelley School of Business. He currently serves as a director of Duke Realty Corporation. He received his undergraduate degree from Indiana University. Mr. Szymanczyk serves on the Finance and Risk Oversight Committee.

DIRECTOR QUALIFICATIONS

Mr. Szymanczyk’s qualifications to serve as director include his experience as a chief executive officer of a global Fortune 500 public company. He possesses leadership, management and analytic skills from his experience as a chief executive officer and is knowledgeable of the requirements and concerns that must be considered by a public company. Mr. Szymanczyk also provides expertise in addressing governmental and regulatory matters and issues through his tenure at Altria Group, Inc. and Philip Morris USA Inc.

David A. Wollard

Director Since: 1999 Board Committee: CGN Other Current Public Board: Dominion Midstream GP, LLC

DIRECTOR BIOGRAPHY

Mr. Wollard is founding chairman of the board, emeritus, Exempla Healthcare (1997 to 2001). He served as a director of Vectra Bank Colorado until January 2016. Mr. Wollard is the past chairman of the Downtown Denver Partnership and the Denver Metro Chamber of Commerce. He received his undergraduate degree from Harvard College and graduated from the Stonier Graduate School of Banking. Mr. Wollard held a variety of executive positions with banking institutions in Florida and Colorado, where he was the president of Bank One Colorado, N.A. Mr. Wollard serves on the CGN Committee.

DIRECTOR QUALIFICATIONS

Mr. Wollard’s qualifications to serve as a director include his extensive background in the banking industry. He has held executive positions and has been a director of numerous financial institutions. Mr. Wollard also has regulatory and governmental experience which is beneficial as the energy industry continues to face legislative and regulatory scrutiny. He has also served on the board of, and has held leadership positions with, many non-profit organizations.

Your Board of Directors recommends that you vote FOR these nominees.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board is charged with the responsibility of overseeing Dominion’s management as well as the business and affairs of Dominion on behalf of its shareholders. The Board and management also recognize that the interests of Dominion are advanced by responsibly addressing the concerns of other constituencies, including employees, customers and the communities where Dominion operates. Dominion’s Corporate Governance Guidelines are intended to support the Board in its oversight role and in fulfilling its obligation to shareholders.

Our Corporate Governance Guidelines address, among other things:

•	the composition and responsibilities of the Board;

•	director independence standards;

•	details of our Bylaws concerning the election of directors by majority vote;

•	the duties and responsibilities of our Lead Director;

•	share ownership requirements and compensation of non-employee directors;

•	management succession and review; and

•	the recovery of performance-based compensation in the event financial results are restated due to fraud or intentional misconduct.

The CGN Committee regularly reviews our Corporate Governance Guidelines and recommends modifications to the Board when appropriate and when NYSE and U.S. Securities and Exchange Commission (SEC) regulations require changes.

Our Corporate Governance Guidelines may be found on Dominion’s website at https://www.dom.com/library/domcom/pdfs/investors/corp-gov-guidelines.pdf. In addition to our Corporate Governance Guidelines, other information relating to governance may be found on the governance page of our website, https://www.dom.com/corporate/investors/governance, including:

•	information regarding the current members of our Board;

•	description of each of our Board committees (Audit, CGN, and Finance and Risk Oversight), as well as each committee’s current charter and members;

•	our Articles of Incorporation;

•	our Bylaws;

•	our related party transaction guidelines;

•	information related to our political contributions and lobbying activities; and

•	information about how to communicate with our non-management directors.

Our Code of Ethics and Business Conduct applies to our Board, our principal executive, financial and accounting officers, and all other employees, and may be found on our website at https://www.dom.com/library/domcom/pdfs/investors/code-of-ethics-and-business-conduct.pdf. Any waivers or changes to our Code of Ethics and Business Conduct relating to our executive officers will also be posted at this web address.

You may request a paper copy of any of our governance documents at no charge by writing to our Corporate Secretary at Dominion Resources, Inc., P.O. Box 26532, Richmond, Virginia 23261, or by calling us at (800) 552-4034.

Our Board Leadership and Role in Risk Oversight

Our Board is currently structured with a joint CEO and Chairman position. Our Corporate Governance Guidelines provide that the Board will determine whether to have a joint CEO and Chairman position or separate these offices, taking into consideration succession planning, skills and experience of the individuals filling these positions and other relevant factors. The Board believes that the most effective leadership structure for Dominion at this time is for Mr. Farrell to serve as both Dominion’s CEO and Chairman of the Board for the reasons set forth below.

The Board believes a combined CEO and Chairman position provides an efficient and effective leadership model for the company. A combined CEO and Chairman role promotes unified leadership and direction for the company and the effective execution of the company’s strategy and business plans. The Board believes Mr. Farrell provides the necessary experience and skills to lead the company in addressing the energy demands of the communities where Dominion does business, financial and economic issues, and environmental and regulatory challenges of the future.

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The Board believes there is no single best leadership structure that is the most effective in all circumstances, and may decide to separate the positions of CEO and Chairman in the future if it deems it appropriate and in the best interests of the company and its shareholders. Also, the Board has adopted governance policies and practices to ensure a strong and independent board that provides balance to the combined CEO and Chairman position. All directors, except for Mr. Farrell, are independent and all of our committees consist entirely of independent directors. Dominion has an independent Lead Director who leads the executive session of our independent, non-management directors at each regularly scheduled Board meeting. Our Corporate Governance Guidelines dictate that the non-management directors shall elect an independent Lead Director when the Chairman of the Board is not an independent director. If the Lead Director is not available, the Chair of the CGN Committee acts as the Lead Director. Mr. Harris currently serves as the Lead Director.

The duties and responsibilities of the Lead Director include:

•	Presiding at all meetings of the Board when the Chairman is not present and presiding over all executive sessions of the independent directors;

•	Serving as a liaison on board-wide issues between the Chairman and the independent directors;

•	Having the authority to call meetings of the independent directors, as needed;

•	Approving Board meeting agendas and information sent to the Board;

•	Approving Board meeting schedules to ensure sufficient time for discussion of all agenda items;

•	Being available for communications if requested by major shareholders; and

•	Being authorized, in consultation with the Board, to retain independent advisers.

The Lead Director also leads the evaluation of the performance of our CEO, oversees the Board’s annual self-evaluation, encourages and facilitates active participation of all directors, and monitors and coordinates with management on corporate governance issues and developments. The Board believes that designating a Lead Director and having a majority of independent directors provides an effective counterbalance to the combined Chairman and CEO role.

Board members also have complete and open access to management, as well as our independent auditor and the CGN Committee’s independent compensation consultant.

The Board believes that Dominion’s current Board leadership structure enhances its ability to engage in risk oversight because Mr. Farrell’s insight and understanding of the material risks inherent in Dominion’s business allow him to identify and raise key risks to the Board. His role as Chairman ensures that the Board and its standing committees give attention to areas of concern. Ultimately, the full Board has responsibility for risk oversight, but our committees help oversee risk in areas over which they have responsibility. The full Board receives regular updates related to various risks for both our company and our industry. As provided under our Corporate Governance Guidelines and the respective committees’ charters, the Board, the Audit Committee and the Finance and Risk Oversight Committee each receive and discuss reports regularly from members of management, including the Chief Risk Officer, who are involved in our risk assessment and risk management functions on a daily basis. In addition, the CGN Committee reviews with management an annual assessment of the overall structure of the company’s compensation program and key policies for all employees as they relate to the company’s risk-management practices.

Executive Sessions of Directors

Executive sessions of our non-management, independent directors are held at each regularly scheduled Board meeting and are presided over by our Lead Director.

Director Attendance

Under our Corporate Governance Guidelines, directors are expected to attend all Board and committee meetings. The Board met 10 times in 2015. Each Board member attended at least 75% of all Board and committee meetings on which he or she served. All of our directors attended the 2015 Annual Meeting of Shareholders.

Independence of Directors

Our Corporate Governance Guidelines and the NYSE listing standards require that the Board be composed of a majority of independent directors. To assist in assessing director independence, the Board has adopted a set of independence standards that meets the independence requirements of the NYSE listing standards. In applying our independence standards and applicable SEC and NYSE criteria, the Board considers all relevant facts and circumstances in making an independence determination.

Our independence standards also include categorical standards that identify categories of commercial and charitable relationships that the Board has determined are not material relationships and, therefore, do not affect a director’s independence. As such, these categorical relationships are not considered by the Board in determining independence, but are reported to the CGN Committee annually. The Board may determine that a director is independent even if that director has a relationship that does not meet these categorical standards, provided that relationship does not violate NYSE independence standards. If such a determination is made, the basis for the Board’s determination will be explained in Dominion’s next proxy statement. The full text of our independence standards is included in the appendix to our Corporate Governance Guidelines and may be found on our website at https://www.dom.com/library/domcom/pdfs/investors/corp-gov-guidelines.pdf.

Our Audit Committee and CGN Committee charters also contain additional independence requirements for each committee’s members. Our Audit Committee charter prohibits committee members from receiving any compensation from Dominion except in their capacity as a director or committee member, or as permitted by SEC rules with respect to fixed amounts of compensation under a retirement plan for prior services. Our CGN Committee charter specifies that all members of the committee must meet the requirements to be considered outside directors under Section 162(m) of the Internal Revenue Code (the Code) as well as the requirements to be non-employee directors as prescribed by SEC rules.

Based on the NYSE’s and Dominion’s independence standards and all relevant facts and circumstances, the Board determined that the following directors are independent: Messrs. Barr, Ellis, Harris, Kington, Spilman, Szymanczyk and Wollard, Dr. Royal, and Ms. Dragas. The Board determined that Mr. Szymanczyk was independent as of June 2015, when three years passed since his services as chief executive officer of Altria coincided with Mr. Farrell’s service on Altria’s compensation committee. The Board determined that Mr. Farrell is not independent because he is a current Dominion employee.

In determining the independence of Mr. Harris, the CGN Committee considered the employment of an adult, financially independent immediate family member during 2015 by a law firm that provides services to Dominion and concluded that Mr. Harris did not have a material interest in that employment relationship. Mr. Harris’ son-in-law is employed by the North Carolina office of a law firm used by Dominion. Dominion’s legal work is directed and performed principally by the firm’s lawyers in the Richmond, Virginia, office where Dominion’s headquarters are located. Mr. Harris’ son-in-law became employed by the law firm in January 2011 as an attorney in the financial services litigation practice group and works primarily on matters for banks and other financial service industry participants. Mr. Harris’ son-in-law does not work on any Dominion matter and his compensation is not tied to the work that the firm does for Dominion. The CGN Committee recommended and the Board concurred that such employment relationship does not affect Mr. Harris’ independence.

Communications With Directors

The Board has established a process for shareholders and other interested persons to communicate directly with Dominion’s non-management directors. Information regarding this process, including how to email or write our non-management directors, may be found on our website at https://www.dom.com/corporate/investors/governance/contact-the-board. Concerns relating to accounting, internal accounting controls and auditing matters may also be submitted confidentially and anonymously through this website. You may direct your communications to our non-management directors as a group or to any committee of the Board. The Board has directed the Corporate Secretary or her representative to monitor, review and sort all written communications sent to the non-management directors. Communications related to matters that are within the scope of the responsibilities of the Board are forwarded to the Board, Board committee or individual directors, as appropriate.

The Corporate Secretary and her representative are authorized to exclude communications that are related to routine business and customer service matters, bulk advertising or otherwise inappropriate communications, including, but not limited to, business and product solicitations, unsolicited publications, résumés and job inquiries, spam, junk mail, mass mailing and material containing profanity, hostility or material of a similar nature. The Board has also directed the Corporate Secretary or her representative to forward correspondence related to routine business and customer service matters to the appropriate management personnel. When appropriate, the Corporate Secretary will consult with the Audit Committee Chair, who will determine whether to communicate further with the Audit Committee and/or the full Board with respect to the correspondence received. Letters may be sent to the non-management directors as a group or individually, care of the Corporate Secretary, Dominion Resources, Inc., P.O. Box 26532, Richmond, Virginia 23261.

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Board of Directors Committees

The Board has three standing, permanent committees described below. The Board has adopted charters for each of these committees and these charters are available on our website at https://www.dom.com/corporate/investors/governance/board-committees-and-charters.

Audit Committee
Committee Chair	Committee Members	Meetings Held in 2015
Robert H. Spilman, Jr.	William P. Barr, James O. Ellis, Jr. and Pamela J. Royal	9

The Audit Committee is responsible for assisting the Board with oversight of the independence, performance and qualification of our independent auditor; the integrity of Dominion’s financial statements and reporting practices; the company’s compliance with legal and regulatory requirements; and the performance of the company’s internal audit function. This committee also reviews and discusses policies with respect to risk assessment and risk management, and reviews and discusses periodic reports pertaining to the oversight of nuclear operations. The Audit Committee retains the independent auditor for the next year and pre-approves the audit and non-audit services to be provided by the independent auditor. This committee periodically meets with both the independent auditor and internal auditor in separate sessions without management present and consults with the independent and internal auditors regarding audits of Dominion’s consolidated financial statements and the adequacy of internal controls. The Audit Committee’s report to shareholders is on page 21.

Each member of the Audit Committee has been determined independent by the Board in accordance with NYSE listing standards, SEC regulations and the company’s independence standards. In addition, each of the members meets the financial literacy requirements for audit committee membership under the NYSE’s rules and the rules and regulations of the SEC. The Board has determined that Mr. Spilman and Dr. Royal are “audit committee financial experts”, as defined under SEC rules.

Compensation, Governance and Nominating Committee
Committee Chair	Committee Members	Meetings Held in 2015
David A. Wollard	William P. Barr, John W. Harris, Mark J. Kington and Robert H. Spilman, Jr.	5

The CGN Committee consults directly with its independent compensation consultant, Frederic W. Cook & Co. (Cook & Co.), as needed, and with management to review and evaluate Dominion’s organizational structure and compensation practices, which include both Dominion’s executive and director compensation programs. This committee also meets with Cook & Co. as needed, without the CEO present, to review and discuss CEO compensation and other matters. In addition, the CGN Committee is responsible for overseeing Dominion’s corporate governance practices, evaluating the Board’s effectiveness and reviewing the qualifications of director candidates. It makes recommendations to the Board regarding all of these matters, including director nominees, and administers certain compensation plans. The CGN Committee’s report to shareholders is on page 24.

Each member of the CGN Committee has been determined independent by the Board in accordance with NYSE listing standards, SEC regulations and the company’s independence standards.

Finance and Risk Oversight Committee
Committee Chair	Committee Members	Meetings Held in 2015
Mark J. Kington	Helen E. Dragas and Michael E. Szymanczyk	6

The Finance and Risk Oversight Committee oversees the company’s financial policies and objectives, reviews the company’s capital structure, considers our dividend policy and reviews the company’s financing activities. In addition, this committee oversees the implementation of the company’s risk assessment and risk management policies and objectives and reviews its insurance coverage.

Each member of the Finance and Risk Oversight Committee has been determined independent by the Board in accordance with NYSE listing standards, SEC regulations and the company’s independence standards.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

In accordance with our Corporate Governance Guidelines, the CGN Committee annually reviews and assesses the compensation paid to non-employee directors but, depending on the market data and the company’s needs, the CGN Committee may recommend changes less frequently. Any changes proposed by the CGN Committee must be approved by the Board. The Board believes that its compensation should be aligned with the interests of the shareholders; therefore, a significant portion of Dominion’s director compensation is paid in Dominion common stock. From time to time, the CGN Committee will discuss trends in director compensation with its independent compensation consultant.

Effective May 2014, the components of non-employee director compensation are as follows:

•	Annual cash retainer: $77,500

•	Annual stock retainer: $127,500

•	Lead director annual cash retainer: $27,500

•	Committee chair annual cash retainer: Audit Committee and CGN Committee, $22,500; Finance and Risk Oversight Committee, $15,000

•	Board and committee meeting fees: $2,000 per meeting

The following table and footnotes reflect the compensation and fees received in 2015 by our non-employee directors for their services. Mr. Farrell does not receive any separate compensation for his service as a director.

Name	Fees Earned or Paid In Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
William P. Barr	$125,500	$127,476	$–	$252,976
Peter W. Brown(4)	8,000	–	14,282	22,282
Helen E. Dragas	111,500	127,476	–	238,976
James O. Ellis, Jr.	117,500	127,476	–	244,976
John W. Harris	137,000	127,476	103,851	368,327
Mark J. Kington	136,500	127,476	5,000	268,976
Pamela J. Royal	117,500	127,476	–	244,976
Robert H. Spilman, Jr.	150,000	127,476	–	277,476
Michael E. Szymanczyk	111,500	127,476	–	238,976
David A. Wollard(5)	132,000	127,476	99,351	358,827
All Directors	$1,147,000	$1,147,284	$222,484	$2,516,768

(1) Directors may defer all or a portion of their compensation or choose to receive stock in lieu of cash for meeting fees under the Non-Employee Directors Compensation Plan. Ms. Dragas, Mr. Kington and Dr. Royal deferred all fees to stock unit accounts in lieu of cash for their 2015 meeting fees and annual cash retainer. Mr. Szymanczyk received stock in lieu of cash for his 2015 meeting fees and annual cash retainer.

(2) Each non-employee director who was elected in May 2015 received an annual stock retainer valued at approximately $127,476, which was equal to 1,800 shares, valued at $70.82 per share based on the closing price of Dominion common stock on May 5, 2015. Directors may defer all or a portion of this stock retainer. (See the Director and Officer Share Ownership table for March 4, 2016 balances.) A total of 16,200 shares of stock, in aggregate, were distributed to these directors, or to a trust account for deferrals, for their annual stock retainers. No options have been granted to directors since 2001.

No directors had options outstanding as of December 31, 2015.

(3) All Other Compensation amounts for 2015 are as follows:

For Dr. Brown and Messrs. Harris and Wollard, amounts include dividend equivalents earned on the Directors’ Stock Accumulation Plan (SAP) balances of $14,282, $98,851 and $98,851, respectively. For certain directors elected to the Board prior to 2004, the SAP provided non-employee directors a one-time stock award equivalent in value to approximately 17 times the annual cash retainer then in effect. Stock units were credited to a book account and a separate account continues to be credited with additional stock units equal in value to dividends on all stock units held in the director’s account. A director must have 17 years of service to receive all of the stock units awarded and accumulated under the SAP. Reduced distributions are made where a director has at least 10 years of service or has reached age 62 when service as a director ends. Dividend earnings under the SAP are paid at the same rate declared by the company for all shareholders. Messrs. Harris and Wollard’s amounts also include a matching gift contribution of $5,000 and $500, respectively, made by the Dominion Foundation as described under Other Director Benefits. Mr. Kington’s amount is for a matching gift contribution only.

(4) Dr. Brown served as a director until May 2015 and did not stand for re-election at the May 2015 Annual Meeting.

(5) Mr. Wollard also serves on the board of directors of Dominion’s publicly traded Dominion Midstream subsidiary and receives compensation for his service on Dominion Midstream’s Board. The compensation for service on Dominion Midstream’s Board is separately disclosed in its Form 10-K, and Dominion Midstream’s director compensation is determined by the independent members of the Dominion Midstream Board.

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Expense Reimbursements

In addition to the compensation just described, we pay and/or reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings and for other business-related travel. These reimbursements include the expenses incurred by directors’ spouses in accompanying the directors to two Board meetings each year. In addition, directors and their spouses may accompany the CEO or other senior executives on the corporate aircraft for both business and personal travel. We do not provide tax gross-ups on any imputed income for the directors.

Director Compensation Plans

NON-EMPLOYEE DIRECTORS COMPENSATION PLAN

Our non-employee directors are paid their annual retainers and meeting fees under this plan. A director may elect to receive all or a portion of his or her meeting fees in the form of cash or stock. If a director does not make an election, meeting fees are paid in cash. The plan also allows directors to defer all or a portion of their annual cash retainer and meeting fees into stock unit or cash accounts and all or a portion of their annual stock retainer into stock unit accounts. Stock unit accounts are credited quarterly with additional stock units equal in value to dividends paid on Dominion common stock, and cash accounts are credited monthly with interest at an annual rate established for the Dominion Fixed Rate Fund (which was 2.9% in 2015) under Dominion’s frozen Executive Deferred Compensation Plan. Shares of Dominion common stock equal in value to stock units held for directors under this plan are issued into a trust and directors retain all voting and other rights as shareholders. Distributions under this plan are made when a director ceases to serve on the Board. For a director who has served at least five years, he or she will be granted 1,000 shares of Dominion common stock upon departure from the Board. If that director also served as a Committee Chair or Lead Director in the year preceding the year of departure, he or she will be granted an additional 1,000 shares of Dominion common stock for each such position held upon departure from the Board. In addition, this plan provides a means for the Board to receive grants of restricted stock awards and stock options. However, no stock options or restricted stock have been granted under this plan.

FROZEN DIRECTOR PLANS

On December 31, 2004, the Board froze the following director plans: Deferred Cash Compensation Plan, Stock Compensation Plan and Stock Accumulation Plan (described in footnote (3) under the Compensation of Non-Employee Directors table on page 17). These plans provided a means to compensate directors and allowed directors to defer receipt of that compensation, whether in cash or stock, until they ceased to be directors or reached a specified age. In the case of the Deferred Cash Compensation Plan, deferred fees were credited to either an interest bearing account (interest is credited based on the average three-month U.S. Treasury Bill rate) or a Dominion common stock equivalent account. Under the frozen plans, dividend equivalents continue to accrue and may be held in trust until distributions are made. Prior to 2005, the stock portion of a director’s retainer was paid under the Stock Compensation Plan, and directors had the option to defer receipt of that stock.

Other Director Benefits

CHARITABLE CONTRIBUTION PROGRAM

This program was discontinued in January 2000. For directors elected before that time, Dominion funded the program by purchasing life insurance policies on the directors. Participating directors (Messrs. Harris and Wollard) will derive no financial or tax benefits from the program because all insurance proceeds and charitable tax deductions accrue solely to Dominion. Upon a participating director’s death, $500,000 will be paid in 10 annual installments to the qualifying charitable organization(s) designated by that director.

MATCHING GIFTS PROGRAM

Dominion’s philanthropic arm, the Dominion Foundation, will match a director’s donations, on a one-to-one basis, to one or more 501(c)(3) organizations up to a maximum of $5,000 per year. If the donation is to an organization on whose board the director serves or for which the director volunteers more than 50 hours of work during a year, the Dominion Foundation will match the donation on a two-to-one basis, up to the $5,000 maximum. This benefit is available to all Dominion employees and to our directors.

INSURANCE

Full-time employees and directors are covered by business travel accident insurance while traveling on business for Dominion or any of its subsidiaries. The policy provides 24-hour coverage while traveling on business and has a maximum benefit of $250,000 for employees and $200,000 for directors in the event of death or a percentage of the death benefit in the event of permanent bodily dismemberment. There is no incremental cost for covering the directors under this insurance policy, as the premium would remain the same even if coverage for the directors was discontinued. Dominion also provides director and officer indemnification and liability insurance for its non-employee directors.

SECURITIES OWNERSHIP

As discussed in our Corporate Governance Highlights on page 5, all non-employee directors are expected to acquire and hold the lesser of 12,000 shares of Dominion stock or an amount of shares equal in value to five times the annual cash and stock retainer combined within four years of their election to the Board. Our CEO is expected to hold the lesser of 145,000 shares or shares with a value of eight times his salary, and executive vice presidents are expected to hold the lesser of 35,000 shares or shares with a value of five times their salary. All of our non-employee directors who have been members of the Board for at least four years, our CEO and our executive officers meet their share ownership requirements. Our directors and executive officers are also prohibited from engaging in certain types of transactions related to Dominion stock, including owning derivative securities, hedging transactions, using margin accounts and pledging shares as collateral.

The following table sets forth, as of March 4, 2016, the number of shares of our common stock and the number of common units of our publicly traded subsidiary, Dominion Midstream, beneficially owned by each of our directors, NEOs, and by all directors and executive officers as a group.

Director and Officer Beneficial Ownership

Beneficial Ownership as of March 4, 2016
Name	Shares	Deferred Stock Accounts(1)	Restricted Shares	Total(2)	Common Units of Dominion Midstream(3)
William P. Barr	38,467	—	—	38,467	63,200
Helen E. Dragas	45,605	22,692	—	68,297	25,000
James O. Ellis, Jr.	3,600	5,940	—	9,540	10,000
Thomas F. Farrell II	820,526	—	192,903	1,013,429	69,900
John W. Harris	26,416	42,745	—	69,161	25,000
Mark J. Kington	111,468	51,334	—	162,802	100,000
Pamela F. Royal	7,583	11,996	—	19,579	2,400
Robert H. Spilman, Jr.	13,191	5,021	—	18,212	12,500
Michael E. Szymanczyk	24,495	1,167	—	25,662	25,000
David A. Wollard	16,148	19,838	—	35,986	20,846
Mark F. McGettrick	248,802	—	51,633	300,435	64,900
David A. Christian	101,266	—	32,195	133,461	13,200
Paul D. Koonce	112,710	—	32,195	144,905	50,000
David A. Heacock	38,071	—	14,712	52,783	5,000
All directors and executive officers as a group (17 persons)(4)	1,675,610	160,733	353,673	2,190,016	494,946

(1) Shares in trust for which a director has voting rights. Amounts include shares issued to a trust for certain directors from their frozen deferred compensation plan accounts.

(2) No individual director or executive officer has the right to acquire beneficial ownership of shares within 60 days of March 4, 2016. Unless otherwise noted, all shares are held directly by the director or executive officer and such person has sole voting and investment power with respect to such shares. Includes shares as to which a director or executive officer has voting and/or investment discretion or voting and/or investment power is shared with or controlled by another person as follows: Mr. Farrell, 18,000 (shares held jointly with spouse); Mr. Kington, 7,694 (shares held in joint tenancy) and 51,760 (shares held in a grantor annuity trust); Ms. Dragas, 10,720 (shares held by jointly owned company); and all directors and executive officers as a group, 88,174.

(3) No individual director or executive officer has the right to acquire beneficial ownership of units within 60 days of March 4, 2016. Unless otherwise noted, all units are held directly by the director or executive officer and such person has sole voting and investment power with respect to such units. Includes units as to which a director or executive officer has voting and/or investment discretion or voting and/or investment power is shared with or controlled by another person as follows: Ms. Dragas, 10,000 (units held in trust); Mr. Farrell, 10,000 (units held jointly with spouse); Mr. Kington, 100,000 (units held in trust); and all directors and executive officers as a group, 120,500.

(4) Neither any individual director or executive officer nor all of the directors or executive officers as a group owns more than 1 percent of Dominion’s outstanding shares, or more than 1 percent Dominion Midstream’s units outstanding, as of March 4, 2016.

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Significant Shareholders

Name and Address of Beneficial Owner	Beneficial Ownership of Common Stock (based on 13G filing)	Percentage of Common Shares Outstanding
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	43,876,014	7.40%
The Vanguard Group(2) 100 Vanguard Boulevard Malvern, PA 19355	35,510,190	5.96%
Capital Research Global Investors(3) 333 South Hope Street Los Angeles, CA 90071	39,480,394	6.60%

(1) According to its Schedule 13G filing for December 31, 2015, this shareholder has sole voting power over 38,881,810 shares and sole dispositive power over 43,876,014 shares.

(2) According to its Schedule 13G filing for December 31, 2015, this shareholder has sole voting power over 1,144,983 shares, shared voting power over 59,600 shares, sole dispositive power over 34,340,928 shares, and shared dispositive power over 1,169,262 shares.

(3) According to its Schedule 13G filing for December 31, 2015, this shareholder has sole voting and sole dispositive power over 39,480,394 shares.

AUDIT COMMITTEE REPORT

Our Committee operates under a written charter that is reviewed annually and was most recently revised in February 2014. Our charter may be found on the company’s website at https://www.dom.com/library/domcom/pdfs/corporate/audit-charter.pdf.

Management is responsible for Dominion’s financial statements and internal controls over financial reporting. Our Committee is responsible for assisting the Board in fulfilling its responsibility for oversight of the quality and integrity of Dominion’s accounting, auditing and financial reporting practices. Our Committee is also responsible for reviewing and discussing oversight of Dominion’s nuclear operations and performance.

Throughout 2015, we met with the internal and independent auditors, with and without management present, to discuss the plans for, and scope and results of, their audits and reviews of Dominion’s financial statements and internal controls over financial reporting, and the overall quality of Dominion’s financial reporting. At three of the Committee’s meetings, we also met with the internal auditors, independent auditors and management in separate executive sessions.

Management has represented that Dominion’s consolidated financial statements were prepared in accordance with GAAP. We reviewed and discussed the audited consolidated financial statements with management and the independent auditors. In accordance with the requirements established by the Public Company Accounting Oversight Board (PCAOB) Audit Standard No. 16, Communications with Audit Committees, this discussion included a review of significant accounting estimates and controls, and the quality of Dominion’s accounting principles.

We have received written disclosures and letters from the independent auditors required by both the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Committee concerning independence and the NYSE governance standards regarding internal quality-control procedures. We have discussed with the independent auditors the issue of their independence from Dominion, including any non-audit services performed by them.

2015 Consolidated Financial Statements

Relying on these reviews and discussions, we recommended to the Board, and the Board approved, the inclusion of the audited financial statements and management’s annual report on internal control over financial reporting in Dominion’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

Independent Auditors for 2016

Our Committee discussed with management and reviewed with the independent auditors their plans and proposed fees for auditing the 2016 consolidated financial statements and internal controls over financial reporting of Dominion and its subsidiaries, as well as their proposed audit-related services and fees. Based on our discussions and review of the proposed fee schedule, we have retained Deloitte & Touche LLP, a registered public accounting firm that is independent of us, as Dominion’s independent auditors for 2016 and in accordance with our pre-approval policy, approved the fees for the services presented to us. Permission for any non-audit related services will require prior approval by our Committee or its chairman.

Robert H. Spilman, Jr., Chairman

William P. Barr

James O. Ellis, Jr.

Pamela J. Royal

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AUDITOR FEES AND PRE-APPROVAL POLICY

The Audit Committee has a pre-approval policy for Deloitte & Touche LLP’s services and fees. Each year, the Audit Committee pre-approves a schedule that details the services to be provided for the following year and an estimated charge for such services. The Audit Committee approved the schedule of services and fees for 2016. In accordance with Dominion’s pre-approval policy, any changes to the schedule may be approved by the Audit Committee at its next meeting.

The following table presents fees paid to Deloitte & Touche LLP for the fiscal years ended December 31, 2015, and 2014, all of which were pre-approved by the Audit Committee.

Type of Fees (millions)	2015	2014
Audit Fees	$6.12	$6.93
Audit-related Fees	0.55	0.55
Tax Fees	–	–
All Other Fees	–	0.02
Total	$6.67	$7.50

Audit Fees. These amounts represent fees of Deloitte & Touche LLP for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly Form 10-Q reports, the audit of internal controls over financial reporting, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings and similar engagements for the fiscal year, such as comfort letters, attest services, consents, and assistance with review of documents filed with the SEC.

Audit-Related Fees. These amounts consist of assurance and related services that are reasonably related to the performance of the audit or review of Dominion’s consolidated financial statements or internal control over financial reporting. This category may include fees related to the performance of audits and attest services not required by statute or regulations, including audits in connection with acquisitions and divestitures, audits of our employee benefit plans, due diligence related to mergers, acquisitions and investments, and accounting consultations about the application of GAAP to proposed transactions.

Tax Fees. These amounts are for tax compliance services, tax consulting services and related costs.

All Other Fees. These amounts consist of valuation advice and recommendations regarding the calculation of insurable value on certain property.

Representatives of Deloitte & Touche LLP will be present at the 2016 Annual Meeting. They will have an opportunity to make a statement if they desire, and will be available to respond to shareholder questions.

ITEM 2 - RATIFICATION OF APPOINTMENT OF AUDITORS

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the company’s financial statements. The Audit Committee has appointed Deloitte & Touche LLP as the company’s independent external auditor for the fiscal year 2016. Deloitte & Touche LLP has served as Dominion’s independent external auditor continuously since 1988. The Audit Committee is responsible for the audit fee negotiations associated with the retention of Deloitte & Touche LLP. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm. Further, in conjunction with the mandated rotation of the auditing firm’s lead engagement partner, the Audit Committee and its chairperson will continue to be directly involved in the selection of Deloitte & Touche LLP’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as the company’s independent external auditor is in the best interests of Dominion and its shareholders.

The Board has determined that it would be desirable to request an expression of opinion from the shareholders on the appointment of Deloitte & Touche LLP. If the shareholders do not ratify the selection of Deloitte & Touche LLP, the selection of the independent external auditor will be reconsidered by the Audit Committee.

Your Board of Directors recommends that you vote FOR ratification of the Audit Committee’s action.

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COMPENSATION, GOVERNANCE AND NOMINATING COMMITTEE REPORT

In preparation for filing this Proxy Statement, the CGN Committee reviewed and discussed the following Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, we recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference into Dominion’s Annual Report on Form 10-K for the year ended December 31, 2015. This report was prepared by the following independent directors who compose the CGN Committee:

David A. Wollard, Chairman

William P. Barr

John W. Harris

Mark J. Kington

Robert H. Spilman, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our executive compensation program supports our business goals by rewarding performance that serves our customers and creates shareholder value. The CD&A describes our executive compensation program, focusing on our NEOs.

For 2015, Dominion’s NEOs are:

•	Thomas F. Farrell II, Chairman, President and Chief Executive Officer (CEO)

•	Mark F. McGettrick, Executive Vice President and Chief Financial Officer (CFO)

•	David A. Christian, Executive Vice President and Chief Executive Officer – Dominion Generation Group (began serving as Executive Vice President and Chief Executive Officer – Energy Infrastructure Group effective January 1, 2016)

•	Paul D. Koonce, Executive Vice President and Chief Executive Officer – Energy Infrastructure Group and President – Dominion Virginia Power (began serving as Executive Vice President and Chief Executive Officer – Dominion Generation Group effective January 1, 2016)

•	David A. Heacock, President and Chief Nuclear Officer (CNO), Dominion Nuclear

2015 Compensation Highlights

•   Consistent with pay-for-performance principles, 2015 CEO pay was significantly lower than target despite excellent operations, due to lower than expected 2015 earnings and lagging two-year TSR.

•   3% base salary increases for the CEO and all other NEOs, except for 10% increase for the CFO.

•   AIP funded at 20%.

•   2014 Performance Grant paid at 76.3% of target, based on TSR and ROIC over a two-year period.

•   Sound governance practices, including strong share ownership guidelines, clawback policies, anti-hedging rules, and substantial at-risk pay.

PAY VS. PERFORMANCE HIGHLIGHTS

Our pay-for-performance program has successfully linked compensation to results. Our compensation trend has generally been aligned with our stock performance, for both the CEO and the average pay of our NEOs as a group. As would be expected under a pay-for-performance program, executive pay decreased significantly in 2015, consistent with 2015 earnings below guidance and our lagging one- and two-year TSR performance. These results are reflected in below-target payouts under our AIP and long-term incentive program, despite continued operational excellence.

Our pay-for-performance program:

•   Attracts, motivates and retains key executive talent with a competitive pay package

•   Is tailored to our company’s unique strategies and objectives

•   Includes substantial performance-based and at-risk compensation

• Is subject to robust governance practices and controls • Is supported by strong stock ownership guidelines • Strikes an appropriate balance between risk and reward

We believe that our executive compensation program has contributed to our long-term strategy by aligning the interests of officers, shareholders and the customers we serve.

GUIDE TO COMPENSATION DISCUSSION & ANALYSIS

1. Our Performance

•   While our one- and two-year TSR performance lagged behind our Compensation Peer Group, TSR for the five-year period ending December 31, 2015 outperformed our Compensation Peer Group, the Philadelphia Stock Exchange Utility Index and the S&P 500

•   Increased our dividends by nearly 8% in 2015

•   Sustained continued operational excellence while tying our all-time best OSHA recordable rate

2. Our Philosophy

•   Align management’s interests with those of our shareholders and customers

•   Drive short- and long-term goal achievement while reinforcing our core values of safety, ethics, excellence and One Dominion, our term for teamwork

•   Pay-for-performance, placing a substantial portion of NEO compensation at risk

3. Our Compensation Elements	• Competitive base pay • AIP, based on earnings per share • Long-term incentives consisting of restricted stock and performance awards • Employee and executive benefits
4. Our Process

•   CGN Committee annually evaluates our compensation practices and financial performance using a peer group of 14 energy and utility companies

•   Cook & Co. serves as independent consultant to CGN Committee

5. Our Governance

•   Annual risk analysis of compensation program

•   Rigorous share ownership guidelines

•   Anti-hedging and anti-pledging policies apply to all officers and directors

•   Clawback provisions in incentive compensation

1.	Our Performance

Dominion continued to innovate and deliver in 2015. In February 2015, we ranked first on Fortune magazine’s “World’s Most Admired Companies” list in the electric and gas utility category, and in April, we topped the utility sector on Forbes’ magazine’s “America’s Best Employers” list. We also announced new large-scale solar projects, proposed construction of Virginia’s largest natural gas-fired power station and re-filed our application with the Virginia State Corporation Commission to bury the most outage-prone overhead power lines as part of the initial phase of our strategic undergrounding program. Dominion contributed newly-acquired natural gas infrastructure assets to Dominion Midstream, increasing the value of our interest in that master limited partnership. We also made progress on the Atlantic Coast Pipeline and Cove Point natural gas liquefaction projects, which are expected to produce substantial economic benefits at the local, regional and national levels.

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FINANCIAL HIGHLIGHTS

3-YEAR TOTAL SHAREHOLDER RETURN*	5-YEAR TOTAL SHAREHOLDER RETURN*

We performed in line with the Compensation Peer Group median, outperformed the Philadelphia Stock Exchange Utility Index and lagged behind the S&P 500 over the three-year period ending December 31, 2015.

We outperformed the Compensation Peer Group median, the Philadelphia Stock Exchange Utility Index and the S&P 500 over the five-year period ending December 31, 2015.

* For Dominion and the Compensation Peer Group median, TSR represents the change in value (including reinvested dividends) of an investment in common stock over the specified period; the members of our Compensation Peer Group are identified on page 36 of the CD&A. TSR results for the Philadelphia Stock Exchange Utility Index and the S&P 500 are as reported by Bloomberg.

MORE THAN 90% TOTAL SHAREHOLDER RETURN OVER FIVE YEARS

OPERATIONAL EXCELLENCE

•	We continued to strive for zero injuries, achieving an OSHA recordable rate of 0.74 that ties the all-time best rate we set last year. By keeping safety at the center of everything we do, we have also reduced our lost-time/restricted duty rate by more than 20 percent since 2010.

•	We translated our core values into reliable operations. Dominion Virginia Power achieved a System Average Interruption Duration Index (SAIDI) of 182.4 minutes including major storms, our third-best performance on record. Excluding major storms, SAIDI was 119.6 minutes in 2015. Our nuclear fleet’s net capacity factor topped 92% for the third year in a row.

•	We were also honored to receive the 2015 Award for Outstanding National Key Accounts Customer Service from the Edison Electric Institute, which reflects our commitment to superior customer service.

STRATEGIC INITIATIVES

•	Dominion Midstream, a master limited partnership designed to grow a portfolio of natural gas terminaling, processing, storage, transportation and related assets, has grown since its successful initial public offering in 2014, acquiring Dominion Carolina Gas Transmission from Dominion for approximately $500 million in 2015. We own Dominion Midstream’s general partner and approximately 64.1% of the limited partner interests in Dominion Midstream as of December 31, 2015.

•	Construction of the Dominion Cove Point Liquefaction Project moved forward in 2015, following receipt of regulatory approval in September 2014. The project is fully subscribed with 20-year agreements, and the facility is expected to begin liquefying natural gas for export in late 2017.

•	In September 2015, a joint venture formed by Dominion and three other utilities filed a formal application with the Federal Energy Regulatory Commission to build the Atlantic Coast Pipeline, advancing the project toward its anticipated in-service date of late 2018.

•	Our plans to rebuild the 500kV loop that serves as the strategic backbone of our electric service territory progressed, with construction beginning on a new transmission line between Loudoun County and Pleasant View in Virginia. In July 2015, we earned an “Industry Excellence Award” from the Southeastern Electric Exchange for our innovative completion of a critical 96-mile transmission line that forms part of the 500kV loop, one year ahead of schedule.

•	We became the first U.S. utility to file a letter of intent with the Nuclear Regulatory Commission to request a second 20-year license extension renewal for a nuclear power station. The filing signals our intent to request 20-year license renewals for our two nuclear units at Surry Power Station, allowing Units 1 and 2 to continue providing safe, clean, reliable, low-cost energy until 2052 and 2053, respectively.

•	During 2015, we continued making substantial investments in physical and cyber security to harden the electric grid, including enhanced security measures for critical substations and ongoing construction of a new state-of-the-art System Operations Center expected to be fully operational in 2017.

•	We sold 33% of our ownership in 24 solar projects in California, Connecticut, Georgia, Indiana, Tennessee and Utah, totaling 425 megawatts of solar generating capacity, for approximately $300 million, subject to working capital and certain other adjustments. We closed these sales in December 2015 and January 2016.

NEW GENERATION

•	We proposed a major expansion of our solar generation capacity in Virginia. Dominion Virginia Power is planning to install, through Dominion investments and long-term contracts, multiple large-scale solar projects in Virginia totaling an anticipated 400 megawatts, which is enough to power 100,000 typical homes at peak capacity. These new projects are expected to be operational by 2020, subject to regulatory approvals. We also installed nearly 8,000 ground-mounted solar panels in Chester, Virginia in our Solar Partnership Program’s largest installation to date.

•	In 2015, Dominion also proposed a new 1,588-megawatt natural gas power station in Greensville County, Virginia and continued construction of a 1,358-megawatt natural gas power station in Brunswick County, Virginia. Once in service, these two new stations are expected to generate enough power for more than 735,000 typical homes at peak capacity.

2.	Our Philosophy

We apply pay-for-performance principles to provide a competitive total compensation program tied to results that align with the interests of our shareholders, officers and customers. The major objectives of our executive compensation program are to:

•	Attract, develop and retain an experienced and highly qualified management team;

•	Motivate and reward superior performance that supports our business and strategic plans and contributes to the long-term success of the company;

•	Align the interests of management with those of our shareholders and customers by placing a substantial portion of pay at risk through performance goals that, if achieved, are expected to increase total shareholder return and enhance customer service;

•	Promote internal pay equity; and

•	Reinforce our four core values of safety, ethics, excellence and One Dominion – our term for teamwork.

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To determine if we are meeting these objectives, the CGN Committee compares the company’s actual performance to our short-term and long-term goals and to our peer companies’ performance.

INDIVIDUAL FACTORS IN SETTING COMPENSATION

In addition to considering Dominion’s goals and performance, the CGN Committee also considers several individual factors for each NEO, including:

•   Job performance;

•   Scope, complexity and significance of job responsibilities;

•   Internal pay equity considerations, such as relative importance of a particular position or individual officer to Dominion’s strategy and success, and comparability to other officer positions at Dominion;

•   Experience, background and tenure;

•   Retention and market competitive concerns; and

•   The executive’s role in any succession plan for other key positions.

These individual factors are important considerations in setting base pay and other compensation opportunities.

AT-RISK COMPENSATION OPPORTUNITIES IN 2015

Consistent with our objective to reward strong performance based on achievement of short- and long-term goals, a significant portion of total cash and total direct compensation is at risk. Approximately 88% of Mr. Farrell’s targeted 2015 total direct compensation is performance-based; tied to pre-approved performance metrics, including relative TSR and ROIC; or tied to the performance of our stock. For the other NEOs, performance- and stock-based compensation ranges from 67% to 79% of targeted 2015 total direct compensation. This compares to an average of approximately 55% of targeted compensation at risk for our officers at the vice president level and an average of approximately 12% of total pay at risk for our non-officer employees.

The charts below illustrate the elements of targeted total direct compensation opportunities in 2015 for Mr. Farrell and the average of the other NEOs as a group, as well as the allocation of such compensation among base salary, targeted 2015 AIP award and targeted 2015 long-term incentive compensation.

3.	Our Compensation Elements

Our executive compensation program is constructed of four building blocks: base salary, AIP, Long Term Incentive Program (LTIP) and executive benefits. Each element serves a distinct purpose. These complementary components appropriately balance risk with reward and short-term goals with long-term strategies, while providing total compensation that is competitive with our peers.

BASE SALARY

Competitive base pay is necessary to attract, motivate and retain talent. For our NEOs, base salaries are generally targeted at or slightly above the Compensation Peer Group median, subject to the individual and company-wide considerations discussed under Our Philosophy.

The CGN Committee approved base salary increases for officers, including a 3% increase for Messrs. Farrell, Christian, Koonce and Heacock in recognition of the company’s continued performance. The CGN Committee also approved a 10% increase for Mr. McGettrick in recognition of superior performance, the successful implementation of our master limited partnership and the highly competitive market for chief financial officer talent. The base salary increases were each effective March 1, 2015.

ANNUAL INCENTIVE PLAN

The AIP is a cash-based program focused on short-term goals, and is designed to:

•   Tie interests of shareholders, customers and employees closely together;

•	Focus our workforce on company, operating group, team and individual goals that ultimately influence operational and financial results;

•	Reward corporate and operating unit earnings performance;

•	Reward safety, diversity and other operating and stewardship goal successes;

•	Emphasize teamwork by focusing on common goals; and

•	Provide a competitive total compensation opportunity.

For the NEOs, funding of the 2015 AIP was tied solely to the achievement of predetermined earnings per share goals. However, the CGN Committee retained discretion to reduce the AIP payout for any NEO for any reason, including missed business unit financial targets or failure to satisfy operating and stewardship goals.

The CGN Committee calculated 2015 AIP payouts for the NEOs as follows:

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Target Award Percentage

Each NEO’s compensation opportunity under the AIP is a percentage of his base salary. AIP target award percentages are set to be consistent with our intent to keep a significant portion of NEO compensation at risk, taking into account the items described above under Our Philosophy. There were no changes to any NEO’s AIP target award percentage from 2014 to 2015.

Name	2015 AIP Target Award Percentage*
Thomas F. Farrell II	125%
Mark F. McGettrick	100%
David A. Christian	90%
Paul D. Koonce	90%
David A. Heacock	70%

*As a percentage of base salary

Funding Level

For NEOs, the funding level is determined solely by our consolidated operating earnings, which are our reported earnings determined in accordance with GAAP, adjusted for certain items. We believe that by focusing on pre-established consolidated operating earnings per share targets, we encourage behavior and performance that will help achieve these objectives.

For the NEOs, the CGN Committee set the consolidated operating earnings goal to provide for 100% funding of the 2015 AIP between $3.35 and $3.62 per share, inclusive of funding for all plan participants. The target for maximum funding of 200% was set at $3.85 operating earnings per share. The CGN Committee also established a funding floor, providing no funding if operating earnings were less than $3.30 per share.

Dominion’s consolidated operating earnings for the year ended December 31, 2015 were $2.0 billion or $3.44 per share*, which met the target goal for 100% funding, and consolidated reported earnings in accordance with GAAP for the year ended December 31, 2015 were $1.9 billion or $3.20 per share. However, we did not meet our 2015 earnings guidance, due in part to lower wholesale power prices in New England, where our Millstone and Manchester Street power stations operate; lower prices for the natural gas liquids we produce; and mild weather late in the year. Accordingly, the CGN Committee exercised its negative discretion, approving a funding percentage of 20%.

* See Reconciliation of 2015 Consolidated Operating Earnings (non-GAAP) to Reported Earnings (GAAP) in Appendix A.

Payout Goal Score

In determining whether and how to exercise its negative discretion, the CGN Committee typically considers each NEO’s accomplishment of pre-determined business unit financial goals and operating and stewardship goals, weighted according to each NEO’s responsibilities. For 2015, in light of the low funding level approved for the 2015 AIP, the CGN Committee considered only accomplishment of safety goals for each NEO.

Each NEO received full credit for his safety goal, with the exception of Mr. Heacock. With respect to Messrs. Farrell and McGettrick, the Dominion Resources Services business unit met its safety goal of fewer than four OSHA recordable incidents or fewer than 19 failures in individual performance.

In 2015, Mr. Christian was part of the Dominion Generation business unit, which met its safety goal in all four generation segments by achieving an OSHA recordable rate of 0.54 for the business development segment and having fewer than 14 recordable injuries in the nuclear segment, fewer than 13 recordable injuries in the power generation fleet and fewer than two recordable injuries for the financial management segment.

Mr. Koonce was part of the Dominion Virginia Power and Dominion Energy business units in 2015. His safety goal was measured by a combination of the OSHA recordable rate and lost-time/restricted duty rate for each business unit, in addition to each business unit’s implementation of plans to evaluate and reduce safety risks. His safety goal was fully achieved, with the Dominion Virginia Power business unit attaining an OSHA recordable incident rate of 1.19 and a lost-time/restricted duty rate of 0.31, and the Dominion Energy business unit attaining an OSHA recordable incident rate of 1.12 and a lost-time/restricted duty rate of 0.43.

Mr. Heacock is part of the nuclear segment. Twenty-five percent of his safety goal is measured by the combined performance of our entire nuclear fleet; the remaining 75% is determined by the performance of our three in-service nuclear stations, each weighted equally. Although our nuclear fleet achieved its best safety performance ever with only six OSHA recordable incidents, one of our nuclear stations had four recordable injuries, missing its target of three or fewer injuries. Therefore, Mr. Heacock did not receive full credit for this goal and his overall payout goal score was reduced by 0.5%.

Based on the exercise of negative discretion solely with respect to safety goal achievement, the CGN Committee determined the NEOs’ 2015 payout goal scores as follows:

Name	2015 Payout Goal Score
Thomas F. Farrell II	100%
Mark F. McGettrick	100%
David A. Christian	100%
Paul D. Koonce	100%
David A. Heacock	99.5%

Final AIP Payout

The CGN Committee calculated final 2015 AIP payouts as shown below, reducing the final payment for Mr. Heacock, who scored less than 100% on his safety goal.

Name	Base Salary		Target Award Percentage*		Funding Level		Payout Goal Score		Final AIP Payout
Thomas F. Farrell II	$1,465,729	X	125%	X	20%	X	100%	=	$366,432
Mark F. McGettrick	829,322	X	100%	X	20%	X	100%	=	165,864
David A. Christian	663,550	X	90%	X	20%	X	100%	=	119,439
Paul D. Koonce	663,550	X	90%	X	20%	X	100%	=	119,439
David A. Heacock	515,217	X	70%	X	20%	X	99.5%	=	71,770

*As a percentage of base salary

LONG-TERM INCENTIVE PROGRAM

Our long-term incentive program is designed to focus on Dominion’s longer-term strategic goals and the retention of our executives. Each year, our NEOs receive a long-term incentive award consisting of two components: 50% of the award is a full value equity award in the form of restricted stock with time-based vesting and the other 50% is a performance-based cash award. We believe restricted stock serves as a strong retention tool and also creates a focus on Dominion’s stock price to further align the interests of officers with the interests of our shareholders and customers. Our performance-based award encourages and rewards officers for making decisions and investments that create and maintain long-term shareholder value and benefit our customers.

The CGN Committee approves long-term incentive awards in January each year. In setting long-term award levels for each NEO, the CGN Committee applies the concepts and individual factors discussed under Our Philosophy. The CGN Committee approved a $500,000 increase in Mr. Farrell’s long-term incentive award target for 2015 in recognition of the complexity of Dominion’s operations, earnings growth over the prior three-year period and shareholder value created during his tenure as CEO, as well as his leadership experience. There were no changes to the long-term incentive targets for any of the other NEOs. The 2015 targets for the NEOs were approved as follows:

Name	2015 Performance Grant	2015 Restricted Stock Grant	2015 Total Target Long- Term Incentive Award	2014 Total Target Long- Term Incentive Award
Thomas F. Farrell II	$4,450,000	$4,450,000	$8,900,000	$8,400,000
Mark F. McGettrick	1,168,750	1,168,750	2,337,500	2,337,500
David A. Christian	728,750	728,750	1,457,500	1,457,500
Paul D. Koonce	728,750	728,750	1,457,500	1,457,500
David A. Heacock	350,000	350,000	700,000	700,000

2015 Restricted Stock Grants

All NEOs received a restricted stock grant on February 1, 2015, based on the stated dollar value above. The number of shares awarded was determined by dividing the stated dollar value by the closing price of Dominion’s common stock on January 30, 2015. The grants have a three-year vesting term, with cliff vesting at the end of the restricted period on February 1, 2018. Dividends are paid to officers during the restricted period.

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2015 Performance Grants

In January 2015, the CGN Committee approved cash performance grants for the NEOs, effective February 1, 2015 (2015 Performance Grants). The performance period commenced on January 1, 2015, and will end on December 31, 2016. The 2015 Performance Grants are denominated as a target dollar value, with potential payouts ranging from 0% to 200% of the target based on Dominion’s TSR relative to the Philadelphia Stock Exchange Utility Index and ROIC, weighted equally. (See Performance Grant Peer Group for additional information about the Philadelphia Stock Exchange Utility Index.) In certain circumstances, a portion of the 2015 Performance Grants may also be earned based on Dominion’s absolute TSR performance for the performance period.

TSR is the difference between the value of a share of common stock at the beginning and end of the two-year performance period, plus dividends paid as if reinvested in stock. The TSR metric was selected to focus our officers on long-term shareholder value when developing and implementing strategic plans and reward management based on the achievement of TSR levels relative to the Philadelphia Stock Exchange Utility Index.

ROIC reflects the company’s total return divided by average invested capital for the performance period. The ROIC goal at target is consistent with the strategic plan and annual business plan as approved by the Board. For this purpose, total return is the company’s consolidated operating earnings plus its after-tax interest and related charges, plus preferred dividends. The ROIC metric was selected to reward officers for the achievement of expected levels of return on the company’s investments. We believe an ROIC measure encourages management to choose the right investments, and with those investments, to achieve the highest returns possible through prudent decisions, management and cost control.

Because officers are expected to retain ownership of shares upon vesting of restricted stock awards, as explained in Share Ownership Guidelines, the cash performance grant balances the long-term program and allows a portion of the long-term incentive award to be accessible to our NEOs during the course of their employment.

Officers who have not achieved 50% of their targeted share ownership guideline receive goal-based stock performance grants instead of a cash performance grant. Dividend equivalents are not paid on any performance-based grants. As all of our NEOs have met their full targeted share ownership guidelines, all of our NEOs received the performance-based component of their 2015 long-term incentive award in the form of a cash performance grant.

Performance Grant Peer Group

TSR performance for the 2015 Performance Grant is measured against the TSR of the companies listed as members of the Philadelphia Stock Exchange Utility Index at the end of the performance period (the Performance Grant Peer Group). In selecting the Philadelphia Stock Exchange Utility Index, the CGN Committee took into consideration that the companies represented in the index are similar to those companies currently included in Dominion’s Compensation Peer Group, and the index is a recognized published index whose members are determined externally and independently from the company. The companies (other than Dominion) in the Philadelphia Stock Exchange Utility Index as of the grant date of the 2015 Performance Grants were as follows:

• The AES Corporation • Ameren Corporation • American Electric Power Company, Inc. • CenterPoint Energy, Inc. • Consolidated Edison, Inc. • Covanta Holding Corporation • DTE Energy Company	• Duke Energy Corporation • Edison International • El Paso Electric Company • Entergy Corporation • Exelon Corporation • FirstEnergy Corp. • NextEra Energy, Inc.	• Eversource Energy (formerly known as Northeast Utilities) • PG&E Corporation • Public Service Enterprise Group Incorporated • The Southern Company • Xcel Energy, Inc.

2014 Performance Grant Payout

In January 2016, final payouts were made to officers who received cash performance grants in February 2014 (2014 Performance Grants), including the NEOs. The 2014 Performance Grants were based on two goals: TSR for the two-year period ended December 31, 2015, relative to the companies in the Philadelphia Stock Exchange Utility Index as of the end of the performance period (weighted 50%) and ROIC for the same two-year period (weighted 50%).

•	Relative TSR (50% weighting). The relative TSR targets and corresponding payout scores for the 2014 Performance Grant were as follows:

Relative TSR Performance Percentile Ranking	Goal Achievement %*
85th or above	200%
50th	100%
25th	50%
Below 25th	0%

* TSR weighting is interpolated between the top and bottom of the percentages within a quartile. If the company’s relative TSR is below the 25th percentile, but its absolute TSR is at least 9% on a compounded annual basis for the performance period, a goal achievement of 25% of the TSR percentage will apply. In addition to the foregoing amounts and regardless of the company’s relative TSR, if the company’s absolute TSR on a compounded annual basis for the performance period is either (i) at least 10% but less than 15%, then an additional 25% will be added to the goal achievement percentage or (ii) at least 15%, then an additional 50% will be added to the goal achievement percentage, provided that the aggregate goal achievement may not exceed 200%.

Actual relative TSR performance for the 2014-2015 period was in the 26th percentile, which produced a goal achievement percentage of 52.6%. Dominion’s TSR for the two-year period ended December 31, 2015, was 12.2%, which is equivalent to 6.1% on a compounded annual basis.

•	ROIC (50% weighting). We designed our ROIC goals for the 2014 Performance Grant to provide 100% payout if the company achieved an ROIC between 6.86% and 7.16% over the two-year performance period. The ROIC performance targets and corresponding payout scores for the 2014 Performance Grant were as follows:

ROIC Performance	Goal Achievement %*
7.68% and above	200%
7.38%	125%
6.86% – 7.16%	100%
6.78%	50%
Below 6.78%	0%

*ROIC percentage payout is interpolated between the top and bottom of the percentages for any range.

Actual ROIC performance for the 2014-2015 period was 7.00%, which produced a goal achievement percentage of 100%.

Based on the achievement of the TSR and ROIC performance goals, the CGN Committee approved a 76.3% payout for the 2014 Performance Grants, determined as follows:

Measure	Goal Weight %		Goal Achievement %		Payout %
Relative TSR	50%	X	52.6%	=	26.3%
ROIC	50%	X	100%	=	50.0%
			Combined Overall Performance Score		76.3%

Although the CGN Committee has discretionary authority to reduce this overall score for any reason, this discretion was not exercised. The resulting payout amounts for the NEOs for the 2014 Performance Grants are shown below.

Name	2014 Performance Target Grant Award		Overall Performance Score		Calculated Performance Grant Payout
Thomas F. Farrell II	$4,200,000	X	76.3%	=	$3,204,600
Mark F. McGettrick	1,168,750	X	76.3%	=	891,756
David A. Christian	728,750	X	76.3%	=	556,036
Paul D. Koonce	728,750	X	76.3%	=	556,036
David A. Heacock	350,000	X	76.3%	=	267,050

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EMPLOYEE AND EXECUTIVE BENEFITS

Benefit plans and limited perquisites comprise the fourth element of our compensation program. These benefits serve as a retention tool and reward long-term employment.

Retirement Plans

All eligible non-union employees participate in a tax-qualified defined benefit pension plan (the Pension Plan) and a 401(k) plan that includes a company match. Each year, officers whose matching contributions under our 401(k) plan are limited by the Code receive a taxable cash payment to make them whole for the company match that is lost as a result of these limits. The company matching contributions to the 401(k) plan and the cash payments of company matching contributions above the Code limits for the NEOs are included in the All Other Compensation column of the Summary Compensation Table and detailed in the footnote for that column.

We also maintain two nonqualified retirement plans for our executives, the Retirement Benefit Restoration Plan (BRP) and the Executive Supplemental Retirement Plan (ESRP). These plans help us compete for and retain executive talent. Due to the Code limits on Pension Plan benefits and because a more substantial portion of total compensation for our officers is paid as incentive compensation than for other employees, the Pension Plan and 401(k) plan alone would produce a lower percentage of replacement income in retirement for officers than these plans will provide for other employees. The BRP restores benefits that cannot be paid under the Pension Plan due to Code limits. The ESRP provides a benefit that covers a portion (25%) of final base salary and target annual incentive compensation to partially make up for this gap in retirement income. Effective July 1, 2013, the ESRP was closed to any new participants.

The Pension Plan, 401(k) plan, BRP and ESRP do not include long-term incentive compensation in benefit calculations and, therefore, a significant portion of the potential compensation for our officers is excluded from calculation in any retirement plan benefit. As consideration for the benefits earned under the BRP and ESRP, all officers agree to comply with confidentiality and one-year non-competition requirements set forth in the plan documents following their retirement or other termination of employment. The present value of accumulated benefits under these retirement plans is disclosed in the Pension Benefits table and the terms of the plans are more fully explained in the narrative following that table.

In individual situations and primarily for mid-career changes or retention purposes, the CGN Committee has granted certain officers additional years of credited age and service for purposes of calculating benefits under the BRP. Age and service credits granted to the NEOs are described in Dominion Retirement Benefit Restoration Plan under Pension Benefits. Additional age and service may also be earned under the terms of an officer’s Employment Continuity Agreement in the event of a change in control, as described in Change in Control under Potential Payments Upon Termination or Change in Control. No additional years of age or service credit were granted to the NEOs during 2015.

Other Benefit Programs

Dominion’s officers participate in the benefit programs available to other Dominion employees. The core benefit programs generally include medical, dental and vision benefit plans, a health savings account, health and dependent care flexible spending accounts, group-term life insurance, travel accident coverage, long-term disability coverage and a paid time off program.

We also maintain an executive life insurance program for officers to replace a former companywide retiree life insurance program that was discontinued in 2003. The plan is fully insured by individual policies that provide death benefits at a fixed amount depending on an officer’s salary tier. This life insurance coverage is in addition to the group-term insurance that is provided to all employees. The officer is the owner of the policy and the company makes premium payments until the later of 10 years from enrollment date or the date the officer attains age 64. Officers are taxed on the premiums paid by the company. The premiums for these policies are included in the All Other Compensation column of the Summary Compensation Table.

Perquisites

We provide a limited number of perquisites for our officers to enable them to perform their duties and responsibilities as efficiently as possible and to minimize distractions. The CGN Committee annually reviews the perquisites to ensure they are an effective and efficient use of corporate resources. We believe the benefits we receive from offering these perquisites outweigh the costs of providing them. We offer the following perquisites to all officers:

•	An allowance of up to $9,500 a year to be used for health club memberships and wellness programs, comprehensive executive physical exams and financial and estate planning. Dominion wants officers to be proactive with preventive healthcare and also wants executives to use professional, independent financial and estate planning consultants to ensure proper tax reporting of company-provided compensation and to help officers optimize their use of Dominion’s retirement and other employee benefit programs.

•	A vehicle leased by Dominion, up to an established lease-payment limit (if the lease payment exceeds the allowance, the officer pays for the excess amount on the vehicle). The costs of insurance, fuel and maintenance for company-leased vehicles are paid by the company.

•	In limited circumstances, use of corporate aircraft for personal travel by executive officers. For security and other reasons, the Board has directed Mr. Farrell to use the corporate aircraft for air travel, including personal travel. Mr. Farrell’s family and guests may accompany him on any personal trips. The use of corporate aircraft for personal travel by other executive officers is limited and usually related to (i) travel with the CEO or (ii) personal travel to accommodate business demands on an executive’s schedule. With the exception of Mr. Farrell, personal use of corporate aircraft is not available when there is a company need for the aircraft. Use of corporate aircraft saves substantial time and allows us to have better access to our executives for business purposes. During 2015, 95% of the use of Dominion’s aircraft was for business purposes.

Other than costs associated with comprehensive executive physical exams (which are exempt from taxation under the Code), these perquisites are fully taxable to officers. There is no tax gross-up for imputed income on any perquisites.

Employment Continuity Agreements

Dominion has entered into Employment Continuity Agreements with all officers to ensure continuity in the event of a change in control of the company. These agreements are consistent with competitive practice for our peer companies, and they protect the company in the event of an anticipated or actual change in control. In a time of transition, it is critical to protect shareholder value by retaining and continuing to motivate the company’s core management team. In a change in control situation, workloads typically increase dramatically, outside competitors are more likely to attempt to recruit top performers away from the company, and officers and other key employees may consider other opportunities when faced with uncertainties at their own company. The Employment Continuity Agreements provide security and protection to officers in such circumstances for the long-term benefit of the company and its shareholders.

In determining appropriate compensation and benefits payable upon a change in control, the company evaluated peer group and general practices and considered the levels of protection necessary to retain officers in such situations. The Employment Continuity Agreements are double-trigger agreements that require both a change in control and a qualifying termination of employment to trigger most benefits. The specific terms of the Employment Continuity Agreements are discussed in Potential Payments Upon Termination or Change in Control.

Other Agreements

Dominion does not have comprehensive employment agreements or severance agreements with its NEOs. Although the CGN Committee believes the compensation and benefit programs described in this CD&A are appropriate, Dominion, as one of the nation’s largest producers and transporters of energy, is part of a constantly changing and increasingly competitive environment. In recognition of their valuable knowledge and experience and to secure and retain their services, we have entered into letter agreements with some of our NEOs to provide certain benefit enhancements or other protections, as described in Dominion Retirement Benefit Restoration Plan, Dominion Executive Supplemental Retirement Plan and Potential Payments Upon Termination or Change in Control. We did not enter into any new letter agreements with NEOs in 2015.

4.	Our Process

The CGN Committee is responsible for reviewing and approving NEO compensation and our overall executive compensation program. Each year, the CGN Committee reviews a comprehensive analysis of the executive compensation program, including the elements of each NEO’s compensation, with input from senior management and the CGN Committee’s independent compensation consultant. As part of its assessment, the CGN Committee reviews the performance of the CEO and other executive officers, annually reviews succession planning for the company’s senior officers, reviews executive officer share ownership guidelines and compliance, and establishes compensation programs designed to achieve Dominion’s objectives.

The CGN Committee evaluates each NEO’s base salary, total cash compensation (base salary plus target AIP award) and total direct compensation (base salary plus target AIP award and target long-term incentive award) against data from our Compensation Peer Group. To ensure the compensation levels are appropriately competitive and consistent with the company’s overall strategy, the CGN Committee considers the peer data together with the considerations described under Individual Factors in Setting Compensation. Neither the peer comparison nor the individual factors are assigned any specific weighting. As part of its analysis, the CGN Committee also considers Dominion’s size, including market capitalization and price-to-earnings ratio, and complexity compared to the companies in our Compensation Peer Group, as well as the tenure of the NEO as compared to executives in a similar position in a Compensation Peer Group company.

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THE ROLE OF THE INDEPENDENT COMPENSATION CONSULTANT

The CGN Committee has retained Cook & Co. as its independent compensation consultant to advise the CGN Committee on executive and director compensation matters. The CGN Committee’s consultant:

•	Attends meetings as requested by the CGN Committee, either in person or by teleconference;

•	Communicates directly with the chairman of the CGN Committee outside of the CGN Committee meetings as needed;

•	Participates in CGN Committee executive sessions as requested without the CEO present to discuss CEO compensation and any other relevant matters, including the appropriate relationship between pay and performance and emerging trends;

•	Reviews and comments on proposals and materials prepared by management and answers technical questions, as requested; and

•	Generally reviews and offers advice as requested by or on behalf of the CGN Committee regarding other aspects of our executive compensation program, including best practices and other matters.

In 2015, the CGN Committee reviewed and assessed the independence of Cook & Co. and concluded that Cook & Co.’s work did not raise any conflicts of interest. Cook & Co. did not provide any additional services to Dominion during 2015.

MANAGEMENT’S ROLE IN OUR PROCESS

Although the CGN Committee has the responsibility to approve and monitor all compensation for our NEOs, management plays an important role in determining executive compensation. Under the direction of management, internal compensation specialists provide the CGN Committee with data, analysis and counsel regarding the executive compensation program, including an ongoing assessment of the effectiveness of the program, peer practices, and executive compensation trends and best practices. Management, along with our internal compensation and financial specialists, assist in the design of our incentive compensation plans, including performance target recommendations consistent with the strategic goals of the company, and recommendations for establishing the peer group. Management also works with the chairman of the CGN Committee to establish the agenda and prepare meeting information for each CGN Committee meeting.

The CEO is responsible for reviewing senior officer succession plans with the CGN Committee on an annual basis. Mr. Farrell is also responsible for reviewing the performance of the other senior officers, including the other NEOs, with the CGN Committee at least annually. He makes recommendations on the compensation and benefits for the NEOs (other than himself) to the CGN Committee and provides other information and advice as appropriate or as requested by the CGN Committee, but all decisions are ultimately made by the CGN Committee.

THE COMPENSATION PEER GROUP

The CGN Committee uses the Compensation Peer Group to assess the competitiveness of the compensation of our NEOs. A separate Performance Grant Peer Group is used to evaluate the relative performance of the company for purposes of our long-term incentive program (see 2015 Performance Grants and Performance Grant Peer Group for additional information about that group).

In the fall of each year, the CGN Committee reviews and approves the Compensation Peer Group. In selecting the Compensation Peer Group, we identify companies in our industry that compete for customers, executive talent and investment capital. We screen this group based on size and usually eliminate companies that are much smaller or larger than Dominion in revenues, assets or market capitalization. We also consider the geographic locations and the regulatory environment in which potential peer companies operate.

Dominion’s Compensation Peer Group is generally consistent from year to year, with merger and acquisition activity being the primary reason for changes. No changes were made to the Compensation Peer Group for 2015, except that we replaced CMS Energy Corporation with CenterPoint Energy, Inc. based on size and business model considerations. Dominion’s Compensation Peer Group for 2015 was comprised of the following companies:

• Ameren Corporation	• Entergy Corporation	• PPL Corporation
• American Electric Power Company, Inc.	• Exelon Corporation	• Public Service Enterprise Group Incorporated
• CenterPoint Energy, Inc.	• FirstEnergy Corp.	• The Southern Company
• DTE Energy Company	• NextEra Energy, Inc.	• Xcel Energy, Inc.
• Duke Energy Corporation	• NiSource Inc.

The CGN Committee and management use the Compensation Peer Group to: (i) compare Dominion’s stock and financial performance against these peers using a number of different metrics and time periods to evaluate how we are performing; (ii) analyze compensation practices within our industry; (iii) evaluate peer company practices and determine peer median and 75th percentile ranges for base pay, annual incentive pay, long-term incentive pay and total direct compensation, both generally and for specific positions; and (iv) compare our benefits and perquisites. In setting the levels for base pay, annual incentive pay, long-term incentive pay and total direct compensation, the CGN Committee also takes into consideration Dominion’s size compared with the median of the Compensation Peer Group and the complexity of its business. As of year-end 2015, Dominion ranked fourth in market capitalization, sixth in assets and seventh in revenues as compared to the Compensation Peer Group.

SURVEY AND OTHER DATA

Survey compensation data and information on local companies with whom we compete for talent and other companies with comparable market capitalization to Dominion are used only to provide a general understanding of compensation practices and trends, not as benchmarks for compensation decisions. The CGN Committee takes into account individual and company-specific factors, including internal pay equity, along with data from the Compensation Peer Group, in establishing compensation opportunities. The CGN Committee believes this reflects Dominion’s specific needs in its distinct competitive market and with respect to its size and complexity versus its peers.

CEO COMPENSATION RELATIVE TO OTHER NEOS

Mr. Farrell generally participates in the same compensation programs and receives compensation based on the same philosophy and factors as the other NEOs. Application of the same philosophy and factors to Mr. Farrell’s position results in overall CEO compensation that is significantly higher than the compensation of the other NEOs. Mr. Farrell’s compensation is commensurate with his greater responsibilities and decision-making authority, broader scope of duties encompassing the entirety of the company (as compared to the other NEOs who are responsible for significant but distinct areas within the company) and his overall responsibility for corporate strategy. His compensation also reflects his role as our principal corporate representative to investors, customers, regulators, analysts, legislators, industry and the media.

We consider CEO compensation trends as compared to the next highest-paid officer, as well as to our executive officers as a group, over a multi-year period to monitor the ratio of Mr. Farrell’s pay relative to the pay of other executive officers. The CGN Committee did not make any adjustments to the compensation of any NEOs based on this review for 2015.

5.	Our Governance

Dominion’s strong corporate governance is rooted in our core value of ethics. We support our culture of good governance with solid compensation practices that pay for performance and promote strategic risk management.

We Do:	We Do Not:

✓      Balance short- and long-term incentives

✓     Place a substantial portion of NEO pay at risk and tie to enhanced shareholder value

✓     Use different performance measures for our annual and long-term incentive programs

✓     Review our executive compensation program to ensure it does not promote excessive risk taking

✓     Measure relative TSR for our performance grant payout using the Philadelphia Stock Exchange Utility Index, an independently-determined peer group

✓     Maintain rigorous share ownership guidelines

✓      Incorporate clawback provisions in incentive compensation

✓      Include a non-compete clause in our executive retirement plans

✓      Proactively engage with our top shareholders on compensation and governance issues

✓      Conduct annual Say on Pay votes

✓     Require two triggers for the payment of most change in control benefits

×     Allow payout of AIP awards or performance grants greater than 200% of target

×      Offer long-term or indefinite employment agreements to our executives

×      Include long-term incentive awards in retirement or severance calculations (other than prorated payout of outstanding awards)

×      Permit officers or directors to hedge or pledge shares as collateral

×      Offer excessive executive perquisites or provide tax gross-ups on executive perquisites

×      Dilute shareholder value by issuing excessive equity compensation

×      Offer excessive change in control severance benefits

×     Provide excise tax gross-ups in change in control agreements for new officers (elected after February 1, 2013)

×      Offer the ESRP to new officers (elected after July 1, 2013)

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ANNUAL COMPENSATION RISK REVIEW

Dominion’s management, including Dominion’s Chief Risk Officer and other executives, annually reviews the overall structure of the company’s executive compensation program and policies to ensure that they are consistent with effective management of enterprise key risks and that they do not encourage executives to take unnecessary or excessive risks that could threaten the value of the enterprise. With respect to the programs and policies that apply to our NEOs, this review includes analysis of:

•	How different elements of our compensation programs may increase or mitigate risk-taking;

•	Performance metrics used for short- and long-term incentive programs and the relation of such incentives to the objectives of the company;

•	Whether the performance measurement periods for short- and long-term incentive compensation are appropriate; and

•	The overall structure of compensation programs as related to business risks.

Among the factors considered in management’s assessment are: (i) the balance of our overall program design, including the mix of cash and equity compensation; (ii) the mix of fixed and variable compensation; (iii) the balance of short-term and long-term objectives of our incentive compensation; (iv) the performance metrics, performance targets, threshold performance requirements and capped payouts related to our incentive compensation; (v) our clawback provision on incentive compensation; (vi) our share ownership guidelines, including share ownership levels, retention practices and prohibitions on hedging, pledging and other derivative transactions related to Dominion stock; (vii) the CGN Committee’s ability to exercise negative discretion to reduce the amount of the annual and long-term incentive awards; and (viii) internal controls and oversight structures in place at Dominion.

Based on management’s review, the CGN Committee believes the company’s well-balanced mix of salary and short-term and long-term incentives, as well as the performance metrics that are included in the incentive programs, are appropriate and consistent with the company’s risk management practices and overall strategies.

SHARE OWNERSHIP GUIDELINES

We require officers to own and retain significant amounts of Dominion stock to align their interests with those of our shareholders by promoting a long-term focus through share ownership. The guidelines ensure that management maintains a personal stake in the company through significant equity investment in the company. Targeted ownership levels are the lesser of the following value or number of shares:

Position	Value / # of Shares
Chairman, President & Chief Executive Officer	8 X salary / 145,000
Executive Vice President – Dominion	5 X salary / 35,000
Senior Vice President – Dominion & Subsidiaries/President – Dominion Subsidiaries	4 X salary / 20,000
Vice President – Dominion & Subsidiaries	3 X salary / 10,000

The levels of ownership reflect the increasing level of responsibility for that officer’s position. Shares owned by an officer and his or her immediate family members as well as shares held under company benefit plans count toward the ownership targets. Restricted stock, goal-based stock and shares underlying stock options do not count toward the ownership targets until the shares vest or the options are exercised.

Until an officer meets his or her ownership target, an officer must retain all after-tax shares from the vesting of restricted stock and goal-based stock awards. We refer to shares held by an officer that are more than 15% above his or her ownership target as qualifying excess shares. An officer may sell, gift or transfer qualifying excess shares at any time, subject to insider trading rules and other policy provisions as long as the sale, gift or transfer does not cause an executive to fall below his or her ownership target.

At least annually, the CGN Committee reviews the share ownership guidelines and monitors compliance by executive officers, both individually and by the officer group as a whole. As of January 1, 2016, each NEO exceeded his share ownership target as shown below:

Name	Shares Owned and Counted Toward Target (1)	Share Ownership Target (2)
Thomas F. Farrell II	780,774	145,000
Mark F. McGettrick	209,372	35,000
David A. Christian	93,706	35,000
Paul D. Koonce	122,790	35,000
David A. Heacock	34,209	20,000
(1)	Does not include shares of unvested restricted stock that are not counted toward ownership targets

(2)	Share ownership target is the lesser of salary multiple or number of shares

ANTI-HEDGING POLICY

We prohibit our employees and directors from engaging in certain types of transactions that are designed to or may result in protection against potential decreases in the value of Dominion stock that they own, including owning derivative securities, hedging transactions, using margin accounts and pledging shares as collateral.

RECOVERY OF INCENTIVE COMPENSATION

Dominion’s Corporate Governance Guidelines authorize the Board to seek recovery of performance-based compensation paid to officers who are found to be personally responsible for fraud or intentional misconduct that causes a restatement of financial results filed with the SEC. Our AIP and long-term incentive performance grant documents include a broader clawback provision that authorizes the CGN Committee, in its discretion and based on facts and circumstances, to recoup AIP and performance grant payouts from any employee whose fraudulent or intentional misconduct (i) directly causes or partially causes the need for a restatement of a financial statement or (ii) relates to or materially affects the company’s operations or the employee’s duties at the company. The company reserves the right to recover a payout by seeking repayment from the employee, by reducing the amount that would otherwise be payable to the employee under another company benefit plan or compensation program to the extent permitted by applicable law, by withholding future incentive compensation, or any combination of these actions. The clawback provision is in addition to, and not in lieu of, other actions the company may take to remedy or discipline misconduct, including termination of employment or a legal action for breach of fiduciary duty, and any actions imposed by law enforcement agencies.

We are also monitoring developments regarding the SEC’s proposed compensation recovery rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act. Currently, we include provisions in our LTIP performance grants and restricted stock grants that subject those awards to any additional or revised clawback guidelines that Dominion may adopt in the future in response to the Dodd-Frank rules.

TAX DEDUCTIBILITY OF COMPENSATION

Section 162(m) of the Code generally disallows a deduction by publicly held corporations for compensation in excess of $1 million paid to the CEO and the next three most highly compensated officers other than the CFO. If certain requirements are met, performance-based compensation qualifies for an exemption from the Code Section 162(m) deduction limit. We generally seek to provide competitive executive compensation while maximizing Dominion’s tax deduction. While the CGN Committee considers Code Section 162(m) tax implications when designing annual and long-term incentive compensation programs and approving payouts under such programs, it reserves the right to approve, and in some cases has approved, non-deductible compensation when it feels that corporate objectives justify the cost of being unable to deduct such compensation.

ACCOUNTING FOR STOCK-BASED COMPENSATION

We measure and recognize compensation expense in accordance with the Financial Accounting Standards Board (FASB) guidance for stock-based payments, which requires that compensation expense relating to stock-based payment transactions be recognized in the financial statements based on the fair value of the equity or liability instruments issued. The CGN Committee considers the accounting treatment of equity and performance-based compensation when approving awards.

SAY ON PAY AND SHAREHOLDER FEEDBACK

Our shareholders voted on an advisory basis on our executive compensation program (also known as Say on Pay) and approved it with an 86% vote at the 2015 Annual Meeting of Shareholders, which followed an approval by a 97% vote in 2014.

Unless the Board modifies its policy on the frequency of future Say on Pay advisory votes, shareholders will have an annual opportunity to cast an advisory vote to approve our executive compensation program. We will ask shareholders, on an advisory basis, to vote on the frequency of the Say on Pay vote at least once every six years, with the next advisory vote on frequency to be held no later than the 2017 Annual Meeting of Shareholders.

After considering feedback received from shareholders and business drivers, the CGN Committee retained the overall structure of our compensation program and did not grant any off-cycle long-term incentive awards to NEOs in 2015.

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EXECUTIVE COMPENSATION

Summary Compensation Table – An Overview

The Summary Compensation Table provides information in accordance with SEC requirements regarding compensation earned by our NEOs, stock awards made to our NEOs, as well as amounts accrued or accumulated during years reported with respect to retirement plans and other items. The NEOs include our CEO, our CFO and our three most highly compensated executive officers other than our CEO and CFO.

The following highlights some of the disclosures contained in this table.

•	Salary. The amounts in this column are the base salaries earned by the NEOs for the years indicated.

•	Stock Awards. The amounts in this column reflect the grant date fair value of the stock awards for accounting purposes for the respective year. Stock awards are reported in the year in which the awards are granted regardless of when or if the awards vest.

•	Non-Equity Incentive Plan Compensation. This column includes amounts earned under two performance-based programs: the AIP and cash-based performance grant awards under our long-term incentive program. These performance programs are based on performance criteria established by the CGN Committee at the beginning of the performance period, with actual performance scored against the pre-set criteria by the CGN Committee at the end of the performance period.

•	Change in Pension Value and Nonqualified Deferred Compensation Earnings. This column shows any year-over-year increases in the annual accrual of pension and supplemental retirement benefits for our NEOs. These are accruals for future benefits under the terms of our retirement plans and are not actual payments made during the year to our NEOs. The amounts disclosed reflect the annual change in the actuarial present value of benefits under defined benefit plans sponsored by the company, which include the company’s tax-qualified pension plan and the nonqualified plans described in the narrative following the Pension Benefits table. The annual change equals the difference in the accumulated amount for the current fiscal year and the accumulated amount for the prior fiscal year, generally using the same actuarial assumptions used for the company’s audited financial statements for the applicable fiscal year. Accrued benefit calculations are based on assumptions that the NEOs would retire at the earliest age at which they are projected to become eligible for full, unreduced pension benefits (including the effect of future service for eligibility purposes), instead of their unreduced retirement age based on current years of service. The application of these assumptions results in a greater increase in the accumulated amount of pension benefits for certain NEOs than would result without the application of these assumptions. This method of calculation does not increase actual benefits payable at retirement but only how much of that benefit is allocated to the increase during the years presented in the Summary Compensation Table. Please refer to the footnotes to the Pension Benefits table and the narrative following that table for additional information related to actuarial assumptions used to calculate pension benefits.

•	All Other Compensation. The amounts in this column disclose compensation that is not classified as compensation reportable in another column, including perquisites and benefits with an aggregate value of at least $10,000, the value of company-paid life insurance premiums, company matching contributions to an NEO’s 401(k) Plan account, and company matching contributions paid directly to the NEO that would be credited to the 401(k) Plan account if Code contribution limits did not apply.

•	Total. The number in this column provides a single figure that represents the total compensation either earned by each NEO for the years indicated or accrued benefits payable in later years and required to be disclosed by SEC rules in this table. It does not reflect actual compensation paid to the NEO during the year, but is the sum of the dollar values of each type of compensation quantified in the other columns in accordance with SEC rules.

Summary Compensation Table

The following table presents information concerning compensation paid or earned by our NEOs for the years ended December 31, 2015, 2014 and 2013 as well as the grant date fair value of stock awards and changes in pension value.

Name and Principal Position	Year	Salary (1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation(5)	Total
Thomas F. Farrell II Chairman, President and Chief Executive Officer	2015	$1,458,614	$4,450,009	$3,571,032	$—	$180,774	$9,660,429
	2014	1,411,744	5,700,063	10,038,797	3,286,303	176,038	20,612,945
	2013	1,348,695	4,200,017	5,155,593	—	209,956	10,914,261
Mark F. McGettrick Executive Vice President and Chief Financial Officer	2015	816,756	1,168,805	1,057,620	21,198	99,197	3,163,576
	2014	747,945	1,870,057	3,125,492	1,046,263	94,250	6,884,007
	2013	712,329	1,168,772	1,768,840	—	90,806	3,740,747
David A. Christian* Executive Vice President and CEO – Dominion Generation Group	2015	660,328	728,763	675,475	—	108,104	2,172,670
	2014	641,096	1,166,118	1,705,015	760,722	103,823	4,376,774
	2013	622,423	728,803	1,218,126	276,997	101,100	2,947,449
Paul D. Koonce* Executive Vice President and CEO – Energy Infrastructure Group	2015	660,328	728,763	675,475	—	75,981	2,140,547
	2014	635,630	1,166,118	1,705,769	1,915,575	61,568	5,484,660
	2013	589,788	728,803	1,163,727	733,834	60,006	3,276,158
David A. Heacock President and Chief Nuclear Officer – Dominion Nuclear	2015	512,716	350,003	338,820	359,707	58,166	1,619,412
	2014	492,632	350,008	797,640	1,216,185	48,459	2,904,924
	2013	452,530	300,048	565,566	139,549	45,267	1,502,960

* Effective January 1, 2016, Mr. Christian began serving as Executive Vice President and Chief Executive Officer – Energy Infrastructure Group and Mr. Koonce began serving as Executive Vice President and CEO – Dominion Generation Group.

(1) Effective March 1, 2015, Mr. McGettrick received a 10% base salary increase, and the remaining NEOs each received a 3% base salary increase.

(2) The amounts in this column reflect the grant date fair value of stock awards for the respective year grant in accordance with FASB guidance for share-based payments. Dominion did not grant any stock options in 2015. See also Note 19 to the Consolidated Financial Statements in Dominion’s 2015 Annual Report on Form 10-K for more information on the valuation of stock-based awards, the Grants of Plan-Based Awards table for stock awards granted in 2015, and the Outstanding Equity Awards at Fiscal Year-End table for a listing of all outstanding equity awards as of December 31, 2015.

(3) The 2015 amounts in this column include the payout under Dominion’s 2015 AIP and 2014 Performance Grant Awards. All of the NEOs received 20% funding of their 2015 AIP target awards and Messrs. Farrell, McGettrick, Christian and Koonce received 100% payout scores for accomplishment of their goals. Mr. Heacock received 99.5% payout score for his goal accomplishment due to a missed safety goal. The 2015 AIP payout amounts were as follows: Mr. Farrell: $366,432; Mr. McGettrick: $165,864; Mr. Christian: $119,439; Mr. Koonce: $119,439; and Mr. Heacock: $71,770. See CD&A for additional information on the 2015 AIP and the Grants of Plan-Based Awards table for the range of each NEO’s potential award under the 2015 AIP. The 2014 Performance Grant Award was issued on February 1, 2014 and the payout amount was determined based on achievement of performance goals for the performance period ended December 31, 2015. Payouts can range from 0% to 200% of the target amount. The actual payout was 76.3% of the target amount. The 2014 Performance Grant payout amounts were as follows: Mr. Farrell: $3,204,600; Mr. McGettrick: $891,756; Mr. Christian: $556,036; Mr. Koonce: $556,036; and Mr. Heacock: $267,050. See 2014 Performance Grant Payout in the CD&A for additional information on the 2014 Performance Grants. The 2014 amounts reflect both the 2014 AIP and the 2013 Performance Grant payouts, and the 2013 amounts reflect both the 2013 AIP and 2012 Performance Grant payouts.

(4) All amounts in this column are for the aggregate change in the actuarial present value of the NEO’s accumulated benefit under our qualified pension plan and nonqualified executive retirement plans. There are no above-market earnings on nonqualified deferred compensation plans. These accruals are not directly in relation to final payout potential, and can vary significantly year over year based on (i) promotions and corresponding changes in salary; (ii) other one-time adjustments to salary or incentive target for market or other reasons; (iii) actual age versus predicted age at retirement; (iv) discount rate used to determine present value of benefit; and (v) other relevant factors. Reductions in the actuarial present value of an NEO’s accumulated pension benefits are reported as $0.

A change in the discount rate can be a significant factor in the change reported in this column. A decrease in the discount rate results in an increase in the present value of the accumulated benefit without any increase in the benefits payable to the NEO at retirement and an increase in the discount rate has the opposite effect. The discount rate used in determining the present value of the accumulated benefit increased from 4.40% used as of December 31, 2014 to a discount rate of 4.96% used as of December 31, 2015. The decrease in present value attributed solely to the change in discount rate was as follows: Mr. Farrell: $(1,087,119); Mr. McGettrick: $(671,036); Mr. Christian: $(457,159); Mr. Koonce: $(419,413); and Mr. Heacock: $(288,243).

Dominion Resources 2016 Proxy Statement	41

(5) All Other Compensation amounts for 2015 are as follows:

Name	Executive Perquisites (a)	Life Insurance Premiums	Employee 401(k) Plan Match (b)	Company Match Above IRS Limits (c)	Total All Other Compensation
Thomas F. Farrell II	$95,629	$29,448	$7,950	$47,747	$180,774
Mark F. McGettrick	30,438	36,088	10,600	22,071	99,197
David A. Christian	30,551	51,139	10,600	15,814	108,104
Paul D. Koonce	26,762	29,409	7,950	11,860	75,981
David A. Heacock	22,025	15,632	10,600	9,909	58,166

(a) Unless noted, the amounts in this column for all NEOs are comprised of the following: personal use of company vehicle and financial, planning and health and wellness allowance. For Mr. Farrell the amount in this column also includes $74,509 for the value of his personal use of the corporate aircraft. For personal flights, all direct operating costs are included in calculating aggregate incremental cost. Direct operating costs include the following: fuel, airport fees, catering, ground transportation and crew expenses (any food, lodging and other costs). The fixed costs of owning the aircraft and employing the crew are not taken into consideration, as 95% of the use of the corporate aircraft is for business purposes. The CGN Committee has directed Mr. Farrell to use corporate aircraft for personal travel.

(b) Employees initially hired before 2008 who contribute to the 401(k) Plan receive a matching contribution of 50 cents for each dollar contributed up to 6% of compensation (subject to IRS limits) for employees who have less than 20 years of service, and 67 cents for each dollar contributed up to 6% of compensation (subject to IRS limits) for employees who have 20 or more years of service. All NEOs were hired prior to 2008.

(c) Represents each payment of lost 401(k) Plan matching contribution due to IRS limits.

Grants of Plan-Based Awards

The following table provides information about stock awards and non-equity incentive awards granted to our NEOs during the year ended December 31, 2015.

Name	Grant Date(1)	Grant Approval Date (1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Options Award (1)(4)
			Threshold	Target	Maximum
Thomas F. Farrell II
2015 Annual Incentive Plan (2)			$–	$1,832,161	$3,664,322
2015 Cash Performance Grant (3)			–	4,450,000	8,900,000
2015 Restricted Stock Grant (4)	2/1/2015	1/22/2015				57,875	$4,450,009
Mark F. McGettrick
2015 Annual Incentive Plan (2)			–	829,322	1,658,644
2015 Cash Performance Grant (3)			–	1,168,750	2,337,500
2015 Restricted Stock Grant (4)	2/1/2015	1/22/2015				15,201	1,168,805
David A. Christian
2015 Annual Incentive Plan (2)			–	597,195	1,194,390
2015 Cash Performance Grant (3)			–	728,750	1,457,500
2015 Restricted Stock Grant (4)	2/1/2015	1/22/2015				9,478	728,763
Paul D. Koonce
2015 Annual Incentive Plan (2)			–	597,195	1,194,390
2015 Cash Performance Grant (3)			–	728,750	1,457,500
2015 Restricted Stock Grant (4)	2/1/2015	1/22/2015				9,478	728,763
David A. Heacock
2015 Annual Incentive Plan (2)			–	360,652	721,304
2015 Cash Performance Grant (3)			–	350,000	700,000
2015 Restricted Stock Grant (4)	2/1/2015	1/22/2015				4,552	350,003

(1) On January 22, 2015, the CGN Committee approved the 2015 long-term incentive compensation awards for our officers, which consisted of a restricted stock grant and a cash performance grant. The 2015 restricted stock award was granted on February 1, 2015. Under the 2014 Incentive Compensation Plan, fair market value is defined as the closing price of Dominion common stock on the date of grant or, if that day is not a trading day, on the most recent trading day immediately preceding the date of grant. The fair market value for the February 1, 2015 restricted stock grant was $76.89 per share, which was Dominion’s closing stock price on January 30, 2015.

(2) Amounts represent the range of potential payouts under the 2015 AIP. Actual amounts paid under the 2015 AIP are found in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Under our AIP, officers are eligible for an annual performance-based award. The CGN Committee establishes target awards for each NEO based on his salary level and expressed as a percentage of the individual NEO’s base salary. The target award is the amount of cash that will be paid if the plan is fully funded and payout goals are achieved. For the 2015 AIP, funding was based on the achievement of consolidated operating earnings goals with the maximum funding capped at 200%, as explained under the Annual Incentive Plan section of the CD&A.

(3) Amounts represent the range of potential payouts under the 2015 performance grant of our long-term incentive program. Payouts can range from 0% to 200% of the target award. Awards will be paid by March 15, 2017 depending on the achievement of performance goals for the two-year period ending December 31, 2016.

The amount earned will depend on the level of achievement of two performance metrics: TSR - 50% and ROIC - 50%. TSR measures Dominion’s share performance for the two-year period ended December 31, 2016 relative to the TSR of the companies that are listed as members of the Philadelphia Stock Exchange Utility Index as of the end of the performance period. ROIC goal achievement will be scored against 2015 and 2016 budget goals.

The performance grant is forfeited in its entirety if an officer voluntarily terminates employment or is terminated with cause before the vesting date. The grants have prorated vesting for retirement, termination without cause, death or disability. In the case of retirement, prorated vesting will not occur if the CEO (or, for the CEO, the CGN Committee) determines the officer’s retirement is detrimental to the company. Payout for an officer who retires or whose employment is terminated without cause is made following the end of the performance period so that the officer is rewarded only to the extent the performance goals are achieved. In the case of death or disability, payout is made as soon as possible to facilitate the administration of the officer’s estate or financial planning. The payout amount will be the greater of the officer’s target award or an amount based on the predicted performance used for compensation cost disclosure purposes in Dominion’s financial statements.

In the event of a change in control, the performance grant is vested in its entirety and payout of the performance grant will occur as soon as administratively feasible following the change in control date at an amount that is the greater of an officer’s target award or an amount based on the predicted performance used for compensation cost disclosure purposes in Dominion’s financial statements.

(4) The 2015 restricted stock grant fully vests at the end of three years. The restricted stock grant is forfeited in its entirety if an officer voluntarily terminates employment or is terminated with cause before the vesting date. The restricted stock grant provides for prorated vesting if an officer retires, dies, becomes disabled, is terminated without cause, or if there is a change in control. In the case of retirement, prorated vesting will not occur if the CEO (or for the CEO, the CGN Committee) determines the officer’s retirement is detrimental to the company. In the event of a change in control, prorated vesting is provided as of the change in control date, and full vesting if an officer’s employment is terminated, or constructively terminated by the successor entity following the change in control date but before the scheduled vesting date. Dividends on the restricted shares are paid during the restricted period at the same rate declared by Dominion for all shareholders.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes equity awards made to NEOs that were outstanding as of December 31, 2015. There were no unexercised or unexercisable option awards outstanding for any of our NEOs as of December 31, 2015.

Name	Stock Awards
	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested(1) ($)
Thomas F. Farrell II	77,534(2)	$5,244,400
	61,847(3)	4,183,331
	57,875(4)	3,914,665
Mark F. McGettrick	21,576(2)	1,459,401
	17,211(3)	1,164,152
	15,201(4)	1,028,196
David A. Christian	13,454(2)	910,029
	10,732(3)	725,912
	9,478(4)	641,092
Paul D. Koonce	13,454(2)	910,029
	10,732(3)	725,912
	9,478(4)	641,092
David A. Heacock	5,539(2)	374,658
	5,154(3)	348,617
	4,552(4)	307,897

(1) The market value is based on closing stock price of $67.64 on December 31, 2015.

(2) Shares scheduled to vest on February 1, 2016.

(3) Shares scheduled to vest on February 1, 2017.

(4) Shares scheduled to vest on February 1, 2018.

Option Exercises and Stock Vested

The following table provides information about the value realized by NEOs during the year ended December 31, 2015, on vested restricted stock awards. There were no option exercises by NEOs in 2015.

Name	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting
Thomas F. Farrell II	211,977	$15,000,598
Mark F. McGettrick	84,588	5,892,462
David A. Christian	51,485	3,589,958
Paul D. Koonce	50,989	3,551,821
David A. Heacock	4,959	381,298

Dominion Resources 2016 Proxy Statement	43

Pension Benefits

The following table shows the actuarial present value of accumulated benefits payable to our NEOs, together with the number of years of benefit service credited to each NEO, under the plans listed in the table. Values are computed as of December 31, 2015, using the same interest rate and mortality assumptions used in determining the aggregate pension obligations disclosed in the company’s financial statements. The years of credited service and the present value of accumulated benefits were determined by our plan actuaries, using the appropriate accrued service, pay and other assumptions similar to those used for accounting and disclosure purposes. Please refer to Actuarial Assumptions Used to Calculate Pension Benefits for detailed information regarding these assumptions.

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)
Thomas F. Farrell II	Pension Plan	20.00	$1,300,225
	Benefit Restoration Plan	30.00	12,431,846
	Supplemental Retirement Plan	30.00	13,237,370
Mark F. McGettrick	Pension Plan	30.00	1,858,193
	Benefit Restoration Plan	30.00	5,968,200
	Supplemental Retirement Plan	30.00	7,244,848
David A. Christian	Pension Plan	30.00	2,088,892
	Benefit Restoration Plan	30.00	3,755,777
	Supplemental Retirement Plan	30.00	4,912,171
Paul D. Koonce	Pension Plan	17.00	929,573
	Benefit Restoration Plan	17.00	1,506,712
	Supplemental Retirement Plan	17.00	5,796,370
David A. Heacock	Pension Plan	28.50	1,879,555
	Benefit Restoration Plan	28.50	1,938,008
	Supplemental Retirement Plan	28.50	1,824,762

(1) Years of credited service shown in this column for the Pension Plan are actual years accrued by an NEO from his date of participation to December 31, 2015. Service for the Benefit Restoration Plan and the Supplemental Retirement Plan is the NEO’s actual credited service as of December 31, 2015 plus any potential total credited service to the plan maximum, including any extra years of credited service granted to Messrs. Farrell and McGettrick by the CGN Committee for the purpose of calculating benefits under these plans. Please refer to the narrative below and under Dominion Retirement Benefit Restoration Plan, Dominion Executive Supplemental Retirement Plan and Potential Payments Upon Termination or Change In Control for information about the requirements for receiving extra years of credited service and the amount credited, if any, for each NEO.

(2) The amounts in this column are based on actuarial assumptions that all of the NEOs would retire at the earliest age they become eligible for unreduced benefits, which is (i) age 60 for Messrs. Farrell, Koonce, Christian and Heacock, and (ii) age 55 for Mr. McGettrick (when he would be treated as age 60 based on his five additional years of credited age). In addition, for purposes of calculating the Benefit Restoration Plan benefits for Messrs. Farrell and McGettrick, the amounts reflect additional credited years of service granted to them pursuant to their agreements with the company (see Dominion Retirement Benefit Restoration Plan). If the amounts in this column did not include the additional years of credited service, the present value of the Benefit Restoration Plan benefit would be $5,066,409 lower for Mr. Farrell and $1,512,094 lower for Mr. McGettrick. Pension Plan and Supplemental Retirement Plan benefits amounts are not augmented by the additional service credit assumptions.

DOMINION PENSION PLAN

The Dominion Pension Plan is a tax-qualified defined benefit pension plan. All of the NEOs were hired before 2008 and therefore participate in the “final average earnings” formula of the Pension Plan. A “cash balance” formula applies to non-union employees hired on or after January 1, 2008.

The “final average earnings” formula of the Pension Plan provides unreduced retirement benefits at termination of employment at or after age 65 or, with three years of service, at age 60. A participant who has attained age 55 with three years of service may elect early retirement benefits at a reduced amount. If a participant retires between ages 55 and 60, the benefit is reduced 0.25% per month for each month after age 58 and before age 60, and reduced 0.50% per month for each month between ages 55 and 58. All of the NEOs have more than three years of service.

The basic pension benefit is calculated using a formula based on (1) age at retirement; (2) final average earnings; (3) estimated Social Security benefits; and (4) credited service. Final average earnings are the average of the participant’s 60 highest consecutive months of base pay during the last 120 months worked. Final average earnings do not include compensation payable under the AIP, the value of equity awards, gains from the exercise of stock options, long-term cash incentive awards, perquisites, or any other form of compensation other than base pay.

Credited service is measured in months, up to a maximum of 30 years of credited service. The estimated Social Security benefit taken into account is the assumed Social Security benefit payable starting at age 65 or actual retirement date, if later, assuming that the participant has no further employment after leaving Dominion. These factors are then applied in a formula.

The formula has different percentages for credited service through December 31, 2000, and on and after January 1, 2001. The benefit is the sum of the amounts from the following two formulas.

For Credited Service Through December 31, 2000			For Credited Service On or After January 1, 2001
2.03% times Final Average Earnings times Credited Service before 2001	Minus	2.00% times estimated Social Security benefit times Credited Service before 2001	1.80% times Final Average Earnings times Credited Service after 2000	Minus	1.50% times estimated Social Security benefit times Credited Service after 2000

Credited service is limited to a total of 30 years for all parts of the formula and credited service after 2000 is limited to 30 years minus credited service before 2001.

Benefit payment options are (1) a single life annuity or (2) a choice of a 50%, 75% or 100% joint and survivor annuity. A Social Security leveling option is available with any of the benefit forms. The normal form of benefit is a single life annuity for unmarried participants and a 50% joint and survivor annuity for married participants. All of the payment options are actuarially equivalent in value to the single life annuity. The Social Security leveling option pays a larger benefit equal to the estimated Social Security benefit until the participant is age 62 and then reduced payments after age 62.

Participants in the “final average earnings” formula also receive a special retirement account, which is in addition to the basic pension benefit. The special retirement account is credited with 2% of base pay each month as well as interest based on the 30-year Treasury bond rate set annually (3.26% in 2015). The special retirement account can be paid in a lump sum or paid in the form of an annuity benefit.

A participant becomes vested in his or her benefit after completing three years of service. A vested participant who terminates employment before age 55 can start receiving benefit payments calculated using terminated vested reduction factors at any time after attaining age 55. If payments begin before age 65, then the following reduction factors for the portion of the benefits earned after 2000 apply: age 64 – 9%; age 63 – 16%; age 62 – 23%; age 61 – 30%; age 60 – 35%; age 59 – 40%; age 58 – 44%; age 57 – 48%; age 56 – 52%; and age 55 – 55%.

The Code limits the amount of compensation that may be included in determining pension benefits under qualified pension plans. For 2015, the compensation limit was $265,000. The Code also limits the total annual benefit that may be provided to a participant under a qualified defined benefit plan. For 2015, this limitation was the lesser of (i) $210,000 or (ii) the average of the participant’s compensation during the three consecutive years in which the participant had the highest aggregate compensation.

DOMINION RETIREMENT BENEFIT RESTORATION PLAN

The BRP is a nonqualified defined benefit pension plan designed to make up for benefit reductions under the Dominion Pension Plan due to the limits imposed by the Code.

A Dominion employee is eligible to participate in the BRP if (1) he or she is a member of management or a highly compensated employee, (2) his or her Dominion Pension Plan benefit is or has been limited by the Code compensation or benefit limits, and (3) he or she has been designated as a participant by the CGN Committee. A participant remains a participant until he or she ceases to be eligible for any reason other than retirement or until his or her status as a participant is revoked by the CGN Committee.

Upon retirement, a participant’s BRP benefit is calculated using the same formula (except that the IRS salary limit is not applied) used to determine the participant’s default annuity form of benefit under the Dominion Pension Plan (single life annuity for unmarried participants and 50% joint and survivor annuity for married participants), and then subtracting the benefit the participant is entitled to receive under the Dominion Pension Plan. To accommodate the enactment of Section 409A of the Code, the portion of a participant’s BRP benefit that had accrued as of December 31, 2004, is frozen, but the calculation of the overall restoration benefit is not changed.

Participants have elected to receive the portion of the restoration benefit that accrued before 2005 as a single lump sum cash payment or in the same annuity form elected by the participant under the Dominion Pension Plan. For the portion of the benefit that accrued in 2005 or later, benefits must be paid in a lump sum. The lump sum calculation includes an amount approximately equivalent to the amount of taxes the participant will owe on the lump sum payment so that the participant will have sufficient funds, on an after-tax basis, to purchase an annuity contract.

Dominion Resources 2016 Proxy Statement	45

A participant who terminates employment before he or she is eligible for benefits under the Pension Plan generally is not entitled to a restoration benefit. Messrs. Farrell and McGettrick have been granted age and service credits for purposes of calculating their BRP benefits. Per his letter agreement, Mr. Farrell was granted 30 years of service when he reached age 60. Mr. McGettrick, having attained age 50, has earned benefits calculated based on five additional years of age and service. For each of these NEOs, the additional years of service count toward determining both the amount of benefits and the eligibility to receive them. For additional information regarding service credits, see Dominion Executive Supplemental Retirement Plan.

If a vested participant dies when he or she is retirement eligible (on or after age 55), the participant’s beneficiary will receive the restoration benefit in a single lump sum payment. If a participant dies while employed but before he or she has attained age 55 and the participant is married at the time of death, the participant’s spouse will receive a restoration benefit calculated in the same way (except that the IRS salary limit is not applied) as the 50% qualified pre-retirement survivor annuity payable under the Pension Plan and paid in a lump sum payment.

DOMINION EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

The Dominion ESRP is a nonqualified defined benefit plan that provides for an annual retirement benefit equal to 25% of a participant’s final cash compensation (base salary plus target annual incentive award) payable for a period of 10 years or, for certain participants designated by the CGN Committee, for the participant’s lifetime. To accommodate the enactment of Section 409A of the Code, the portion of a participant’s ESRP benefit that had accrued as of December 31, 2004, is frozen, but the calculation of the overall benefit is not changed. Effective July 1, 2013, the ESRP was closed to any new participants.

Before the plan was closed, a Dominion employee became eligible to participate in the ESRP if (1) he or she was a member of management or a highly compensated employee, and (2) he or she had been designated as a participant by the CGN Committee. A participant remains a participant until he or she ceases to be eligible for any reason other than retirement or until his or her status as a participant is revoked by the CGN Committee.

A participant is entitled to the full ESRP benefit if he or she separates from service with Dominion after reaching age 55 and achieving 60 months of service. A participant who separates from service with Dominion with at least 60 months of service but who has not yet reached age 55 is entitled to a reduced, prorated retirement benefit. A participant who separates from service with Dominion with fewer than 60 months of service is generally not entitled to an ESRP benefit unless the participant separated from service on account of disability or death.

Under the ESRP, a participant has elected to receive the portion of his or her benefit that had accrued as of December 31, 2004, in a lump sum or in monthly installments. Any portion of the ESRP benefit that accrued after December 31, 2004, must be paid in the form of a single lump sum cash payment. The lump sum calculation includes an amount approximately equivalent to the amount of taxes the participant will owe on the lump sum payment so that the participant will have sufficient funds, on an after-tax basis, to purchase a 10-year or lifetime annuity contract.

All of the NEOs are currently entitled to a full ESRP retirement benefit. Based on the terms of their individual letter agreements, Messrs. Farrell, McGettrick, Christian and Koonce will receive an ESRP benefit calculated as a lifetime benefit. Mr. McGettrick has earned five years of additional age and service credit for purposes of computing his retirement benefits and eligibility for benefits under the ESRP, long-term incentive grants, and retiree medical and life insurance plans as he has met the requirement of remaining employed until he attained age 50.

Actuarial Assumptions Used to Calculate Pension Benefits

Actuarial assumptions used to calculate Pension Plan benefits are prescribed by the terms of the Pension Plan based on the Code and Pension Benefit Guaranty Corporation (PBGC) requirements. The present value of the accumulated benefit is calculated using actuarial and other factors as determined by the plan actuaries and approved by Dominion. Actuarial assumptions used for the December 31, 2015, benefit calculations shown in the Pension Benefits table include a discount rate of 4.96% to determine the present value of the future benefit obligations for the Pension Plan, BRP and ESRP and a lump sum interest rate of 4.21% to estimate the lump sum values of BRP and ESRP benefits. Each NEO is assumed to retire at the earliest age at which he is projected to become eligible for full, unreduced pension benefits. For purposes of estimating future eligibility for unreduced Pension Plan and ESRP benefits, the effect of future service is considered. Each NEO is assumed to commence Pension Plan payments at the same age as BRP payments. The longevity assumption used to determine the present value of benefits is the same assumption used for financial reporting of the Pension Plan liabilities, with no assumed mortality before retirement age. Assumed mortality after retirement is based on tables from the Society of Actuaries’ RP-2000 study, projected from 2000 to a point five years beyond the calculation date (this year, to 2020) with 100% of the Scale AA factors, and further adjusted for Dominion experience by using an age set-forward factor. For BRP and ESRP benefits, other actuarial assumptions include an assumed tax rate of 42%. BRP and ESRP benefits are assumed to be paid as lump sums; Pension Plan benefits are assumed to be paid as annuities.

The discount rate for calculating lump sum BRP and ESRP payments at the time an officer terminates employment is selected by Dominion’s Administrative Benefits Committee and adjusted periodically. For 2015, a 3.56% discount rate was used to determine the lump sum payout amounts. This discount rate was selected based on a rolling average of the blended rate published by the PBGC in October of the previous five years.

Nonqualified Deferred Compensation

Name	Aggregate Earnings in Last FY (as of 12/31/2015)*	Aggregate Withdrawals/Distributions (as of 12/31/2015)	Aggregate Balance at Last FYE (as of 12/31/2015)
Thomas F. Farrell II	$–	$–	$–
Mark F. McGettrick	–	–	–
David A. Christian	263	–	30,259
Paul D. Koonce	(104,367)	–	1,811,714
David A. Heacock	–	–	–

*No preferential earnings are paid and therefore no earnings from these plans are included in the Summary Compensation Table.

At this time, Dominion does not offer any nonqualified elective deferred compensation plans to its officers or other employees. The Nonqualified Deferred Compensation table reflects, in aggregate, the plan balances for two former plans offered to Dominion officers and other highly compensated employees: Dominion Resources, Inc. Executives’ Deferred Compensation Plan (Frozen Deferred Compensation Plan) and Dominion Resources, Inc. Security Option Plan (Frozen DSOP), which were frozen as of December 31, 2004. Although the Frozen DSOP was an option plan rather than a deferred compensation plan, we are including information regarding the plan and any balances in this table to make full disclosure about possible future payments to officers under our employee benefit plans.

FROZEN DEFERRED COMPENSATION PLAN

The Frozen Deferred Compensation Plan includes amounts previously deferred from one of the following categories of compensation: (i) salary; (ii) bonus; (iii) vested restricted stock; and (iv) gains from stock option exercises. The plan also provided for company contributions of lost company 401(k) Plan match contributions and transfers from several Consolidated Natural Gas Company deferred compensation plans. The Frozen Deferred Compensation Plan offers 29 investment funds for the plan balances, including a Dominion Resources Stock Fund. Participants may change investment elections on any business day. Any vested restricted stock and gains from stock option exercises that were deferred were automatically allocated to the Dominion Resources Stock Fund and this allocation cannot be changed. Earnings are calculated based on the performance of the underlying investment fund. The following funds had rates of returns for 2015 as follows: Dominion Resources Stock Fund, -8.7%; and Dominion Fixed Rate Fund, 2.9%.

The Dominion Fixed Rate Fund is an investment option that provides a fixed rate of return each year based on a formula that is tied to the adjusted federal long-term rate published by the IRS in November prior to the beginning of the year. Dominion’s Asset Management Committee determines the rate based on its estimate of the rate of return on Dominion assets in the trust for the Frozen Deferred Compensation Plan.

The default benefit commencement date is February 28 after the year in which the participant retires, but the participant may select a different benefit commencement date in accordance with the plan. Participants may change their benefit commencement date election; however, a new election must be made at least six months before an existing benefit commencement date. Withdrawals less than six months prior to an existing benefit commencement date are subject to a 10% early withdrawal penalty. Account balances must be fully paid out no later than the February 28 that is 10 calendar years after a participant retires or becomes disabled. If a participant retires from the company, he or she may continue to defer an account balance provided that the total balance is distributed by this deadline. In the event of termination of employment for reasons other than death, disability or retirement before an elected benefit commencement date, benefit payments will be distributed in a lump sum as soon as administratively practicable. Hardship distributions, prior to an elected benefit commencement date, are available under certain limited circumstances.

Participants may elect to have their benefit paid in a lump sum payment or equal annual installments over a period of whole years from one to 10 years. Participants have the ability to change their distribution schedule for benefits under the plan by giving six months’ notice to the plan administrator. Once a participant begins receiving annual installment payments, the participant can make a one-time election to either (1) receive the remaining account balance in the form of a lump sum distribution or (2) change the remaining installment payment period. Any election must be approved by the company before it is effective. All distributions are made in cash with the exception of the Deferred Restricted Stock Account and the Deferred Stock Option Account, which are distributed in the form of Dominion common stock.

Dominion Resources 2016 Proxy Statement	47

FROZEN DSOP

The Frozen DSOP enabled employees to defer all or a portion of their salary and bonus and receive options on various mutual funds. Participants also received lost company match contributions to the 401(k) Plan in the form of options under this plan. DSOP options can be exercised at any time before their expiration date. On exercise, the participant receives the excess of the value, if any, of the underlying mutual funds over the strike price. The participant can currently choose among options on 27 mutual funds, and there is not a Dominion stock alternative or a fixed income fund. Participants may change options among the mutual funds on any business day. Benefits grow/decline based on the total return of the mutual funds selected. Any options that expire do not have any value. Options expire under the following terms:

•	Options expire on the last day of the 120th month after retirement or disability;

•	Options expire on the last day of the 24th month after the participant’s death (while employed);

•	Options expire on the last day of the 12th month after the participant’s severance;

•	Options expire on the 90th day after termination with cause; and

•	Options expire on the last day of the 120th month after severance following a change in control.

The NEO that participates in the Frozen DSOP held options on the publicly available mutual fund, Vanguard Short-Term Bond Index, which had a rate of return for 2015 of 0.85%.

Potential Payments Upon Termination or Change In Control

Under certain circumstances, the company provides benefits to eligible employees upon termination of employment, including a termination of employment involving a change in control of the company, that are in addition to termination benefits for other employees in the same situation.

CHANGE IN CONTROL

As discussed in the Employee and Executive Benefits section of the CD&A, Dominion has entered into an Employment Continuity Agreement with each of its officers, including the NEOs. Each agreement has a three-year term and is automatically extended annually for an additional year, unless cancelled by Dominion.

The Employment Continuity Agreements require two triggers for the payment of most benefits:

•	There must be a change in control; and

•	The executive must either be terminated without cause, or terminate his or her employment with the surviving company after a constructive termination. Constructive termination means the executive’s salary, incentive compensation or job responsibility is reduced after a change in control or the executive’s work location is relocated more than 50 miles without his or her consent.

For purposes of the Employment Continuity Agreements, a change in control will occur if (i) any person or group becomes a beneficial owner of 20% or more of the combined voting power of Dominion voting stock or (ii) as a direct or indirect result of, or in connection with, a cash tender or exchange offer, merger or other business combination, sale of assets, or contested election, the directors constituting the Dominion Board before any such transaction cease to represent a majority of Dominion’s or its successor’s Board within two years after the last of such transactions.

If an executive’s employment following a change in control is terminated without cause or due to a constructive termination, the executive will become entitled to the following termination benefits:

•	Lump sum severance payment equal to three times base salary plus AIP award (determined as the greater of (i) the target annual award for the current year or (ii) the highest actual AIP payout for any one of the three years preceding the year in which the change in control occurs).

•	Full vesting of benefits under ESRP and BRP with five years of additional credited age and five years of additional credited service from the change in control date.

•	Group-term life insurance. If the officer elects to convert group-term insurance to an individual policy, the company pays the premiums for 12 months.

•	Executive life insurance. Premium payments will continue to be paid by the company until the earlier of (1) the fifth anniversary of the termination date, or (2) the later of the tenth anniversary of the policy or the date the officer attains age 64.

•	Retiree medical coverage will be determined under the relevant plan with additional age and service credited as provided under an officer’s letter agreement (if any) and including five additional years credited to age and five additional years credited to service.

•	Outplacement services for one year (up to $25,000).

•	If any payments are classified as excess parachute payments for purposes of Section 280G of the Code and the executive incurs the excise tax, the company will pay the executive an amount equal to the 280G excise tax plus a gross-up multiple.

In January 2013, the CGN Committee approved the elimination of the excise tax gross-up provision included in the Employment Continuity Agreement for any new officer elected after February 1, 2013.

The terms of awards made under the long-term incentive program, rather than the terms of Employment Continuity Agreements, will determine the vesting of each award in the event of a change in control. These provisions are described in the Long-Term Incentive Program section of the CD&A and footnotes to the Grants of Plan-Based Awards table.

Other Post Employment Benefit for Mr. Farrell. Mr. Farrell will become entitled to a payment of one times salary upon his retirement as consideration for his agreement not to compete with the company for a two-year period following retirement. This agreement ensures that his knowledge and services will not be available to competitors for two years following his retirement date.

The following table provides the incremental payments that would be earned by each NEO if his employment had been terminated, or constructively terminated, as of December 31, 2015. These benefits are in addition to retirement benefits that would be payable on any termination of employment. Please refer to the Pension Benefits table for information related to the present value of accumulated retirement benefits payable to the NEOs.

Incremental Payments Upon Termination or Change in Control

Name	Non- Qualified Plan Payment	Restricted Stock(1)	Performance Grant(1)	Non- Compete Payments(2)	Severance Payments	Retiree Medical and Executive Life Insurance(3)	Out- placement Services	Excise Tax & Tax Gross-Up	Total
Thomas F. Farrell II(4)
Retirement	$—	$8,967,508	$2,128,261	$1,465,729	$—	$—	$—	$—	$12,561,498
Death/Disability	—	8,967,508	2,128,261	—	—	—	—	—	11,095,769
Change in Control(5)	—	4,374,888	2,321,739	—	9,893,671	—	25,000	—	16,615,298
Mark F. McGettrick(4)
Retirement(6)	—	2,476,639	558,967	—	—	—	—	—	3,035,606
Change in Control(5)	—	1,175,110	609,783	—	4,975,932	—	25,000	—	6,785,825
David A. Christian(4)
Retirement(6)	—	1,544,356	348,533	—	—	—	—	—	1,892,889
Change in Control(5)	—	732,676	380,217	—	3,782,234	—	25,000	—	4,920,127
Paul D. Koonce(4)
Retirement(6)	—	1,544,356	348,533	—	—	—	—	—	1,892,889
Change in Control(5)	1,772,411	732,676	380,217	—	3,782,234	90,676	25,000	—	6,783,214
David A. Heacock(4)
Retirement(6)	—	680,932	167,391	—	—	—	—	—	848,323
Change in Control(5)	671,524	350,240	182,609	—	2,627,608	—	25,000	—	3,856,981

(1) Grants made in 2013, 2014 and 2015 under the long-term incentive program vest pro rata upon termination without cause, death or disability. These grants vest pro rata upon retirement provided the CEO of Dominion (or in the case of the CEO, the CGN Committee) determines the NEO’s retirement is not detrimental to the company; amounts shown assume this determination was made. The amounts shown in the restricted stock column are based on the closing stock price of $67.64 on December 31, 2015.

(2) Pursuant to a letter agreement dated February 28, 2003, Mr. Farrell will be entitled to a special payment of one times salary upon retirement in exchange for a two-year non-compete agreement. Mr. Farrell would not be entitled to this non-compete payment in the event of his death.

(3) Amounts in this column represent the value of the annual incremental benefit that NEOs would receive for executive life insurance and retiree medical coverage. Messrs. Farrell, McGettrick, Christian and Heacock are eligible for retiree medical and executive life insurance upon any termination because they are retirement eligible and have completed 10 years of service. Mr. Koonce is entitled to executive life insurance coverage upon termination because he has reached age 55 and has 10 years of service. Mr. Koonce is eligible for retiree medical upon a change in control.

(4) All the NEOs are eligible for retirement, and this table above assumes they would each retire in connection with any termination event.

Dominion Resources 2016 Proxy Statement	49

(5) Change in control amounts assume that a change in control and a termination or constructive termination takes place on December 31, 2015. The amounts indicated upon a change in control are the incremental amounts attributable to five years of additional age and service credited pursuant to the Employment Continuity Agreements that each NEO would receive over the amounts payable upon a retirement. The restricted stock and performance grant amounts represent the value of the awards upon a change in control that is above what would be received upon a retirement or termination.

(6) These amounts would also be received in the event of termination due to death or disability.

Equity Compensation Plans

As of December 31, 2015	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Plans approved by shareholders	–	$–	24,961,040 (1)(2)
Plans not approved by shareholders	–	–	945,150 (3)
Total	–	–	25,906,190

(1) Amount includes shares that may be issued other than upon the exercise of an option, warrant or right as follows: Directors’ Stock Accumulation Plan, 158,230 shares.

(2) Amount also includes 99,324 shares available for issuance under the 2005 Incentive Compensation Plan as restricted stock or performance awards. Shares for expired or forfeited awards become available for new awards.

(3) Amount represents shares available for issuance to directors who have shares held in trust under the frozen Directors’ Stock Compensation Plan.

Plans Not Approved by Shareholders. The Directors’ Stock Compensation Plan was amended to freeze participation and prohibit deferral of compensation and grants of new benefits after December 31, 2004. Additional information regarding the Directors’ Stock Compensation Plan may be found under Frozen Director Plans.

ITEM 3 - ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION (SAY ON PAY)

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the Exchange Act), we are asking shareholders to approve the following advisory resolution at the 2016 Annual Meeting of Shareholders:

RESOLVED, that the compensation paid to the company’s named executive officers as described in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.

The primary objectives of Dominion’s executive compensation program are to motivate and reward superior performance that supports our business and strategic plans and to provide the compensation and incentives needed to attract, motivate and retain executives who are crucial to Dominion’s long-term success. A focal point of the compensation program is to align the interests of our executives with those of our shareholders by placing a substantial portion of pay at risk through performance goals that, if achieved, are expected to increase shareholder value.

We continued to execute on our strategic vision throughout 2015, making progress on dynamic new generation and energy projects, contributing new assets to our master limited partnership and investing in infrastructure. We believe our executive compensation program is an important contributor to our long-term success as seen in the Our Performance section of the Compensation Discussion and Analysis in this Proxy Statement, beginning on page 24, and in the following:

•	Over the five-year period ending December 31, 2015, Dominion’s TSR has outperformed the Compensation Peer Group median, the Philadelphia Stock Exchange Utility Index and the S&P 500.

•	Dominion’s TSR performed in line with the Compensation Peer Group median and outperformed the Philadelphia Stock Exchange Utility Index for the three-year period ending December 31, 2015, but we underperformed the S&P 500 over this period.

•	The Board increased the annual dividend rate by 7.9% from $2.40 per share in 2014 to $2.59 per share in 2015.

•	Our executive compensation program links pay to results, as demonstrated by 2015 pay below target, consistent with 2015 earnings below guidance and our one- and two-year TSR performance.

•	We matched last year’s record low OSHA recordable rate by sustaining our safety focus.

This vote is not intended to address any specific item of compensation, but rather the overall compensation that is paid to our NEOs resulting from our compensation objectives, policies and practices relating to our NEOs as described in this Proxy Statement. Because your vote is advisory, it will not be binding upon the Board. However, the Board and the CGN Committee value the opinions expressed by Dominion’s shareholders and will review the voting results in connection with their ongoing evaluation of Dominion’s executive compensation program.

Your Board of Directors recommends that you vote FOR approval of Item 3.

Dominion Resources 2016 Proxy Statement	51

SHAREHOLDER PROPOSALS

Dominion has been notified that shareholders or their representatives intend to present the following proposals for consideration at the 2016 Annual Meeting. We are presenting the proposals and supporting statements as they were submitted to us by the proponents. We do not necessarily agree with all of the statements contained in the proposals and the supporting statements, but we have limited our responses to the most important points and have not attempted to address all the statements with which we disagree. The name, address and share ownership of each proponent will be furnished to any shareholder upon oral or written request. We recommend a vote against each of these proposals for the reasons set forth in each opposing statement.

Item 4 – Report on Lobbying

Whereas, its lobbying exposes Dominion Resources, Inc. to risks that could adversely affect the company’s stated goals, objectives, and ultimately shareholder value, and

Whereas, we rely on the information provided by our company to evaluate goals and objectives, and we, therefore, have a strong interest in full disclosure of the company’s lobbying to assess whether its expenditures are consistent with its expressed goals and in the best interests of shareholders and long-term value.

Resolved, the shareholders of Dominion Resources (Dominion) request the Board to prepare a report, updated annually, disclosing:

1. Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2. Payments by Dominion used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3. Dominion’s membership in and payments to any tax-exempt organization that writes or endorses model legislation.

4. A description of the decision-making process and oversight by management and the Board for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Dominion is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Dominion’s website.

SUPPORTING STATEMENT

Dominion discloses portions of trade association payments used for lobbying on its website but acknowledges its disclosure does “not include amounts for which the trade association directly pays tax on the portion that is not deductible under section 162(e) of the Internal Revenue Code.”

Shareholders thus don’t know if Dominion is making additional payments that are used to lobby but are not disclosed.

Dominion spent over $3.8 million in 2014 and 2015 on direct federal lobbying activities (opensecrets.org). This does not include state lobbying, where Dominion has drawn attention (“HB 129, the Solar Bill, Killed by Virginia’s utilities,” The Examiner, March 2, 2012). Dominion does not disclose membership in or contributions to tax-exempt organizations that write and endorse model legislation, such as Dominion’s participation on the Energy, Environment and Agriculture Task Force of the American Legislative Exchange Council (ALEC). Many large corporations including Entergy, Xcel Energy, Alliant Energy, Berkshire Hathaway Energy, BP, Google, Microsoft, Facebook, and Southern California Edison, have left ALEC because their business objectives and values did not align with ALEC’s activities.

Opposing Statement

The Board of Directors recommends that shareholders vote AGAINST this proposal.

Dominion believes that participation in the legislative, regulatory and political processes at all levels of government is vital to our business and to our shareholders. Dominion actively participates in the political process to help shape policies that advance our business strategies and goals, promote effective public and government relations, and serve the interests of key stakeholder groups. By engaging with elected officials, regulators, community and business leaders, and environmental and safety agencies, among others, we strive to conduct our business as transparently as possible to help build public trust and form mutually beneficial, lasting partnerships.

Dominion discloses comprehensive information regarding its participation in the political process and its political contributions and lobbying expenses on its website at https://www.dom.com/corporate/investors/governance/political-contributions. Since 2009, Dominion has published a report annually on its website that identifies corporate political contributions to 527 organizations. The report also discloses the lobbying portion of dues and payments to trade associations if Dominion made payments of $50,000 or more to the association and if that association informs Dominion that a portion of its dues was used for lobbying. Dominion’s website also discusses the reasons that Dominion participates in lobbying activities, selection and engagement of lobbyists, and oversight of lobbying activities. We increased our disclosures in July 2015 with the addition of our Political Contributions Policy.

In addition, the site provides links to access Dominion’s federal Lobbying Disclosure Act Registration and Reports. Dominion fully complies with all federal and state lobbying registration and disclosure requirements, which include filing all required reports with Congress and with the applicable state agencies. These reports detail the particular bills and issues on which individual lobbyists had activity, as well as the total lobbying expense each quarter.

For the past four years, Dominion’s political contribution disclosure has been evaluated by the Center for Political Accountability (CPA). The CPA-Zicklin Index of Corporate Political Accountability and Disclosure examines the top S&P 500 companies’ policies and practices related to corporate political spending as published on their corporate websites. Dominion’s disclosure score was in the first tier for both 2014 and 2015. The 2015 CPA-Zicklin Index is available online at http://politicalaccountability.net/index.

Dominion intends to continue providing appropriate information and disclosures to its investors concerning its lobbying activities. We believe that preparation of the requested report would be duplicative and an unnecessary waste of company resources.

Your Board of Directors recommends that you vote AGAINST this proposal.

Dominion Resources 2016 Proxy Statement	53

Item 5 – Report on Potential Impact of Denial of a Certificate for North Anna 3

Whereas: In documents provided by Dominion in the Virginia State Corporation Commission’s (SCC) most recent Integrated Resource Plan proceedings, Dominion projects the price of constructing a new reactor at North Anna (NA3) at approximately $14.8 billion. In those proceedings an expert witness for the Virginia Office of the Attorney General, Division of Consumer Counsel, Scott Norwood, estimated that “after including a conservative estimate of construction interest costs, the current capital cost forecast for NA3 would be approximate $19.3 billion or $13,283/kW.”

While Dominion did not offer an estimate of the residential rate impact of building NA3 in these SCC proceedings, Mr. Norwood, testifying on behalf of the Virginia Attorney General calculated an “average rate increase of 25.7% over current Virginia retail residential rates.”

As the proposed NA3 reactor is of a new design never before built, there is also a significant risk of substantial cost overruns over the $19.3 billion cost estimate as has consistently been the case with the construction of new nuclear reactors in the United States.

In that same SCC proceeding, Mr. Norwood observed that based on Dominion’s own cost forecast, the Company would expend $1.87 billion in capital costs for NA3 development “by the end of 2018, the likely earliest date when a final order on a certificate of public convenience and necessity application for NA3 could be ruled on by the Commission.”

In both the most recent biennial rate case and the IRP proceeding the Virginia Attorney General has raised concerns with the SCC about the impact on Virginia rate payers of spending $19.3 billion developing NA3 and whether construction of NA3 is “reasonable and in the public interest”. Furthermore, in the event the SCC were to deny Dominion a certificate to proceed with NA3, the Attorney General is urging the SCC to consider whether Dominion will have acted prudently if it incurs $1.87 billion in construction costs before a decision on a certificate is issued.

The $19.3 billion projected cost of NA3 and the Virginia Attorney General’s concerns in the SCC proceedings relating to NA3 increase the risk that Dominion may be denied a certificate to develop NA3. Additionally, there is a further risk that the SCC may deny a petition by Dominion to recover the $1.87 billion development costs incurred for NA3 before a decision on issuance of a certificate, thereby impacting Company earnings, share price and dividends.

Resolved: Shareholders request that Dominion prepare and make public a financial analysis by November 30, 2016 reporting on the potential impact on earnings, share price and dividends should the State Corporation Commission deny a certificate for the development of North Anna 3 and further deny the recovery of $1.87 billion in costs associated with the North Anna 3 nuclear reactor incurred prior to an order denying a certificate to construct the reactor.

Opposing Statement

The Board of Directors recommends that shareholders vote AGAINST this proposal.

The analysis and report requested by the proposal involves numerous factors and hypothetical outcomes. The regulatory landscape of cost recovery is capable of producing several different outcomes and is subject to change based on legislative or other developments. It would also require hypothesizing a number of unrelated factors and contingencies that could affect the company’s earnings, the market’s view of the company’s stock and the company’s own decisions regarding dividends. In addition, pursuant to the Virginia State Corporation Commission’s 2015 Integrated Resource Plan (IRP) order, the company will provide additional information related to North Anna 3 in its upcoming 2016 IRP filing that will provide additional information to shareholders and investors. A copy of the Virginia State Corporation Commission’s final order is available at http://www.scc.virginia.gov/docketsearch/DOCS/369z01!.PDF.

Under the general principle of cost recovery, utilities are generally allowed to recover through their rates prudently incurred costs associated with the development of new generation facilities, even facilities that are not actually constructed. However, when it comes to quantifying the amount of costs to be recovered for a facility left unconstructed, the process becomes much more complicated. Although it is highly unlikely that any cost-recovery petition would be denied in full, it is impossible to say today whether regulators would permit recovery of costs in whole or in part and, if recovery is permitted in part, what the amount of any such recovery would be. In addition, it is currently unknown whether any permitted cost-recovery would come through base rates, rate adjustment clauses or some other means, as well as to predict the period of time over which any such recovery would occur. It is also unclear whether regulators would permit the company to collect some level of return on investment in addition to any cost recovery. The potential outcomes of these issues, each of which would depend, in part, on subjective determinations by regulators, would need to be taken into account if we were to prepare the requested report. The complexity of any cost-recovery analysis is further compounded by the fact that the legislative process can, at times, alter the regulatory landscape.

Finally, with respect to determining a potential impact on earnings, other issues, including the accounting treatment of any failure to recover costs and any replacement costs, would have to be considered as well. There are many other factors and uncertainties that would affect Dominion’s common stock share price and dividends. In the case of the company’s share price, it is impossible to determine the reaction of the market to the regulatory outcomes identified in the proposal or to speculate as to the state of the economy that may affect the price of the company’s stock. Because of the number of uncertainties and hypotheticals involved in preparing the requested analysis and report, and the speculative nature of any conclusions we might draw, we believe that preparation of the requested report would not be useful to shareholders or the company and, thus, would be an unnecessary waste of company resources.

Your Board of Directors recommends that you vote AGAINST this proposal.

Dominion Resources 2016 Proxy Statement	55

Item 6 – Right to Act by Written Consent

Proposal 4 – Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

A shareholder right to act by written consent and to call a special meeting are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. A shareholder right to act by written consent is one method to equalize our restricted provisions for shareholders to call a special meeting. For instance it takes 25% of Dominion Resources shareholders to call a special meeting when many states allow 10% of shareholders. Plus tens of millions of Dominion shareholders are automatically excluded from participating in this 25% threshold.

Please vote to enhance shareholder value:

Right to Act by Written Consent – Proposal 4

Opposing Statement

The Board of Directors recommends that shareholders vote AGAINST this proposal.

The Board believes that the proposed written consent process, as compared with shareholders acting in person or by proxy at a meeting, is not in the best interests of Dominion’s shareholders. In particular, the proposal could allow a dissident shareholder group to disenfranchise other shareholders – particularly smaller shareholders – by sidestepping a full debate of the merits or consequences such a proposed action presents. Under Dominion’s Articles of Incorporation and Bylaws, all of Dominion’s shareholders have the opportunity to participate either in person or by proxy in meetings called to determine proposed actions. The SEC’s process for soliciting meeting proxies, and the conduct of the meeting, creates an opportunity for full consideration of the reasons for and against the proposed action. Dominion’s meetings are normally attended in person or by proxy by at least 80% of the company’s shareholders.

In addition, Dominion’s Bylaws allow a special meeting of the shareholders to be held whenever called by the Corporate Secretary or upon the written request of shareholders owning continuously, for a period of at least one year prior to the date of such request, more than 25% of all the outstanding shares of Dominion common stock. The shareholder proposal would make it possible for any group of shareholders constituting a bare majority to take action without a meeting, potentially without prior notice to the other shareholders of Dominion, and before other shareholders have an opportunity to participate and all arguments can be heard. Smaller shareholders, in particular, could be completely disenfranchised under this proposed process.

Under applicable Virginia law, which governs Dominion, a company’s shareholders may act without a meeting only by a unanimous written consent signed by every shareholder entitled to vote on the action, unless otherwise provided by the company’s Articles of Incorporation. This unanimous consent provision protects all shareholders against the potential self-interested actions of a few large shareholders. However, if this proposal were implemented, a group of shareholders would have the ability to act by written consent, however frequently and at any time, and possibly without the consideration of minority shareholders.

Dominion holds shareholders’ meetings annually, and under Virginia law, must hold a meeting at least every 15 months. Under Dominion’s Bylaws and SEC rules and regulations, shareholders have the ability at those meetings to present appropriate proposals of their own, and to nominate individuals of their choosing to become members of the Board. Consequently, the written consent procedure does not create a right for shareholders to take any actions they are not already in a position to take at a meeting. We believe that all shareholders should have an opportunity to be informed about, and vote on, significant actions and proposals. Acting on matters and proposals at a meeting is an inherently more open process than acting by written consent, and ensures the presentation of information to all shareholders for consideration.

Dominion is proud to have in place corporate governance practices that are viewed as best practices, which include a recent amendment to our Bylaws to allow “proxy access” whereby a shareholder or a group of up to 20 shareholders, owning at least 3% of the company’s outstanding shares continuously for at least three years, may nominate and include in the company’s proxy materials director nominees constituting up to 20%, or two seats, whichever is greater, of the Board. Other governance practices include the ability of shareholders to call special meetings, the election of directors annually by a majority of the votes cast in uncontested elections, no supermajority voting provisions in our Bylaws and Articles of Incorporation and having an independent Lead Director. We believe our current governance practices represent the interests of all our shareholders, and should not be changed at this time.

Your Board of Directors recommends that you vote AGAINST this proposal.

Dominion Resources 2016 Proxy Statement	57

Item 7 – Required Nomination of Director with Environmental Expertise

WHEREAS:

Climate-science/environmental expertise is critical to Dominion’s success, because of the significant climate risks and other environmental issues associated with its operations. Dominion does not have an independent director with climate-science/environmental expertise and designated responsibility for climate risk/environmental matters. Dominion’s ability to demonstrate that its climate risk assessments and environmental policies and practices are consistent with internationally accepted standards can lead either to successful business planning or to difficulties in raising new capital and obtaining necessary licenses.

Dominion stakeholders are increasingly concerned about devastation and costs resulting from contributions to severe weather events from global climate change. A leading cause of climate change is man-made carbon emissions from burning fossil fuels. Dominion is the largest industrial source of carbon emissions in Virginia. The company must mitigate environmental challenges and manage climate risk in an effective, strategic and transparent manner to minimize its operations’ adverse environmental impacts.

Climate risk/environmental management is critical to the company’s future success and must be part of strategic planning. Dominion would benefit by addressing the climate risk/environmental impact of its business at the most strategic level. An authoritative figure with acknowledged climate science expertise and standing would enable Dominion to address environmental issues more effectively, including climate risk and other environmental and health impacts of such large projects as the currently proposed VA pipelines. This expert would also help ensure focus at the highest levels on the development of climate risk/environmental standards for all new and ongoing projects and strengthen Dominion’s ability to demonstrate the seriousness with which it addresses climate risk/environmental issues.

The independent director* would:

•	Have a high level of expertise in climate science and other environmental matters relevant to use of renewable resources to produce electricity and have wide recognition in the business, scientific, climate science, and environmental communities as an authority in these fields; and

•	Qualify, subject to exceptions in extraordinary circumstances explicitly specified by the Board, as an independent director* under the standards applicable to Dominion as an NYSE-listed company.

RESOLVED:

Shareholders request that as elected board directors’ terms of office expire, at least one expert independent director* is recommended for Board Election satisfying the described criteria.

*A director is “independent” if, during the preceding three years, he or she was NOT

•	affiliated with a company that was an advisor or consultant to Dominion;

•	employed by or had personal service contract(s) with Dominion or its senior management;

•	affiliated with a company or non-profit entity that received the greater of $2 million or 2% of its gross annual revenues from Dominion;

•	in a business relationship with Dominion worth at least $100,000 annually;

•	employed by a public company at which an executive officer of Dominion serves as a director;

•	in a relationship of the sorts described herein with any affiliate of Dominion; and

•	a spouse, parent, child, sibling or in-law of any person described above.

Opposing Statement

The Board of Directors recommends that shareholders vote AGAINST this proposal.

We believe our current process for the nomination, selection and election of directors is effective. As a matter of corporate governance, the Board does not believe that it is in our shareholders’ best interests to require a particular type of specialist on Dominion’s Board of Directors. A director’s fiduciary responsibilities are not limited to any single issue. As provided in more detail in the section titled Election of Directors, the CGN Committee considers a variety of factors in evaluating nominees for membership on the Board. We believe that the Board represents a diverse group of individuals with broad experience and that the standard suggested by the proposal is too narrow and would limit the Board’s ability to identify and recruit the most qualified candidates to serve.

The Board and its committees have access to extensive internal and external expertise on environmental matters. The Board receives periodic updates throughout the year on environmental matters from senior management, and the Audit Committee receives an environmental compliance report from our Chief Environmental Officer at least annually, as well as reports from the Chief Auditor on environmental compliance audits for each of Dominion’s business units.

Our existing commitment to environmental management is evidenced by our established environmental policies, practices and procedures. The company has established a strong track record of environmental protection and stewardship and has spent more than $1.8 billion since 1998 to make environmental improvements to its generation fleet. These improvements have reduced the emissions by 80% for nitrogen oxide (NOx), 78% for mercury (Hg), and 91% for sulfur dioxide (SO2) from 2000 levels. By 2020, the company expects to have reduced NOx emissions by 86%, Hg emissions by 95% and SO2 emissions by 94%. We currently provide extensive environmental disclosures in our 2014 Greenhouse Gas Report (available at https://www.dom.com/library/domcom/pdfs/corporate/our-commitments/environment/greenhouse-gas-report.pdf) and our Citizenship & Sustainability Report (available at http://www.dominioncsr.com).

For these reasons, the Board does not believe that it would be in the best interests of shareholders or be appropriate to select a director exclusively on the basis of a single criterion or area of expertise.

Your Board of Directors recommends that you vote AGAINST this proposal.

Dominion Resources 2016 Proxy Statement	59

Item 8 – Report on the Financial Risks to Dominion Posed by Climate Change

WHEREAS: The three costliest storms in Dominion’s 100 year operating history, Hurricane Isabel, Hurricane Irene and the June 2012 derecho, have occurred in the last decade.

The consensus among climate scientists is that without significant reduction of greenhouse gas emissions, climate change will continue to result in more severe and frequent storms, among other effects. The latest installment of the Intergovernmental Panel on Climate Change (IPCC) reports, released October 2014, is the strongest and most comprehensive assessment of global warming. This report further reinforced scientific certainty of climate impacts to an unprecedented extent, concluding that global warming is “unequivocal”, humanity’s role in causing it is “clear” and “most of the world’s electricity can—and must—be produced from low-carbon sources by 2050.” As cited by the United Nations, inaction would cost “much more” than taking the necessary action. Thus, it is unquestioned that climate change will pose significant risk to Dominion, its employees, and customers.

Dominion’s restoration costs amounted to $128 million after Hurricane Isabel in 2003, $59 million after Hurricane Irene in 2011 and $42 million after the June 2012 derecho storm. With the addition of storms like Superstorm Sandy in October 2012, Dominion’s restoration costs for major storm activity in 2012 totaled $81.6 million throughout the year. Additionally, between 2011 and 2012, weather events, earthquakes, and environmental regulations imposed more than $450 million in costs on the company, adversely affecting its earnings.

Dominion is unlikely to recoup such costs from insurance providers. The Virginia Supreme Court ruled in 2012 that utilities are not protected from lawsuits from damage due to greenhouse gas emissions. That means Dominion retains climate liability risks, which could impact shareholders.

Social concerns over carbon emissions and the implementation of the US Clean Power Plan will decrease fossil fuel demand, potentially stranding fossil fuel assets and impacting investments.

Storms also carry reputational risks. After the derecho, more than 1 million customers of Dominion’s regulated electric utility division lost power, some for a full week. “Freak” storms like the derecho are expected to become more common as climate change progresses. Loss of power for customers also means lost sales for Dominion. Lost electricity sales after Hurricane Isabel, for instance, reduced operating earnings by 4 cents per share.

Because of the large risks that climate change carries, many companies are conducting internal assessments of business risks and are becoming more transparent about climate change by adding sections in their 10K, Annual Reports, website and other public statements on present and future risks.

The Board of Directors has the responsibility to share this type of information with shareholders.

Resolved: Shareholders request that within 6 months of the 2016 annual meeting, the Board of Directors provide a report to shareholders, prepared at reasonable cost and omitting proprietary information, describing the financial risks to Dominion Resources posed by climate change and resulting impacts on share value, specifically including the impact of more frequent and more intense storms, as well as any actions the Board plans to address these risks.

Opposing Statement

The Board of Directors recommends that shareholders vote AGAINST this proposal.

Dominion is committed to being a good environmental steward with an ongoing objective to provide reliable, affordable energy for its customers. Dominion has an integrated voluntary strategy for reducing overall greenhouse gas emission intensity that is based on maintaining a diverse fuel mix, including gas, nuclear, coal, oil, hydro, investing in renewable energy projects such as wind and solar, and promoting energy conservation and efficiency efforts.

Dominion currently reports on our climate change strategy, including associated risks. Our annual report on Form 10-K and our quarterly reports on Form 10-Q filed with the SEC contain discussions regarding the material risks, including financial risks, that climate change and issues frequently associated with climate change, such as extreme weather event risk and greenhouse gas emissions regulation risk, pose for Dominion. These reports are available on our website at www.dom.com/investors. We also publish an annual Citizenship & Sustainability Report (CSR) which discusses our climate change strategy. Our 2014-2015 CSR is available at www.dominioncsr.com. We also recently published our 2014 Greenhouse Gas Report available at https://www.dom.com/library/domcom/pdfs/corporate/our-commitments/environment/greenhouse-gas-report.pdf and our 2015 Methane Management Report available at https://www.dom.com/library/domcom/pdfs/corporate/our-commitments/environment/methane-management-report-2015.pdf that contains significant environmental disclosures.

Dominion has provided, and intends to continue providing, appropriate disclosures to its investors regarding climate change and the risks it poses to Dominion. We believe that preparation of the requested report would be duplicative and an unnecessary waste of company resources.

Your Board of Directors recommends that you vote AGAINST this proposal.

Dominion Resources 2016 Proxy Statement	61

Item 9 – Report on Impact of Climate Change Driven Technology Changes

Whereas:

Electric Utilities are facing unprecedented changes to their business model due to climate change driven growth in low-carbon sources of electric power, and increased energy efficiency which is reducing demand for electricity. These trends are accelerating and our company’s response has not been commensurate with the pace of the changes.

Distributed generation, including residential rooftop solar paired with energy store, is expanding rapidly as costs decrease and companies such as Solar City and First Solar build their businesses. More energy efficient manufacturing, heating, cooling and lighting systems are reducing electricity demand.

To control costs by hedging against energy price volatility and in response to climate change, corporations such as Apple, Google, Wal-Mart, and IKEA are aggressively increasing their investments in energy efficiency and their production and use of renewable energy, thereby reducing the electricity they are purchasing from electric utilities. Fifty major companies globally have committed to using 100 percent renewable energy, because of concerns about climate change and for financial reasons.

Non-utility companies are entering the market of providing energy efficiency services. Google recently purchased Nest, which provides products and services to reduce residential electricity use. Comcast now provides an EcoSaver service to help customers save money on energy bills. General Electric has created a new company Current, to provide products and services in energy efficiency, renewable generation and storage to large customers like hospitals, universities, retail stores and cities.

According to PricewaterhouseCoopers “In defining future business models, utilities need to understand and challenge their company’s purpose and positioning in tomorrow’s markets. In the past, operating an integrated utility from generation through customer supply was well understood. Now, unbundling opportunities are extending deeper into the value chain and enabling greater participation by specialists. As a result, electric companies will need to rethink not just their roles and business models, but also their service and product offerings and approaches to customer engagement.”

Shareholders of Dominion Resources are concerned about the accelerating impact climate change driven technology including distributed energy generation and energy efficiency could have on our company’s revenue. They are also concerned that our company’s generating facilities – both current and planned – may not be able to be used to full capacity in the future due to decreased demand. This has the potential to significantly adversely affect shareholder value.

Shareholders are also concerned that business opportunities for our company – both in distributed generation and in energy efficiency – face increasing competition from major national corporations.

Resolved: Shareholders request that a committee of the Board of Directors oversee a study of potential future threats and opportunities presented by climate change driven technology changes in the electric utility industry, and prepare a report to shareholders that includes the company’s plan to meet these challenges, protect shareholder value, and reduce the company’s substantial carbon emissions. The report to shareholders should be prepared at reasonable cost and omit proprietary information and be completed by September 1st, 2016.

Opposing Statement

The Board of Directors recommends that shareholders vote AGAINST this proposal.

Under Virginia law, we are annually required to develop and file an Integrated Resource Plan (IRP) with the objective of identifying a diverse mix of resources necessary to meet future energy needs efficiently and reliably at the lowest reasonable cost, while considering future uncertainties. The company also makes a similar filing every two years in North Carolina.

To meet growing demand for electricity, Dominion is committed to evaluating a variety of generating resources to best match the needs of its customers while providing the fuel diversity required to minimize operational risks as well as those associated with changing market conditions. Our evaluation includes renewable, nuclear and conventional technology, alongside demand-side resources, conservation programs, energy efficiency and market purchases. This evaluation considers current and potential future technologies as a matter of course in its in-depth analysis to find the best generation mix to serve customers and to carry out the company’s commitment to provide reliable electricity service at competitive rates in an environmentally responsible fashion. The company has a proven record of reliable service, competitive and stable rates, and clean generation when compared to regional and national peers.

The proposal seeks a report on the company’s plan to account for technologically-driven changes in the future demand for electricity and the resulting impact on the company’s generation portfolio, while at the same time reducing its carbon emissions. Our IRP is designed to do just that—analyze the amount, reliability and type of the company’s generation facilities available in view of market conditions and current and pending state and federal environmental regulations, including the U.S. Environmental Protection Agency’s proposed Clean Power Plan rules (CPP). Part of the process is to develop forecasts of the company’s expected long-term load and reserve requirements. These models necessarily take into account various items that could affect future load requirements (i.e. demand), including weather, general economic conditions, increased energy efficiency, technological advancements and other matters.

Chapter 5 of the 2015 IRP (available at https://www.dom.com/library/domcom/pdfs/electric-generation/2015-irp-final-public-version-internal-cover.pdf?la=en) specifically discusses the company’s potential future generation and other resources based on its monitoring of commercial- and utility-scale emerging generation technologies. Chapter 4 discloses numerous assumptions relied upon by the company related to capacity and energy needs, reserve requirements, commodity prices and other matters. The 2015 IRP also includes the company’s evaluation of potential alternatives for compliance with the CPP, based on currently available information, and accordingly serves as the company’s guide for reducing its carbon emissions and assisting Virginia, and other states in which it has facilities, in their compliance with the CPP, to the extent such compliance is ultimately required when the court challenges currently ongoing with respect to the CPP are resolved. The 2015 IRP balances the company’s commitment to operate in an environmentally-responsible manner with its obligation to provide reliable and reasonably-priced electric service.

Based on its continuing evaluation of developing technologies and the evolution of environmental regulations, the company anticipates that future IRPs, to be filed annually with the SCC beginning May 1, 2016, will further define a recommended long-term path forward. The company also intends to address the final CPP rule and related state plans and requirements, as appropriate in light of the U.S. Supreme Court’s stay of the CPP, in its future IRPs. As discussed above, the disclosures in the 2015 IRP are comparable to the report requested by the proposal. Therefore, we believe that preparation of the requested report would be duplicative of our IRPs filed in Virginia and North Carolina and an unnecessary waste of company resources.

Your Board of Directors recommends that you vote AGAINST this proposal.

Dominion Resources 2016 Proxy Statement	63

QUESTION AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

You received these materials because you owned shares of Dominion common stock as of March 4, 2016 (the record date), and are therefore eligible to vote at the 2016 Annual Meeting. These materials allow you to exercise your right to vote at the 2016 Annual Meeting and provide you with important information about Dominion and the items to be presented for a vote at this meeting.

Why did I receive a Notice Regarding the Availability of Proxy Materials instead of printed proxy materials?

Most shareholders received a Notice Regarding the Availability of Proxy Materials (the Notice) instead of a full set of printed proxy materials. The Notice provides access to proxy materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials, as well as costs associated with mailing these materials to shareholders. On or around March 22, 2016, we began mailing the Notice to certain shareholders of record as of March 4, 2016, and posted our proxy materials on the website referenced in the Notice. As more fully described in the Notice, shareholders may choose to access our proxy materials on the website or may request to receive a printed set of our proxy materials. The Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email for this meeting and on an ongoing basis. Shareholders who previously requested printed proxy materials or electronic materials on an ongoing basis received those materials in the format requested.

What is a proxy?

A proxy is your legal designation of another person to vote your shares at the 2016 Annual Meeting. The person you designate is called a proxy. When you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card.

The proxy card accompanying this Proxy Statement is solicited by your Board of Directors for the 2016 Annual Meeting. By signing and returning it, you will be designating two non-employee members of the Board and Dominion’s Corporate Secretary as proxies to vote your shares at the 2016 Annual Meeting based on your direction. You also may designate your proxies and direct your votes by telephone or over the Internet as described below.

Who is entitled to vote?

All shareholders who owned Dominion common stock at the close of business on the record date of March 4, 2016, may vote. Each share of Dominion common stock is entitled to one vote on each matter properly brought before the 2016 Annual Meeting. There were 596,726,733 shares of Dominion common stock outstanding on the record date.

What are the matters on which I will be casting a vote?

You will be voting on the following:

•	Election of the 10 director nominees named in this Proxy Statement;

•	Ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2016;

•	Advisory vote on approval of executive compensation (Say on Pay);

•	6 shareholder proposals, if properly presented; and

•	Other business properly presented at the meeting.

Your Board is soliciting this proxy for the 2016 Annual Meeting and recommends that you vote FOR all of the director nominees named in this Proxy Statement, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2016 and FOR approving, on a non-binding, advisory basis, the executive compensation of those executive officers named in this Proxy Statement.

Your Board recommends that you vote AGAINST all shareholder proposals presented in this proxy statement.

What are the voting requirements to elect the directors and to approve each of the proposals in this Proxy Statement?

Our Bylaws and Corporate Governance Guidelines require that directors be elected by a majority of the votes cast unless the election is contested. If an incumbent nominee does not receive a majority of votes cast for his or her election, he or she will continue to serve on the Board as a “holdover director” and will be required to submit a letter of resignation promptly to the Board. A majority of votes cast means that the number of shares voted for a director exceeds the number of votes cast against the director. In a contested election, where the number of nominees for director exceeds the number of directors to be elected, directors are elected by a plurality of the votes cast. All other items on the agenda will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Broker discretionary voting is permitted only for Item 2, which is the proposed ratification of the appointment of our independent auditors. Broker non-votes or abstentions will not be counted as a vote cast in favor or against any of the items presented.

Will any other matters be voted on at the 2016 Annual Meeting?

Management and the Board are not aware of any matters that may properly be brought before the 2016 Annual Meeting other than the matters disclosed in this Proxy Statement. If any other matters not disclosed in this Proxy Statement are properly presented at the 2016 Annual Meeting for consideration, the person or persons voting the proxies solicited by the Board for the meeting will vote them in accordance with their best judgment.

How do I vote my shares?

Your voting method varies depending on whether you are a Shareholder of Record, Beneficial Owner or participant in a Dominion Employee Savings Plan.

Shareholders of Record

If your shares are registered directly in your name on Dominion’s records (including any shares held in Dominion Direct®, Dominion’s direct stock purchase and dividend reinvestment plan), you are considered, for those shares, to be the “Shareholder of Record.” The proxy materials or Notice have been sent directly to you by Dominion.

•	If you received your proxy materials in the mail, you may vote your shares by proxy over the Internet, by telephone or by returning your proxy card by mail in the envelope provided. Instructions to vote over the Internet or by telephone are printed on your proxy card. If you received an electronic or paper Notice, you may vote over the Internet using the instructions provided. All votes must be received by the proxy tabulator no later than 6:00 a.m. Eastern Time on the day of the 2016 Annual Meeting.

•	If you attend the 2016 Annual Meeting, you may vote your shares in person. For admission requirements, please see How do I attend the 2016 Annual Meeting in person? on page 66.

•	You may revoke your proxy and change your vote before the 2016 Annual Meeting by submitting a written notice to our Corporate Secretary, by submitting a later dated and properly signed proxy (including by means of a telephone or Internet vote), or by voting in person at the 2016 Annual Meeting.

•	All shares will be voted according to your instructions if you properly vote your proxy by one of the methods listed above. If you sign your proxy card but do not specify how you want your shares voted on any matter, you will be deemed to have directed the proxies to vote your shares as recommended by the Board. However, no vote will be recorded if you do not properly sign your proxy card, regardless of whether you specify how you want your shares voted.

Beneficial Owners

If your shares are held in a stock brokerage account or by a bank or other Shareholder of Record, you are considered a “Beneficial Owner” of shares held in street name. The proxy materials or Notice, including voting and revocation instructions, have been forwarded to you by the institution that holds your shares. As the Beneficial Owner, you have the right to direct your broker, bank or other Shareholder of Record on how to vote your shares.

•	Follow the instructions on the voting instruction form or Notice provided by the institution that holds your shares.

•	To vote in person at the 2016 Annual Meeting, you must present a government-issued photo identification, your Admission Ticket and a legal proxy provided by the institution that holds your shares. For admission requirements, please see How do I attend the 2016 Annual Meeting in person? on page 66.

•	If you do not provide your broker with timely voting instructions, your broker will not be able to vote on most of the items on the agenda of the 2016 Annual Meeting. Please see What is discretionary voting by brokers? on page 66.

Dominion Employee Savings Plan Participants

If your shares are held under one of the Dominion’s Employee Savings Plans (the Plans), you are considered the “Beneficial Owner” of shares held in your Plan account. The Notice has been forwarded to you by the Trustee for the Plans. As the Beneficial Owner, you have the right to direct the Trustee on how to vote your shares.

•	Only the Trustee can vote your Plan shares. To allow sufficient time for the Trustee to vote your shares, your voting instructions must be received by 6:00 a.m. Eastern Time, May 5, 2016.

•	You may revoke or change your voting instructions any time prior to the deadline by submitting a later dated Internet vote or by submitting a written notice to the agent for the Plan Trustee, Corporate Election Services, at P.O. Box 125, Pittsburgh, PA 15230-0125.

Dominion Resources 2016 Proxy Statement	65

•	The Trustee will vote according to your instructions, except as otherwise provided in accordance with the Employee Retirement Income Security Act of 1974, as amended. The Trustee will keep your vote confidential. Under the terms of the Plans, you are not allowed to vote your own Plan shares, even if you attend the meeting in person.

•	If you do not vote your Plan shares or if you return your voting instruction card signed with no direction given, your shares will be voted by the Trustee as directed by the independent fiduciary hired by the Plan Administrator.

What is discretionary voting by brokers?

If you hold your shares in street name and you do not provide your broker with timely voting instructions, NYSE rules permit brokerage firms to vote at their discretion on certain “routine” matters. At this meeting, the only routine matter is the ratification of the appointment of Deloitte & Touche LLP as our independent auditors. Brokerage firms may not vote without instructions from you on the following matters: election of directors, advisory vote on approval of executive compensation (Say on Pay), or on any of the shareholder proposals. Without your voting instructions on items that require them, a “broker non-vote” will occur.

How many shares must be present to hold the 2016 Annual Meeting?

In order for us to conduct the 2016 Annual Meeting, a majority of the shares outstanding on the record date of March 4, 2016, must be present in person or represented by proxy. This is referred to as a quorum. Your shares are counted as present if you attend the 2016 Annual Meeting in person or if you submit a properly executed proxy by mail, Internet or telephone.

Do I have to attend the 2016 Annual Meeting in order to vote my shares?

No. Whether or not you plan to attend this year’s meeting, you may vote your shares by proxy. It is important that all Dominion shareholders participate by voting, regardless of the number of shares owned.

How do I attend the 2016 Annual Meeting in person?

If you plan to attend the 2016 Annual Meeting, you must request and obtain an Admission Ticket in advance.

Please submit your request for an Admission Ticket on or before Thursday, May 5, 2016, by emailing a request to shareholder.services@dom.com or contacting Dominion Shareholder Services at (800) 552-4034. Please provide the following information with your request:

•	your name, mailing address and email address;

•	whether you need special assistance at the meeting; and

•	if your shares are held for you in the name of your broker, bank or other Shareholder of Record, evidence of your stock ownership as of March 4, 2016 (such as a current letter from your broker or bank or a photocopy of a current brokerage or other account statement).

You will need both the Admission Ticket and government-issued photo identification to enter the 2016 Annual Meeting. An authorized proxy must also present an Admission Ticket, government-issued photo identification and proof that he or she is an authorized proxy of a shareholder. Admission tickets are nontransferable.

For safety and security reasons, video and still cameras, recording equipment, electronic devices (including cell phones, smartphones, tablets, laptops, other portable electronic devices, etc.), large purses or bags, briefcases and packages will not be permitted in the 2016 Annual Meeting, other than for company-authorized purposes. Security measures may include bag and hand-wand searches. Rules of the meeting will be printed on the back of the agenda given to you at the 2016 Annual Meeting. We thank you in advance for your patience and cooperation with these rules.

Will seating be limited at the 2016 Annual Meeting?

Yes. Seating will be limited and shareholders will be admitted on a first-come, first-served basis. Admission will begin one hour before the start of the meeting.

Will shareholders be given the opportunity to ask questions at the 2016 Annual Meeting?

Yes. The Chairman will answer questions asked by shareholders during a designated portion of the meeting. When speaking, shareholders must direct questions and comments to the Chairman and limit their remarks to matters that relate directly to the business of the meeting. For other rules, please see the back of the agenda that will be given to you at the meeting.

Who will pay for the cost of this proxy solicitation and who will count the votes?

Dominion will pay for the cost of this proxy solicitation. Some of our employees may telephone shareholders after the initial mail solicitation, but will not receive any special compensation for making the calls. We have also retained Georgeson Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $14,000 and reimbursement of expenses. In addition, we may reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the Beneficial Owners of stock. We have retained Corporate Election Services, Inc. to tabulate the votes and to assist with the 2016 Annual Meeting.

Can I access the Notice of Annual Meeting, 2016 Proxy Statement, 2015 Summary Annual Report and 2015 Annual Report on Form 10-K over the Internet?

Yes. These documents may be viewed at www.dom.com/proxy or at the website address provided on your proxy card or voting instructions.

How can I access future proxy materials and annual reports on the Internet?

If you received the printed proxy materials this year, you can consent to access these materials electronically in the future by marking the appropriate box on your proxy card or by following the instructions provided when voting by telephone. You will receive a proxy card by mail next year with instructions containing the Internet address to access these documents. If you vote by Internet, you will have the opportunity to consent to receive an email message when future proxy materials are available to view online. By agreeing to access your proxy materials online, you will save Dominion the cost of producing and mailing documents to you and help preserve environmental resources. Your choice will remain in effect unless you notify Dominion that you wish to resume mail delivery of these documents. You can request paper copies of these documents by writing us at Dominion Resources, Inc., Shareholder Services, P.O. Box 26532, Richmond, Virginia 23261; by calling us at (800) 552-4034; or by emailing us at shareholder.services@dom.com.

If you are a Beneficial Owner of shares, please refer to the information provided by the institution that holds your shares for instructions on how to elect this option.

What is “householding” and how does it affect me?

Householding refers to practices used to reduce the number of copies of proxy materials sent to one address. For Shareholders of Record who received printed proxy materials, a single copy of the 2016 Proxy Statement, 2015 Summary Annual Report and 2015 Annual Report on Form 10-K (annual report package) has been sent to multiple shareholders who reside at the same address, unless we have received instructions from you to the contrary. Any shareholder who would like to receive a separate annual report package may call or write us at the telephone number and address above, and we will promptly deliver it. If you received multiple copies of the annual report package and would like to receive combined mailings in the future, please contact us as shown above. Beneficial Owners of shares should contact the institution that holds the shares regarding combined mailing.

Dominion Resources 2016 Proxy Statement	67

OTHER INFORMATION

Compensation Committee Interlocks and Insider Participation

No member of the CGN Committee has served as an officer or employee of Dominion at any time. No Dominion executive officer serves as a member of the compensation Committee or on the Board of Directors of any company at which a member of Dominion’s CGN Committee or Board of Directors serves as an executive officer.

Section 16(a) Beneficial Ownership Reporting Compliance

To the company’s knowledge, no executive officer, director or 10% beneficial owner failed to file, on a timely basis, the reports required by Section 16(a) of the Exchange Act, for the fiscal year ended December 31, 2015.

Related Party Transactions

The Board has adopted related party transaction guidelines for the purpose of identifying potential conflicts of interests arising out of financial transactions, arrangements and relations between Dominion and any related person. Under our guidelines, a related person is a director, executive officer, director nominee, beneficial owner of more than 5% of Dominion’s common stock or any immediate family member of one of the foregoing persons. A related party transaction is any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in excess of $120,000 in which Dominion (and/or any of its consolidated subsidiaries) is a party and in which a related person has or will have a direct or indirect material interest. The full text of the guidelines may be found on our website at https://www.dom.com/library/domcom/pdfs/investors/related-party-guidelines.pdf.

In determining whether a direct or indirect interest is material, the significance of the information to investors in light of all circumstances is considered. The importance of the interest to the person having the interest, the relationship of the parties to the transaction with each other and the amount involved are among the factors considered in determining the significance of the information to investors.

The CGN Committee has reviewed certain categories of transactions and determined that transactions between Dominion and a related person that fall within such categories will not result in the related person having a direct or indirect material interest. Under our guidelines, such transactions are not deemed related party transactions and, therefore, are not subject to review by the CGN Committee. The categories of excluded transactions include, among other items, compensation and expense reimbursements paid to directors and executive officers in the ordinary course of performing their duties; transactions with other companies where the related party’s only relationship is as an employee, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s gross revenues; and charitable contributions that are less than the greater of $1 million or 2% of the charity’s annual receipts.

We collect information about potential related party transactions in our annual questionnaires completed by directors and executive officers. Management reviews the potential related party transactions and assesses whether any of the identified transactions constitutes a related party transaction. Any identified related party transaction is then reported to the CGN Committee. The CGN Committee reviews and considers relevant facts and circumstances and determines whether to approve or ratify the related party transactions identified. The CGN Committee may approve or ratify only those related party transactions that are in, or are not inconsistent with, the best interests of Dominion and its shareholders and that are in compliance with our Code of Ethics and Business Conduct.

Other than as described below, since January 1, 2015, there have been no related party transactions that were required either to be approved or ratified under Dominion’s related party transaction guidelines or reported under the SEC’s related party transaction rules.

During 2015, Mr. Thomas P. Wohlfarth, the spouse of Ms. Diane Leopold (President of Dominion Energy, one of the company’s principal business units) was employed by Dominion’s services company as Senior Vice President, Regulatory Affairs. Mr. Wohlfarth received aggregate compensation of approximately $855,300, consisting of salary, annual and long-term incentive plan payouts, restricted stock (including dividend payments) and other benefits. His compensation and benefits are consistent with the company’s overall compensation principles based on his years of experience, performance and position within the company. The transaction involving the compensation paid to Mr. Wohlfarth was reviewed and approved by the CGN Committee in accordance with Dominion’s related party transaction guidelines.

During 2015, Ms. Francine Mathews, the adult, financially independent daughter of Dr. Peter W. Brown (who did not stand for re-election as a director at the May 2015 Annual Meeting of Shareholders) was employed by Dominion’s services company as a staff attorney. Ms. Mathews’ total compensation for 2015 was approximately $161,500, and she was eligible for company benefits available to all other employees in a similar position. The transaction involving the compensation paid to Ms. Mathews was reviewed and approved by the CGN Committee in accordance with Dominion’s related party transaction guidelines.

During 2015, four providers of asset management services to Dominion were also beneficial owners of at least 5% of Dominion common stock: BlackRock, Inc. (BlackRock), The Vanguard Group (Vanguard), Capital Research Global Investors (Capital Research) and State Street Corporation (State Street). The nature and value of services provided by these 5% shareholders and their affiliates are described below.

•	Affiliates of BlackRock provided asset management services to the company’s pension plan and received approximately $423,500 in fees for such services for 2015.

•	Affiliates of Vanguard provided asset management services to various trusts associated with the company’s employee benefit plans and received approximately $443,500 in fees for such services for 2015.

•	Affiliates of Capital Research provided asset management services to the company’s pension plan and various trusts associated with the company’s employee benefit plans and received approximately $1,570,200 in fees for such services for 2015.

•	Affiliates of State Street provided asset management services to the company’s pension plan and various trusts associated with the company’s employee benefit plan and received approximately $336,100 in fees for such services for 2015.

In each of these cases, the investment management agreements were entered into on an arm’s-length basis in the ordinary course of business. These transactions were reviewed and approved in accordance with Dominion’s related party transaction guidelines.

Shareholder Proposals and Director Nominations

Under SEC rules, if a shareholder wishes to submit a proposal for possible inclusion in the 2017 Proxy Statement, Dominion’s Corporate Secretary must receive it no later than 5 p.m., Eastern Time, on November 22, 2016. Shareholders should refer to Rule 14a-8 of the Exchange Act, which sets standards for eligibility and specifies the types of proposals that are not appropriate for inclusion in the 2017 Proxy Statement. Shareholder proposals should be sent to our Corporate Secretary at Dominion Resources, Inc., 120 Tredegar Street, Richmond, Virginia 23219. In addition, we recently adopted a proxy access right to permit a shareholder, or a group of up to 20 shareholders, owning continuously for at least three years, shares of our Company representing an aggregate of at least 3% of the Company’s outstanding shares, to nominate and include in our proxy materials, director nominees constituting up to 20% of our Board or two seats, whichever is greater, provided that the shareholder(s) and the nominee(s) satisfy the requirements in our Bylaws. Notice of proxy access director nominees must be received by our Corporate Secretary at the address above no earlier than October 23, 2016 and no later than the close of business on November 22, 2016. Please refer to our Bylaws for the complete proxy access requirements.

To nominate a director at the 2017 Annual Meeting, you must be a shareholder and deliver written notice to our Corporate Secretary at least 60 days before the meeting. If the meeting date has not been publicly announced 70 days before the meeting, then notice can be given up to 10 days following the public announcement. Any notice must include the following information:

•	Your name and address;

•	Each nominee’s name and address;

•	A statement that you are an owner of Dominion stock entitled to vote at the meeting and you intend to appear in person or by proxy to nominate your nominee;

•	A description of all arrangements or understandings between you and each nominee and any other person concerning the nomination;

•	Other information about the nominee that would be included in a proxy statement soliciting proxies for the election of directors; and

•	The consent of the nominee to serve as a director.

Dominion Resources 2016 Proxy Statement	69

If you wish to bring any other matter (other than the nomination of a director) in person before the 2017 Annual Meeting, Dominion’s Bylaws require you to notify the Corporate Secretary in writing no less than 90 days and not more than 120 days prior to the one-year anniversary of the date of the 2016 Annual Meeting. This means that for the 2017 Annual Meeting, your notice must be delivered, or mailed and received, between January 11, 2017, and February 10, 2017, and must contain the information specified by our Bylaws regarding each matter, including:

•	A brief description of the business you wish to bring before the 2017 Annual Meeting, including the complete text of any related resolutions to be presented and the reasons for conducting such business at the meeting;

•	Your name and address and the name and address of any associated person of yours, as they appear on Dominion’s records;

•	The number of shares of stock that you, and any associated person of yours, own or beneficially own, including a description of any agreement, arrangement or understanding relating to such shares, and a written agreement by you to update and supplement this information as of the record date for the 2017 Annual Meeting; and

•	Any material interest you and any associated person of yours have in such business.

APPENDIX A

Reconciliation of Operating Earnings (non-GAAP) to Reported Earnings (GAAP)

(Millions, Except Per Share Amounts)	2011	2012	2013	2014	2015
Operating Earnings (non-GAAP)	$1,743	$1,774	$1,881	$2,003	$2,040
Items excluded from operating earnings (after-tax):
Loss from discontinued operations	(58)	(1,125)	(92)	—	—
Charges associated with North Anna and offshore wind facilities	—	—	—	(248)	—
Producer Services repositioning	—	—	(76)	(193)	—
Charges associated with liability management exercise	—	—	—	(174)	—
Impairment of generation assets	(139)	(269)	—	—	—
Future ash pond and landfill closure costs	—	—	—	(74)	(60)
Other items	(138)	(78)	(16)	(4)	(81)
Total after-tax items	(335)	(1,472)	(184)	(693)	(141)
Reported Earnings (GAAP)	$1,408	$302	$1,697	$1,310	$1,899
Earnings per common share - diluted:
Operating Earnings	$3.03	$3.09	$3.25	$3.43	$3.44
Items excluded from operating earnings	(0.58)	(2.56)	(0.32)	(1.19)	(0.24)
Reported Earnings	$2.45	$0.53	$2.93	$2.24	$3.20

Consolidated operating earnings is a financial measure that is not required by, or presented in accordance with GAAP. This non-GAAP financial measure should not be considered as alternative to GAAP measures, such as reported earnings, and may be calculated differently from, and therefore may not be comparable to, similarly titled measures used at other companies.

Dominion uses operating earnings as the primary performance measurement of its earnings guidance and results for public communications with analysts and investors. Dominion also uses operating earnings internally for budgeting, for reporting to the Board of Directors, for the company’s incentive compensation plans and for its targeted dividend payouts and other purposes. Dominion management believes operating earnings provide a more meaningful representation of the company’s fundamental earnings power.

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Dominion Resources, Inc.

P.O. Box 26532

Richmond, Virginia 23261-6532

2015 Annual Report on Form 10-K

You may request, without charge, a copy of Dominion’s 2015 Form 10-K, excluding exhibits, by:

Writing:	Emailing:	Calling:
Corporate Secretary Dominion Resources, Inc. P.O. Box 26532 Richmond, Virginia 23261-6532	Shareholder.Services@dom.com	1.800.552.4034

Or, you may view our Form 10-K on our website at www.dom.com.

2016 PROXY CARD
This proxy is solicited on behalf of the Board of Directors.
Dominion®
IMPORTANT: PLEASE SEE REVERSE SIDE
FOR INFORMATION ABOUT YOUR VOTING CHOICES.
Dominion Resources, Inc.
P.O. Box 26532
Richmond, Virginia 23261
Dominion®
To Our Shareholders:
Let your voice be heard . . .
Dominion’s proxy statement explains important matters to be taken up at our Annual Meeting of Shareholders. Whether your shares are held in a Dominion Direct® account or directly by you, please read the proxy statement carefully and vote your shares. It is important that all Dominion shareholders participate by voting, regardless of the number of shares owned.
You can vote by mail, Internet or telephone. When voting by Internet or telephone, follow the prompts that will be presented to record your vote. If you choose to vote by mail, please be sure to mark, date and sign your proxy card and return it in the postage-paid envelope. If you choose to vote by Internet or telephone, do not return your proxy card by mail.
All mail, Internet and telephone votes must be received by 6:00 a.m. Eastern Time on the day of the 2016 Annual Meeting.
This proxy, when properly executed, will be voted as directed on the reverse side by the undersigned. If this card is returned signed with no direction given, this proxy will be voted “FOR” the 10 director nominees named in the proxy statement and Items 2-3, and “AGAINST” Items 4-9.
Please sign exactly as your name appears on this proxy card. When shares are held by joint tenants, both shareholders should sign.
When signing in a representative capacity, please give your representative title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
In their discretion, the proxies are authorized to vote on any matters that properly come before the meeting. The undersigned appoints John W. Harris, David A. Wollard and Carter M. Reid, or any one of them, with the power of substitution, proxies to vote all shares of the undersigned at the Annual Meeting of Shareholders on May 11, 2016, and at any and all adjournments.
, 2016
Signature Date
, 2016
Signature (if held jointly) Date
Vote Your Proxy
1 By Phone...
Call toll-free 1-888-693-8683 using a touch-tone phone;
2 By Internet...
Access the Website at http://www.cesvote.com; or
3 By Mail...
Return your proxy in the postage-paid envelope provided.
You may view our 2016 Proxy Statement, 2015 Summary Annual Report and 2015 Annual Report on Form 10-K online at www.dom.com/proxy.

2016 PROXY CARD
Dominion Resources, Inc.
The Board of Directors recommends a vote “FOR” each of these director nominees and Items 2-3.
1. Election of Directors. The nominees are:
FOR AGAINST ABSTAIN
01. William P. Barr
02. Helen E. Dragas
03. James O. Ellis, Jr.
04. Thomas F. Farrell II
05. John W. Harris
06. Mark J. Kington
07. Pamela J. Royal, M.D.
08. Robert H. Spilman, Jr.
09. Michael E. Szymanczyk
10. David A. Wollard
2. Ratification of Appointment of the Independent Auditors for 2016
FOR AGAINST ABSTAIN
3. Advisory Vote on Approval of Executive Compensation (Say on Pay)
FOR AGAINST ABSTAIN
The Board of Directors recommends a vote “AGAINST” Items 4-9.
4. Report on Lobbying
FOR AGAINST ABSTAIN
5. Report on Potential Impact of Denial of a Certificate for North Anna 3
FOR AGAINST ABSTAIN
6. Right to Act by Written Consent
FOR AGAINST ABSTAIN
7. Required Nomination of Director with Environmental Expertise
FOR AGAINST ABSTAIN
8. Report on the Financial Risks to Dominion Posed by Climate Change
FOR AGAINST ABSTAIN
9. Report on Impact of Climate Change Driven Technology Changes
FOR AGAINST ABSTAIN
To access future proxy materials and annual reports via Internet only, please check this box.*
IMPORTANT–THIS PROXY MUST BE SIGNED AND DATED ON REVERSE SIDE.
Dominion®
IF YOU ARE VOTING BY MAIL,
please sign and date your proxy card on the reverse side and fold and detach card at perforation before mailing in the enclosed envelope.
ATTENDING THE MEETING
Shareholders who attend the meeting must present an Admission Ticket and a government-issued photo identification. An Admission Ticket must be requested on or before May 5, 2016 by contacting Dominion Shareholders Services at 1-800-552-4034 or by emailing shareholder.services@dom.com. For more information on requesting an Admission Ticket and what to bring to be admitted to the 2016 Annual Meeting, please see page 66 of the Proxy Statement.
Directions to the 2016 Annual Meeting are available at www.dom.com/proxy.
*By marking this box, you are consenting to receive future Dominion annual reports and proxy statements, including the meeting notice, over the Internet. By making this election, you will save your company the cost of printing these documents and you will help preserve environmental resources.
Participation is voluntary and will remain in effect until you inform us otherwise. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. You will receive notification when annual reports and proxy statements are available for online review. The material will be presented in PDF format and can be read using Adobe Acrobat Reader. If you do not have the latest version of Adobe Acrobat Reader, you can download it free through Dominion’s Internet site.

2016 VOTING INSTRUCTION CARD
Dominion®
IMPORTANT: PLEASE SEE REVERSE SIDE FOR INFORMATION ABOUT YOUR VOTING CHOICES.
Dominion Resources, Inc. P.O. Box 26532 Richmond, Virginia 23261
To Employee Savings Plan Participants:
Dominion’s proxy statement explains important matters to be taken up at our Annual Meeting of Shareholders. Please read the proxy statement carefully and instruct the Trustee how to vote your shares.
You can vote by mail, Internet or telephone. When voting by Internet or telephone, follow the prompts that will be presented to record your vote. If you choose to vote by mail, please be sure to mark, date and sign your voting instruction card and return it in the postage-paid envelope. If you choose to vote by Internet or telephone, do not return your voting card by mail.
All voting instructions must be received by 6:00 a.m. Eastern Time on May 5, 2016 to be counted in the final tabulation.
Voting instructions are solicited for the Annual Meeting of Shareholders, to be held May 11, 2016, by the Trustee for the various retirement plans sponsored by Dominion Resources, Inc.
I acknowledge receipt of the Notice of Annual Meeting, Proxy Statement, Summary Annual Report and Form 10-K for the Annual Meeting of Shareholders of Dominion Resources, Inc. I hereby instruct the Trustee to vote the Dominion shares relating to my Plan account at such Annual Meeting as indicated on the reverse side.
This voting instruction card, when properly executed, will be voted as directed. If this card is returned signed with no direction given or is not returned at all, your shares will be voted by the Trustee as directed by an independent fiduciary hired by the Plan Administrator.
All voting instructions will be kept confidential.
, 2016
Signature Date
Vote Your Shares
1 By Phone…
Call toll-free 1-888-693-8683
using a touch-tone phone;
2 By Internet…
Access the Website at
http://www.cesvote.com; or
3 By Mail…
Return your voting instruction card in the
postage-paid envelope provided.
You may view our 2016 Proxy Statement,
2015 Summary Annual Report and 2015
Annual Report on Form 10-K online at
www.dom.com/proxy.

2016 VOTING INSTRUCTION CARD
Dominion Resources, Inc.
The Board of Directors recommends a vote “FOR” each of these director nominees and Items 2-3.
1. Election of Directors. The nominees are:
FOR AGAINST ABSTAIN
01. William P. Barr ☐ ☐ ☐
02. Helen E. Dragas ☐ ☐ ☐
03. James O. Ellis, Jr. ☐ ☐ ☐
04. Thomas F. Farrell II ☐ ☐ ☐
05. John W. Harris ☐ ☐ ☐
06. Mark J. Kington ☐ ☐ ☐
07. Pamela J. Royal, M.D. ☐ ☐ ☐
08. Robert H. Spilman, Jr. ☐ ☐ ☐
09. Michael E. Szymanczyk ☐ ☐ ☐
10. David A. Wollard ☐ ☐ ☐
2. Ratification of Appointment of the Independent Auditors for 2016
☐ FOR ☐ AGAINST ☐ ABSTAIN
3. Advisory Vote on Approval of Executive Compensation (Say on Pay)
☐ FOR ☐ AGAINST ☐ ABSTAIN
The Board of Directors recommends a vote “AGAINST” Items 4-9.
4. Report on Lobbying
☐ FOR ☐ AGAINST ☐ ABSTAIN
5. Report on Potential Impact of Denial of a Certificate for North Anna 3
☐ FOR ☐ AGAINST ☐ ABSTAIN
6. Right to Act by Written Consent
☐ FOR ☐ AGAINST ☐ ABSTAIN
7. Required Nomination of Director with Environmental Expertise
☐ FOR ☐ AGAINST ☐ ABSTAIN
8. Report on the Financial Risks to Dominion Posed by Climate Change
☐ FOR ☐ AGAINST ☐ ABSTAIN
9. Report on Impact of Climate Change Driven Technology Changes
☐ FOR ☐ AGAINST ☐ ABSTAIN
To access future proxy materials and annual reports via Internet only, please check this box.*
IMPORTANT–THIS VOTING INSTRUCTION CARD MUST BE SIGNED AND DATED ON THE REVERSE SIDE.
IF YOU ARE VOTING BY MAIL, please sign and date your voting instruction card on the reverse side and fold and detach card at perforation before mailing in the enclosed envelope.
*By marking this box, you are consenting to receive future Dominion annual reports and proxy statements, including the meeting notice, over the Internet. By making this election, you will save your company the cost of printing these documents and you will help preserve environmental resources.
Participation is voluntary and will remain in effect until you inform us otherwise. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. You will receive notification when annual reports and proxy statements are available for online review. The material will be presented in PDF format and can be read using Adobe Acrobat Reader. If you do not have the latest version of Adobe Acrobat Reader, you can download it free through Dominion’s Internet site.

2016 PROXY CARD
Dominion Resources, Inc.
PO. Box 26532
Richmond, Virginia 23261
Dominion®
This proxy is solicited on behalf of the Board of Directors. The Board of Directors recommends a vote “FOR” the 10 director nominees named in the proxy statement and Items 2-3, and “AGAINST” Items 4-9.
This proxy, when properly executed, will be voted as directed on the reverse side by the undersigned. If this card is returned signed with no direction given, this proxy will be voted “FOR” the 10 director nominees named in the proxy statement and Items 2-3, and “AGAINST” Items 4-9.
Please sign your name on the reverse side of this proxy exactly as it appears at left. When shares are held by joint tenants, both shareholders should sign.
When signing in a representative capacity, please give your representative title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
PLEASE SEE THE REVERSE SIDE OF THIS CARD FOR IMPORTANT VOTING INFORMATION.
PLEASE MARK, SIGN AND MAIL IN THE ENCLOSED ENVELOPE.

2016 PROXY CARD
Dominion Resources, Inc.
PO. Box 26532
Richmond, Virginia 23261
Dominion®
Dominion Resources, Inc.
The Board of Directors recommends a vote “FOR” each of these director nominees and Items 2-3.
1. Election of Directors. The nominees are:
FOR AGAINST ABSTAIN
01. William P. Barr ☐ ☐ ☐
02. Helen E. Dragas ☐ ☐ ☐
03. James O. Ellis, Jr. ☐ ☐ ☐
04. Thomas F. Farrell II ☐ ☐ ☐
05. John W. Harris ☐ ☐ ☐
06. Mark J. Kington ☐ ☐ ☐
07. Pamela J. Royal, M.D. ☐ ☐ ☐
08. Robert H. Spilman, Jr. ☐ ☐ ☐
09. Michael E. Szymanczyk ☐ ☐ ☐
10. David A. Wollard ☐ ☐ ☐
2. Ratification of Appointment of the Independent Auditors for 2016
☐ FOR ☐ AGAINST ☐ ABSTAIN
3. Advisory vote on Approval of Executive Compensation (Say on Pay)
☐ FOR ☐ AGAINST ☐ ABSTAIN
The Board of Directors recommends a vote “AGAINST” Items 4-9.
4. Report on Lobbying
☐ FOR ☐ AGAINST ☐ ABSTAIN
5. Report on Potential Impact of Denial of a Certificate for North Anna 3
☐ FOR ☐ AGAINST ☐ ABSTAIN
6. Right to Act by Written Consent
☐ FOR ☐ AGAINST ☐ ABSTAIN
7. Required Nomination of Director with Environmental Expertise
☐ FOR ☐ AGAINST ☐ ABSTAIN
8. Report on the Financial Risks to Dominion Posed by Climate Change
☐ FOR ☐ AGAINST ☐ ABSTAIN
9. Report on Impact of Climate Change Driven Technology Changes
☐ FOR ☐ AGAINST ☐ ABSTAIN
In their discretion, the proxies are authorized to vote on any matters that properly come before the meeting. The undersigned appoints John W. Harris, David A. Wollard, and Carter M. Reid, or any one of them, with the power of substitution, proxies to vote all shares of the undersigned at the Annual Meeting of Shareholders on May 11, 2016, and at any and all adjournments.
, 2016
Signature Date
, 2016
Signature (if held jointly) Date